       As filed with the Securities and Exchange Commission on December 26, 1996

                                                      Registration No. ____-____
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                                      ----------
                                     FORM SB-2
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                                      ----------
                                 GS FINANCIAL CORP.
--------------------------------------------------------------------------------
          (Name of Small Business Issuer in Its Articles of Incorporation)

                                                                 (Being Applied
   Louisiana                                 6711                      For)
--------------------------------------------------------------------------------
(State or Jurisdiction of       (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

                                   3798 Veterans Boulevard
                                  Metairie, Louisiana  70002
                                        (504) 457-6220
--------------------------------------------------------------------------------
              (Address and Telephone Number of Principal Executive Offices and
                                Principal Place of Business)

                                       Donald C. Scott
                            President and Chief Executive Officer
                                      GS Financial Corp.
                                   3798 Veterans Boulevard
                                 Metairie, Louisiana  70002
                                        (504) 457-6220
--------------------------------------------------------------------------------
                (Name, Address, and Telephone Number of Agent for Service)

                                     Copies to:

         Hugh T. Wilkinson, Esq.                    Martin L. Meyrowitz, Esq.
        Raymond A. Tiernan, Esq.                 Silver, Freedman & Taff, L.L.P.
  Elias, Matz, Tiernan & Herrick L.L.P.  and       1100 New York Avenue, N.W.
    734 15th Street, N.W., 12th Floor                Washington, D.C.  20005
         Washington, D.C.  20005


                                      ----------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                      DOLLAR             PROPOSED           PROPOSED
 TITLE OF EACH CLASS OF               AMOUNT             MAXIMUM            MAXIMUM           AMOUNT OF
   SECURITIES TO BE                   TO BE           OFFERING PRICE       AGGREGATE        REGISTRATION
      REGISTERED                    REGISTERED          PER SHARE      OFFERING PRICE(1)        FEE
---------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                 3,438,500 shares(2)       $10.00            $34,385,000      $10,419.70

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                 GS FINANCIAL CORP.

Cross Reference Sheet Showing Location in the Prospectus of Information Required by Items of Form SB-2

   Registration Statement Item and Caption            Prospectus Headings
   ---------------------------------------            ---------------------

1.   Front of Registration Statement and              Front Cover Page
     Outside Front Cover of Prospectus

2.   Inside Front and Outside Back Cover Pages        Inside Front and
     of Prospectus                                    Outside Back Cover Pages

3.   Summary Information and Risk Factors             Summary; Risk Factors

4.   Use of Proceeds                                  Use of Proceeds

5.   Determination of Offering Price                  The Conversion -- Stock
                                                      Pricing and Number of
                                                      Shares to be Issued

6.   Dilution                                         Not applicable

7.   Selling Security-Holders                         Not applicable

8.   Plan of Distribution                             Front Cover Page; The Conversion -- Subscription Offering; -- Community
                                                      Offering; -- Syndicated Community Offering Prospectus

9.   Legal Proceedings                                Business - Legal Proceedings

10.  Directors, Executive Officers,                   Management of the Company;
     Promoters and Control Persons                    Management of Guaranty Savings

11.  Security Ownership of Certain Beneficial         Proposed Management Purchases
     Owners and Management


12.  Description of Securities                       Restrictions on Acquisition of the Company and
                                                     Guaranty Savings; Description of Capital Stock of the Company

13.  Interests of Named Experts and Counsel          Not applicable

14.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities  Not applicable

15.  Organization Within Last Five Years             Management of Guaranty Savings

16.  Description of Business                         Business; Regulation; Taxation

17.  Management's Discussion and Analysis or         Management's Discussion and Analysis
     Plan of Operation                               of Financial Condition and Results of Operations

18.  Description of Property                         Business - Properties

19.  Certain Relationships and Related Transactions  Management of Guaranty Savings

20.  Market for Common Equity and Related            Market for Common Stock
     Stockholder Matters

21.  Executive Compensation                          Management of the Company;
                                                     Management of Guaranty Savings

22.  Financial Statements                            Statements of Income; Index to Financial Statements

23.  Changes in and Disagreements With Accountants   Experts
     on Accounting and Financial Disclosure


PROSPECTUS



                                 GS FINANCIAL CORP.

     (Proposed Holding Company for Guaranty Savings and Homestead Association)
               2,990,000 Shares (Anticipated Maximum) of Common Stock
                                  $10.00 per Share


    GS Financial Corp. (the "Company"), a Louisiana corporation, is offering up to 2,990,000 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Guaranty Savings and Homestead Association ("Guaranty Savings" or the "Association") from a Louisiana-chartered mutual association to a Louisiana-chartered stock association pursuant to the Association's plan of conversion (the "Plan" or "Plan of Conversion"). Under certain circumstances, the Company may increase the amount of Common Stock offered hereby to up to 3,438,500 shares. The simultaneous conversion of the Association to stock form, the issuance of the Association's stock to the Company and the offer and sale of the Common Stock by the Company are referred to herein as the "Conversion."

    Nontransferable rights to subscribe for the Common Stock have been granted, in order of priority, to (i) certain depositors of Guaranty Savings,
(ii) the Company's Employee Stock Ownership Plan ("ESOP"), (iii) certain other depositors and borrowers of the Association, and (iv) directors, officers and employees of the Association, subject to the limitations described herein (the "Subscription Offering"). Commencing concurrently with the Subscription Offering, and subject to the other limitations described herein, the Company is offering the shares of Common Stock not subscribed for in the Subscription Offering, if any, for sale in a community offering (the "Community Offering"). If necessary, any shares of Common Stock not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public on a best efforts basis by a selling group of broker-dealers managed by Charles Webb & Company ("Webb"), a division of Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette"), in a syndicated community offering (the "Syndicated Community Offering"). (The Subscription Offering, Community Offering and Syndicated Community Offering are referred to collectively as the "Offerings"). The purchase price in the Offerings is $10.00 per share (the "Purchase Price").

    With the exception of the ESOP, the maximum amount that any person may purchase in any particular priority category in the Offerings is generally limited to 25,000 shares of Common Stock (subject to adjustment). No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 70,000 shares of Common Stock in the Conversion (subject to adjustment). The minimum purchase is 25 shares. See "The Conversion - Limitations on Common Stock Purchases."

    THE SUBSCRIPTION OFFERING WILL CLOSE AT 12:00 NOON, CENTRAL TIME, ON _______ __, 199_ (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE COMPANY AND THE ASSOCIATION, WITH REGULATORY APPROVAL IF NECESSARY, AS WILL THE CONCURRENT COMMUNITY OFFERING UNLESS EXTENDED. THE COMMUNITY OFFERING OR ANY SYNDICATED COMMUNITY OFFERING MUST BE COMPLETED WITHIN 45 DAYS AFTER THE CLOSE OF THE SUBSCRIPTION OFFERING, OR _______ __, 199_, UNLESS EXTENDED BY THE COMPANY AND THE ASSOCIATION, WITH REGULATORY APPROVAL IF NECESSARY. No single extension can exceed 90 days, and the extensions may not go beyond ________ __, 1998. Orders submitted are irrevocable until the completion of the Conversion; provided that, if the Conversion is not completed within the 45-day period referred to above, unless such period has been extended, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. Any extension of the Offerings will be conducted in accordance with the terms described herein. See
"The Conversion - Subscription Offering and Subscription Rights."

    THE COMPANY HAS APPLIED TO THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. TO HAVE ITS COMMON STOCK QUOTED ON THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AUTOMATED QUOTATIONS ("NASDAQ") NATIONAL MARKET UNDER THE SYMBOL "___." PRIOR TO THE OFFERINGS, THERE HAS NOT BEEN A PUBLIC MARKET FOR THE COMMON STOCK, AND THERE CAN BE NO ASSURANCE THAT AN ACTIVE AND LIQUID TRADING MARKET FOR THE COMMON STOCK WILL DEVELOP OR THAT THE COMMON STOCK WILL TRADE AT OR ABOVE THE PURCHASE PRICE IN THE OFFERINGS. SEE "MARKET FOR COMMON STOCK."


    FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK SALES CENTER AT
(504) ___-____. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" AT PAGE 13 HEREOF.

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT
              SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR STATE SECUR-
               ITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR
                 OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                        THE CONTRARY IS A CRIMINAL OFFENSE.

                                                     Estimated
                                                  Underwriting       Estimated
                                Subscription     Fees and Other        Net
                                  Price(1)          Expenses(2)    Proceeds(3)
                               -------------    ----------------   -------------
Minimum Per Share                   $10.00             $0.33           $9.67
Midpoint Per Share                  $10.00             $0.30           $9.70
Maximum Per Share                   $10.00             $0.28           $9.72
Maximum Per Share, as adjusted      $10.00             $0.24           $9.76
Total Minimum(1)                  $22,100,000        $727.815       $21,372,185
Total Midpoint(1)                 $26,000,000        $781,635       $25,218,365
Total Maximum(1)                  $29,900,000        $825,000       $29,075,000
Total Maximum, as adjusted(4)     $34,385,000        $825,000       $33,560,000


(1) Determined in accordance with an independent appraisal prepared by RP Financial, LC ("RP Financial") dated December 20, 1996, which states that the estimated pro forma market value of the Common Stock ranged from $22,100,000 to $29,900,000 (the "Estimated Valuation Range"), or between 2,210,000 and 2,990,000 shares of Common Stock at the Purchase Price. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

(2) Consists of the estimated costs to the Association and the Company arising from the Conversion, including estimated fixed expenses of $450,000 and fees to be paid to Webb in connection with the Subscription and Community Offerings, which fees are estimated to be $277,815, $331,635, $375,000 and $375,000 at the minimum, mid-point, maximum and maximum, as adjusted. Webb is not obligated to purchase any shares of Common Stock in the Offerings. Such fees paid to Webb may be deemed to be underwriting fees. See "The Conversion - Marketing Arrangements." The actual fees and expenses may vary from the estimates.

(3) Actual net proceeds may vary substantially from estimated amounts. Includes the purchase of shares of Common Stock by the ESOP, which initially will be deducted from the Company's stockholders' equity. For the effects of such purchase, see "Capitalization" and "Pro Forma Data."

(4) Reflects a 15% increase in the Estimated Valuation Range, which may occur without a resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions prior to completion of the Conversion or to fill the order of the ESOP.
                             _________________________

                               CHARLES WEBB & COMPANY
                    A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.
                             _________________________

                  The date of this Prospectus is ______ __, 199_.

                         MAP of Registrant's market area produced here.

SUMMARY

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION REGARDING THE ASSOCIATION AND THE FINANCIAL STATEMENTS OF THE ASSOCIATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

GS FINANCIAL CORP.

     GS Financial Corp. is a Louisiana corporation organized in December 1996 by the Association for the purpose of becoming a unitary holding company of the Association. The Company will purchase all of the capital stock of the Association to be issued in the Conversion in exchange for 50% of the net Conversion proceeds and will retain the remaining 50% of the net proceeds as its initial capitalization. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Association, the Company's loan to the ESOP, and the remainder of the net Conversion proceeds retained by the Company. The business and management of the Company initially will consist primarily of the business and management of the Association. Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Association. At the present time, the Company does not intend to employ any persons other than officers of the Association, and the Company will utilize the support staff of the Association from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future. See "Business" and "Management of the Company."

     The Company's executive office is located at the home office of the Association at 3798 Veterans Boulevard, Metairie, Louisiana 70002, and its telephone number is (504) 457-6220.

GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION

     Guaranty Savings is a Louisiana-chartered mutual savings and loan association that was originally formed in 1937. Guaranty Savings conducts business from its main office in Metairie, Louisiana and branch offices in New Orleans and Mandeville, Louisiana. At September 30, 1996, Guaranty Savings had $86.5 million of total assets, $62.0 million of total liabilities, including $60.5 million of deposits, and $23.8 million of retained earnings (representing 27.5% of total assets).

     Guaranty Savings is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans for portfolio secured primarily by one-to four-family residences located in the New Orleans, Louisiana metropolitan area. At September 30, 1996, Guaranty Savings' net loans receivable totalled $43.1 million or 49.8% of total assets. Conventional first mortgage, one- to four-family residential loans (excluding construction loans) amounted to $41.4 million, or 95.4%, of the Association's total loan portfolio at September 30, 1996. To a much lesser extent, Guaranty Savings also originates consumer loans and construction loans and, on occasion, commercial real estate loans and consumer loans.

     Guaranty Savings is a traditional, community-oriented savings institution which emphasizes a conservative approach to its operations. The Association generally has concentrated on building its capital base and maintaining superior asset quality. In pursuit of these goals, Guaranty Savings has adopted a business strategy that emphasizes offering a limited array of loan and deposit products. In recent periods the Association has experienced limited growth, with its net loans increasing by $2.4 million, or 5.8%, from December 31, 1993 to September 30, 1996. Certain aspects of the Association's business strategy are briefly noted below.

     - CAPITAL POSITION. As of September 30, 1996, the Association had retained earnings of $23.8 million and exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 27.8%, 27.8% and 80.1%, respectively, as compared to the minimum requirements of 1.5%, 3.0% and 8.0%, respectively. As a result of its highly capitalized position, the Association's return on average assets historically has been below industry standards. The Association's return on average assets was 0.57% and 1.00%, respectively, for the nine months ended September 30, 1996 and year ended December 31, 1995. As a result of the Conversion, the Association's capital will be further increased. See "Risk Factors - Potential Low Return on Equity Following the Conversion: Uncertainty as to Future Growth Opportunities," "Regulatory Capital" and "Regulation - The Association - Regulatory Capital Requirements."

     - PROFITABILITY. The Association reported net income of $365,000 for the nine months ended September 30, 1996, compared to $858,000 for the comparable period in 1995. The primary reason for the decline in net income during the 1996 period compared to the 1995 period was $413,000, pre-tax, in a one time assessment to recapitalize the Savings Association Insurance Fund ("SAIF"). The Association reported net income of $872,000, $994,000 and $1.3 million for 1995, 1994 and 1993, respectively. Subsequent to the Conversion, the Association's profitability will be affected by, among other things, the imposition of a shares tax and franchise tax by the state of Louisiana and increased compensation expenses. See "Risk Factors - Potential Increased Compensation Expense After the Conversion," "Pro Forma Data" and "Taxation - State Taxation." See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     - ASSET QUALITY. Management believes that good asset quality is important to the Association's long-term profitability. The Association's total nonperforming assets, which consist of non-accruing loans and net real estate owned ("REO"), amounted to $316,000, or .73%, of total assets at September 30, 1996. At September 30, 1996, the Association's allowance for loan losses amounted to $337,000 or 106.7% of total nonperforming loans. See "Business - Asset Quality."

     - COMMUNITY ORIENTATION. The Association is committed to meeting the financial needs of the communities in which it operates. Management believes that the size of the Association permits it to be able to provide superior customer service on a personalized and efficient basis. At September 30, 1996, substantially all of the Association's deposits and loans were to residents of its primary market area. The Association intends to continue its practice of investing in loans and obtaining deposits from residents of its primary market area.

     The Association is subject to examination and comprehensive regulation by the Louisiana Office of Financial Institutions ("OFI"), which is the Association's chartering authority, and by the Office of Thrift Supervision ("OTS"), which is the Association's primary federal regulator. The Association is also regulated by the Federal Deposit Insurance Corporation ("FDIC"), the administrator of the SAIF. The Association is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("FRB") and is a member of the Federal Home Loan Bank ("FHLB") of Dallas, which is one of the 12 regional banks comprising the FHLB System.

     Guaranty Savings' executive office is located at 3798 Veterans Boulevard, Metairie, Louisiana 70002, and its telephone number is (504) 457-6220.

THE CONVERSION AND THE OFFERINGS

     On October 10, 1996, the Board of Directors of the Association adopted the Plan of Conversion pursuant to which the Association is converting from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association, all the common stock of which will be acquired by the Company in exchange for 50% of the net Conversion proceeds. The other 50% of the net Conversion proceeds will be retained by the Company. The Conversion is subject to OTS and OFI approval, which have been conditionally received, and is subject to approval of the Association's members at a special meeting to be held for this purpose on ______ __, 199_. In addition, the Company has received the conditional approval of the OTS and the OFI to become a savings and loan holding company and as such will be subject to regulation by the OTS. See "Use of Proceeds" and "The Conversion - General." By converting to the stock form of organization, the Association will be structured in the form used by many other savings institutions, commercial banks and other business entities.
See "The Conversion - Purposes of Conversion."

     Pursuant to the Plan and in connection with the Conversion, the Company is offering up to 2,990,000 shares of Common Stock in the Subscription Offering, the concurrent Community Offering and, if necessary, in a Syndicated Community Offering. The Common Stock is first being offered in the Subscription Offering with nontransferable subscription rights being granted, in the following order of priority, to (i) depositors of the Association with account balances of $50.00 or more as of the close of business on September 30, 1995 ("Eligible Account Holders"), (ii) the ESOP,
(iii) depositors of the Association with account balances of $50.00 or more as of the close of business on ________ __, 1996 ("Supplemental Eligible Account Holders"), (iv) depositors and borrowers of the Association as of the close of business on ________ __, 199_ (other than Eligible Account Holders and Supplemental Eligible Account Holders), ("Other Members"), and (v) directors, officers and employees of the Association. SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED BY 12:00 NOON, CENTRAL TIME, ON ________ __, 199_, UNLESS EXTENDED.

     Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering is being offered concurrently in the Community Offering to certain members of the general public to whom a copy of this Prospectus is delivered, with preference given to natural persons residing in Orleans, St. Tammany and Jefferson Parishes, Louisiana. It is anticipated that shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public in a Syndicated Community Offering. The Company and the Association reserve the absolute right to reject or accept any orders in the Community Offering or the Syndicated Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date or any extension thereof.

     Payments for subscriptions made by cash, check or money order will be placed in a segregated account at the Association and will earn interest at the Association's passbook rate (______% as of the date of this Prospectus) from the date of receipt until the Conversion is completed or terminated. Payments authorized by withdrawal from deposit accounts at the Association will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. If a withdrawal is authorized to fund the purchase of Common Stock, the funds will be withdrawn upon consummation of the Conversion without penalty.

     The Company and the Association have retained Webb as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions in the Offerings. Webb may also manage a selling group of broker-dealers in the Syndicated Community Offering to facilitate the Offerings. Webb is not obligated to take or purchase any shares of Common Stock in the Offerings. See "The Conversion - Subscription Offering and Subscription Rights," "- Community Offering" and "- Marketing Arrangements."

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS

     Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that the purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares.
See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares." SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE AND PERSONS FOUND TO BE ATTEMPTING TO TRANSFER SUBSCRIPTION

RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS. The Company and the Association will refer to the OTS any situations that they believe may involve a transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

PURCHASE LIMITATIONS

     With the exception of the ESOP, which intends to purchase up to an aggregate of 8% of the number of shares of Common Stock issued in the Conversion, or 176,800 shares and 239,200 shares at the minimum and maximum of the Estimated Valuation Range, respectively, the maximum amount that any person may purchase in any priority category in the Subscription Offering, as well as in the Community Offering and any Syndicated Community Offering, is generally limited to 25,000 shares of Common Stock. No person, together with associates of or persons acting in concert with such person, may purchase in the aggregate more than 70,000 shares of Common Stock sold in the Conversion. For a definition of the terms "associate" and "acting in concert," see "The Conversion - Limitations on Common Stock Purchases." At any time during the Offerings, and without further approval by the members of the Association, the Company and the Association may, in their sole discretion, increase the individual purchase limitations up to 5% of the shares offered (149,500 shares at the maximum of the Estimated Valuation Range). If a purchase limitation is increased, persons who submitted an order for 25,000 shares of Common Stock will be given the opportunity to increase their order. The purchase limitations may also be decreased to as low as 1% of the shares offered (22,100 shares at the minimum of the Estimated Valuation Range). In the event of a decrease in the purchase limitation, any orders in excess of the revised purchase limitation will be reduced to the extent necessary. The minimum purchase is 25 shares. See "The Conversion - Limitations on Common Stock Purchases." In the event of an oversubscription, shares will be allocated in accordance with the Plan as described in "The Conversion - Subscription Offering and Subscription Rights" and "- Community Offering."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

     Federal regulations require the aggregate purchase price of the Common Stock to be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following the Conversion. RP Financial, an independent appraiser, has advised the Association that, in its opinion, dated December 20, 1996, the Estimated Valuation Range ranged from $22,100,000 to $29,900,000, with a midpoint of $26,000,000. THIS APPRAISAL
OF THE COMMON STOCK IS NOT INTENDED AND SHOULD NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH STOCK, NOR CAN ANY ASSURANCE BE GIVEN THAT PURCHASERS OF THE COMMON STOCK WILL BE ABLE TO SELL SUCH SHARES AFTER THE CONVERSION AT OR ABOVE THE PURCHASE PRICE.

     All shares of Common Stock issued in the Conversion will be sold at the Purchase Price of $10.00 per share, which was established by the Boards of Directors of the Company and the Association. The actual number of shares to be issued in the Conversion will be determined by the Company and the Association based upon the final updated valuation of the estimated pro forma market value of the Common Stock, giving effect to the Conversion, at the completion of the Offerings. The number of shares of Common Stock to be issued is expected to range from a minimum of 2,210,000 shares to a maximum of 2,990,000 shares. Subject to approval of the OTS and the OFI, the Estimated Valuation Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Conversion or to fill the order of the ESOP, and under such circumstances the Company and the Association may increase or decrease the number of shares of Common Stock to be issued in the Conversion. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are less than the minimum or more than 15% above the maximum of the current Estimated Valuation Range. An affirmative response to any resolicitation must be received by the Association in order to confirm subscriptions. In connection with a resolicitation, to the extent that subscriptions are cancelled, rescinded or reduced, all funds delivered to the Company or the Association will be promptly returned with interest earned from the date of receipt, and withdrawal authorizations will be reduced or cancelled. See "Pro Forma Data," "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

BENEFITS OF CONVERSION TO OFFICERS AND DIRECTORS

     GENERAL. In connection with the Conversion, the Company's directors and executive officers as a group (11 persons) have proposed to purchase 181,100 shares of Common Stock, or 8.2% and 6.1% of the Common Stock at the minimum and maximum of the Estimated Valuation Range, respectively.

     THE ESOP. The Company has adopted the ESOP, a tax-qualified benefit plan for officers and employees of the Company and the Association, which intends to purchase 8% of the shares of Common Stock offered in the Conversion, or 176,800 shares ($1,768,000) and 239,200 shares ($2,392,000) at the minimum and maximum of the Estimated Valuation Range, respectively. The Company intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase such shares. See "Management of the Company - Benefits - Employee Stock Ownership Plan."

     STOCK OPTION PLAN. Following consummation of the Conversion, the Company intends to adopt a stock option plan for the benefit of the directors, officers and employees of the Company and the Association (the "Stock Option Plan"), pursuant to which the Company intends to reserve a number of shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Conversion (299,000 shares at the maximum of the Estimated Valuation Range) for issuance pursuant to stock options and stock appreciation rights. The Stock Option Plan will not be implemented prior to the receipt of stockholder approval of the plan. It is currently expected that 30% of the shares available under the Stock Option Plan will be granted to non-employee directors. With each non-employee director receiving an option for the same number of shares, in which event options for a total of approximately 12,814 shares would be granted to each of the seven non-employee directors if the amount of Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. In addition, it is currently expected that stock options will be granted to Messrs. Donald C. Scott, President and Chief Executive Officer of the Company and the Association, Bruce A. Scott, Executive Vice President of the Company and the Association, Ralph E. Weber, Vice President of the Company and the Association, and Ms. Lettie Ruffin Moll, Vice President and Secretary of the Company and the Association, although no determination has been made at this time as to the amount of such stock options. The Stock Option Plan will provide that no officer would be able to receive a stock option for more than 25% of the shares available under the Stock Option Plan, or 74,750 shares if the amount of Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. See "Management of the Company - Benefits -Stock Option Plan."

     RECOGNITION AND RETENTION PLAN. Following consummation of the Conversion, the Company intends to adopt a recognition and retention plan for the benefit of the directors, officers and employees of the Company and the Association (the "Recognition Plan" or "RRP"). The Recognition Plan will not be implemented prior to the receipt of stockholder approval of the plan. It is expected that the Recognition Plan will be submitted to stockholders for approval at the same time as the Stock Option Plan. Upon the receipt of such approval, the Recognition Plan is expected to purchase a number of shares of Common Stock either from the Company or in the open market equal to an aggregate of 4% of the Common Stock issued in the Conversion (119,600 shares or $1,196,000 at the maximum of the Estimated Valuation Range). It is currently expected that 30% of the shares available under the Recognition Plan will be granted to non-employee directors with each non-employee director receiving an award for the same number of shares, in which event awards for a total of approximately 5,125 shares would be granted to each of the seven non-employee directors if the amount of Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. In addition, it is currently expected that awards will be granted to Messrs. Donald Scott, Bruce A. Scott, Ralph E. Weber and Ms. Lettie Ruffin Moll, although no determination has been made at this time as to the amount of such awards. The Recognition Plan will provide that no officer would be able to receive an award for more than 25% of the shares available under the Recognition Plan, or 29,900 shares ($299,000) if the amount of Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. See "Management of the Company - Benefits - Recognition Plan."

     Employment Agreements. Upon consummation of the Conversion, the Company and the Association intend to enter into three-year employment agreements with Messrs. Donald Scott and Bruce Scott. If the employment of such officers is terminated as a result of a change in control of the Company, Messrs. Donald Scott and Bruce Scott would each be entitled to a cash severance amount equal to three times his average annual compensation over his most recent five taxable years. At least 30 days prior to each annual anniversary date of the employment agreement, the Boards of Directors of the Company and the Association shall determine whether or not to extend the term of the agreements for an additional one year. See "Management of the Association - Employment Agreements."

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

     To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Company and the Association will accept for processing only orders submitted on original order forms. Copies of order forms will not be accepted nor will order forms unaccompanied by an executed certification form. Payment by check, money order, cash or debit authorization to an existing account at Guaranty Savings must accompany the order form. No wire transfers will be accepted.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the close of business on the Eligibility Record Date (September 30, 1995) or the Supplemental Eligibility Record Date (_______ __, 199_), and/or depositors and borrowers as of the close of business on the Voting Record Date, _______ __, 1997, must list all accounts on the stock order form giving all names on each account and the account numbers. See "The Conversion - Procedure for Purchasing Shares in the Offerings."

USE OF PROCEEDS

     The net proceeds from the sale of Common Stock in the Conversion are estimated to be between $21.4 million and $29.1 million ($33.6 million assuming a 15% increase in the Estimated Valuation Range), depending on the number of shares sold and the expenses of the Conversion. See "Pro Forma Data." The Company will purchase all of the capital stock of the Association to be issued in the Conversion in exchange for 50% of the net Conversion proceeds and will retain the remaining 50% of the net proceeds as its initial capitalization. The Company intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock. The amount of the loan is expected to be between $1,768,000 and $2,392,000 at the minimum and maximum of the Estimated Valuation Range, respectively. See "Management of the Company - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by the Company initially may be used to invest in U.S. Government and federal agency securities of various maturities, investment securities, mortgage-backed securities, deposits in either the Association or other financial institutions, or a combination thereof. Ultimately, the portion of net proceeds retained by the Company may be used to support the Association's lending activities, to support the future expansion of operations through establishment of additional branch offices or other customer facilities, acquisitions of other financial service organizations, such as other savings institutions and commercial banks, or diversification into other related businesses, including, possibly, the insurance business (although no such transactions are specifically being considered at this time), and for other business and investment purposes, including the payment of regular cash dividends and possible repurchases of the Company's Common Stock. See "Dividend Policy." Funds contributed to the Association from the Company will be used for general business purposes. The proceeds will be used to support the Association's lending and investment activities and thereby enhance the Association's capabilities to serve the borrowing and other financial needs of the communities it serves. See "Use of Proceeds."

DIVIDENDS

     Following consummation of the Conversion, the Board of Directors of the Company intends to consider implementation of a policy of paying quarterly cash dividends on the Common Stock. However, there has been no determination made at this point in time as to the initial rate of dividend, if any, to be paid on the Common Stock. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Association, capital requirements, the Company's and the Association's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. There can be no assurances that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. For a more detailed discussion of the factors that may affect the payment of dividends, see "Dividend Policy."

MARKET FOR COMMON STOCK

     The Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. The Company [HAS APPLIED] to have the Common Stock listed on the Nasdaq National Market under the symbol "_______." Keefe, Bruyette has indicated its intention to act as a market maker in the Common Stock following the consummation of the Conversion, depending on trading volume and subject to compliance with applicable laws and regulatory requirements. Furthermore, Webb has agreed to use its best efforts to assist the Company in obtaining additional market makers for the Common Stock. No assurance can be given that an active and liquid trading market for the Common Stock will develop. Further, no assurance can be given that purchasers will be able to sell their shares at or above the Purchase Price after the Conversion. See "Risk Factors -- Absence of Market for the Common Stock" and "Market for Common Stock."

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors, including, among other factors, the potential effects of changes in interest rates and the current interest rate environment, the potential for a low return on equity following the Conversion and the uncertainty as to future growth opportunities, competition, the Association's geographic concentration of loans, certain anti-takeover provisions, recent legislation affecting the deduction for bad debt reserves, regulatory oversights, the absence of a market for the Common Stock, a possible increase in the number of shares issued in the Conversion, the possible dilutive effect of the issuance of additional shares of Common Stock, potential increased compensation expenses after the Conversion and possible adverse tax consequences of the distribution of subscription rights to purchase the Common Stock.

                         SELECTED FINANCIAL AND OTHER DATA

     The selected financial and other data of Guaranty Savings set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Financial Statements and related Notes, appearing elsewhere herein. The data at December 31, 1995, 1994 and 1993 and for the years then ended has been derived from audited consolidated financial statements of the Association, including the audited Consolidated Financial Statements and related Notes included elsewhere herein. The data at September 30, 1996 and for the nine months ended September 30, 1996 and 1995 has been derived from the unaudited Consolidated Financial Statements and the related Notes included elsewhere herein. The results of operations and other data for the nine months ended September 30, 1996, are not necessarily indicative of the results of operations which may be expected for the fiscal year ending December 31, 1996.



                            At September 30,       At December 31,
                                               ------------------------
                                 1996 (1)      1995      1994      1993
                            ----------------   ----      ----      ----
                                         (Dollars in Thousands)


SELECTED FINANCIAL DATA:
Total assets                       $86,521   $86,040   $88,250   $90,100
Cash and cash equivalents            8,698     2,355     2,620     2,883
Investment securities               23,068    33,360    35,496    37,798
Mortgage-backed securities           7,299     6,367     6,063     6,112
Loans receivable, net               43,058    39,888    40,042    40,679
Deposits                            60,495    60,945    64,642    67,432
Retained earnings,
 substantially restricted           23,822    23,457    22,585    21,591
Full service offices                     3         3         3         3




                              Nine Months Ended
                                September 30,          Year Ended December 31,
                              -----------------      -------------------------
                              1996(1)    1995(1)     1995      1994      1993
                              -------    -------     ----      ----      ----
                                           (Dollars in Thousands)


SELECTED OPERATING DATA:
Total interest income          $4,560     $4,724      $6,260    $6,035   $6,327
Total interest expense          1,963      2,007       2,664     2,408    2,385
                                -----      -----       -----     -----    -----
Net interest income             2,597      2,717       3,596     3,626    3,942
Provision for loan losses          14        --           12        21       98
                               ------     ------      ------    ------   ------

Net interest income after
  provision for loan losses     2,583      2,717       3,584     3,606    3,844
Other income                      (35)        46          63       109      147
Other expenses                  1,938(2)   1,465       2,295     2,191    1,994
                                -----      -----       -----     -----    -----

Income before Federal
 income tax expense               610      1,298       1,352     1,524    1,997
Income tax expense                245        440         480       529      722
                                -----      -----       -----     -----    -----

Net income                     $  365     $  858      $  872    $  994   $1,275
                               ------     ------      ------    ------   ------
                               ------     ------      ------    ------   ------

SELECTED OPERATING RATIOS(3):
Average yield on
 interest-earning assets         7.47%      7.54%       7.52%     6.97%    7.26%

Average rate on  interest-
 bearing liabilities             4.36       4.26        4.27      3.62     3.52

Average interest rate
 spread(4)                       3.11       3.28        3.25      3.35     3.74

Net interest margin(4)           4.26       4.34        4.32      4.19     4.52

Interest-earning assets
 as a percent of interest-
 bearing liabilities           135.61     132.92      133.39    130.39   128.78
Net interest income after
 provision for loan losses
 as a percent of noninterest
 expense                       133.28     185.46      156.17    164.58   192.77
Noninterest expense as a
 percent of average assets       3.01(2)    2.23        2.63      2.43     2.21

Return on average assets         0.57       1.31        1.00      1.10     1.42
Return on average equity         1.99       4.88        3.70      4.41     6.02
Average equity as a percent
 of average assets              28.50      26.76       26.99     25.02    23.54





                             At or For the Nine Months        At or For the
                                Ended September 30,     Year Ended December 31,
                             -------------------------  -----------------------

                                  1996      1995        1995      1994     1993
                                  ----      ----        ----      ----     ----


ASSET QUALITY RATIOS(5):
Nonperforming loans as a
 percent of total loans
 receivable(6)                    0.73%     0.57        0.51%     0.49%    1.23%

Nonperforming assets as a
 percent of total assets(6)       0.37      0.27        0.27      0.27     0.60
Allowance for loan losses
 as a percent of total
 loans receivable                 0.78      0.83        0.80      0.85     0.90
Allowance for loan losses as
 a percent of nonperforming
 loans                          106.65    145.65      156.80    175.13    73.12
Net charge-offs as a percent
 of average loans receivable      --        0.03        0.08      0.15     0.11

CAPITAL RATIOS(5):
Tangible capital ratio           27.79%    27.09%      27.35%    25.90%   24.30%
Core capital ratio               27.79     27.09       27.35     25.90    24.30
Risk-based capital ratio         80.10     91.72       93.60     90.00    89.40


----------
(1) In the opinion of management, financial information at September 30, 1996 and for the nine months ended September 30, 1996 and 1995 reflects all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results of such interim periods.

(2) Includes $413,000, pre-tax, of a one-time assessment to recapitalize the SAIF. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Exclusive of such one-time assessment, the ratio of noninterest expense to average assets would have been 2.37% for the nine months ended September 30, 1996.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(4) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Asset Quality Ratios and Capital Ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6) Nonperforming assets consist of non-accruing loans, net REO and net non-accruing investment securities. Non-accruing loans consist of loans which are 90 days or more past due, while REO consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and in-substance foreclosures.
    Nonperforming assets totalled $316,093 at September 30, 1996. At September 30, 1996, the Association had no troubled debt restructurings. See "Business - Asset Quality."

                                    RISK FACTORS

    THE FOLLOWING RISK FACTORS, IN ADDITION TO THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED BY INVESTORS IN DECIDING WHETHER TO PURCHASE THE COMMON STOCK OFFERED HEREBY.

POTENTIAL EFFECTS OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT

    The operations of the Association are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Association's earnings are affected by changes in market interest rates, and other economic factors beyond its control. The Association's average interest rate spread decreased from 3.35% for 1994 to 3.25% for 1995 to 3.11% for the nine months ended September 30, 1996. Continued declines in the Association's average interest rate spread could adversely affect the Association's net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

    If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. The Association attempts to reduce the vulnerability of its operations to changes in interest rates by maintaining significant amounts of capital and liquid assets. Based upon certain repricing assumptions, the Association's interest-earning liabilities repricing or maturing within one year exceeded its interest-bearing assets with similar characteristics by $14.2 million or 16.5% of total assets. Accordingly, a decrease in interest rates generally would result in a decrease in the Association's average interest rate spread and net interest income. During the first nine months of 1996, the average yield on the Association's total interest-earning assets decreased by five basis points, while the average rate paid on its total interest-bearing liabilities increased by nine basis points. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

    In addition to affecting interest income and expense, changes in interest rates also can affect the market value of the Association's interest-earning assets. Generally, the market value of fixed-rate instruments fluctuates inversely with changes in interest rates. The Association's mortgage-backed securities held to maturity had an aggregate carrying value and market value of $7.3 million and $7.0 million, respectively, at September 30, 1996. The market value is less than the carrying value due to the below market yields on the securities. While the Association should ultimately receive the entire principal balance of these securities by holding them to maturity, the below market yields will result in the Association recognizing less interest income over the remaining life of these securities than would be recognized if these securities had yields at current market rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

    The OTS has implemented an interest rate risk component into its risk-based capital rules, which is designed to calculate on a quarterly basis the extent to which the value of an institution's assets and liabilities would change if interest rates increase or decrease. If the net portfolio value of an institution would decline by more than 2% of the estimated market value of the institution's assets in the event of a 200 basis point increase or decrease in interest rates, then the institution is deemed to be subject to a greater than "normal" interest rate risk and must deduct from its capital 50% of the amount by which the decline in net portfolio value exceeds 2% of the estimated market value of the institution's assets, as of an effective date to be determined. As of September 30, 1996, if interest rates increased or decreased by 200 basis points, the Association's net portfolio value would actually decrease by 10.82% and increase by 6.47%, respectively, of the estimated market value of the Association's assets, as calculated by the OTS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

    Changes in interest rates also can affect the average life of loans and mortgage-related securities. Decreases in interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Association is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See "Business - Lending Activities."

POTENTIAL LOW RETURN ON EQUITY FOLLOWING THE CONVERSION; UNCERTAINTY AS TO FUTURE GROWTH OPPORTUNITIES

    At September 30, 1996, the Association's ratio of equity to assets was 28.3%. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of September 30, 1996, assuming the sale of Common Stock at the midpoint of the Estimated Valuation Range, the Company's ratio of equity to assets would be ____%. The Company's ability to leverage this capital will be significantly affected by industry competition for loans and deposits. The Company currently anticipates that it will take time to prudently deploy such capital. As a result, the Company's return on equity initially is expected to be below the industry average after the Conversion.

    In an effort to fully deploy post-Conversion capital, in addition to attempting to increase its loan and deposit growth, the Company may seek to expand its banking franchise by acquiring other financial institutions or branches in the Association's market area. The Company's ability to grow through selective acquisitions of other financial institutions or branches of such institutions will be dependent on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Company will be able to generate internal growth or to identify attractive acquisition candidates, acquire such candidates on favorable terms or successfully integrate any acquired institutions or branches into the Company. Neither the Company nor the Association has any specific plans, arrangements or understandings regarding any such expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition.

STRONG COMPETITION WITHIN THE ASSOCIATION'S MARKET AREA

    Competition in the banking and financial services industry is intense.
In its market area, the Association competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Association and may offer certain services that the Association does not or cannot provide. The profitability of the Association depends upon its continued ability to successfully compete in its market area.

GEOGRAPHIC CONCENTRATION OF LOANS

    The Association's market area consists of Orleans, St. Tammany and Jefferson Parishes in the New Orleans, Louisiana metropolitan statistical area. The Association's real estate loans are primarily secured by properties located in its market area, and all of the Association's loans are primarily made to residents of its market area. Accordingly, the asset quality of the Association's loan portfolio is highly dependent upon the economy and the unemployment rate in its market area. While the local economy has stabilized in recent years, there is still a significant degree of volatility in the local economy due to a continued heavy reliance on the petroleum industry and related industries. No assurance can be given that downturns in the economy in the Association's market area, due to the oil and gas industry or otherwise, may not adversely affect the Association's operations in the future. See "Business - Market Area."

CERTAIN ANTI-TAKEOVER PROVISIONS

    PROVISIONS IN THE COMPANY'S GOVERNING INSTRUMENTS AND LOUISIANA LAW. Certain provisions of the Company's Articles of Incorporation and Bylaws, as well as certain provisions in Louisiana law, will assist the Company in maintaining its status as an independent publicly owned corporation. Provisions in the Company's Articles of Incorporation and Bylaws provide for, among other things, a 75% supermajority vote requirement to remove directors without cause and to amend various provisions in the Articles of Incorporation and Bylaws, a staggered board of directors, noncumulative voting for directors, limits on the calling of special meetings and, for a period of five years following the Conversion, limits on acquiring voting shares in excess of 10% of the outstanding Common Stock. Provisions under Louisiana law applicable to the Company, among other things, establish certain uniform price provisions for certain business combinations and provide that persons who acquire more than 20% of the outstanding voting stock may not vote such shares unless the disinterested stockholders approve such shares having voting rights. The above provisions may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. Based on the proposed purchases of directors and executive officers in the Conversion, the shares to be acquired by the ESOP, and the proposed purchase of shares by the Recognition Plan assuming stockholder approval is received, the directors and officers may be in a position to block certain transactions requiring a supermajority vote, even if a majority of the stockholders believe such transactions are in their best interests. See "Restrictions on Acquisition of the Company and the Association."

    VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and executive officers of the Company expect to purchase approximately 8.2% or 6.1% of the shares of Common Stock outstanding based upon the minimum and the maximum of the Estimated Valuation Range, respectively. See "Proposed Management Purchases." The directors who act as trustees of the ESOP are also expected to immediately control the voting of 8% of the shares of Common Stock issued in the Conversion through the ESOP, at least until an allocation has been made under the ESOP. Under the terms of the ESOP, after an allocation has been made, the unallocated shares will be voted by the trustees in the same proportion as the allocated shares are voted by the ESOP participants.

    The Company intends to seek stockholder approval of the Company's proposed Recognition Plan, which is a non-tax-qualified restricted stock plan for the benefit of directors, officers and employees of the Company and the Association. Assuming the receipt of stockholder approval, which stockholder approval cannot be obtained earlier than six months following the Conversion pursuant to regulations of the OTS, the Company expects to acquire Common Stock on behalf of the Recognition Plan, in an amount equal to 4% of the Common Stock issued in the Conversion, or 88,400 shares and 119,600 shares at the minimum and maximum of the Estimated Valuation Range, respectively.
These shares will be acquired either through open market purchases, if permissible, or from authorized but unissued Common Stock. Under the terms of the Recognition Plan, recipients of awards will be entitled to instruct the trustee of the Recognition Plan as to how the underlying shares should be voted, and the trustee will be entitled to vote all unallocated shares in its discretion. If the shares are purchased in the open market, directors and executive officers would have effective control over 12.2% or 10.1% of the Common Stock outstanding at such time based upon the minimum and the maximum of the Estimated Valuation Range, respectively, before giving effect to the potential exercise of additional stock options by directors and officers of the Company and the Association and shares held by the ESOP. If approved by stockholders at a meeting held no earlier than six months following the Conversion, the Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Conversion (299,000 shares, based on the issuance of the maximum 2,990,000 shares). See "Management of the Company -

Benefits." Management's potential voting control could, together with additional stockholder support, preclude or make more difficult takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.

    PROVISIONS OF STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS. The ESOP provides for accelerated vesting in the event of a change in control. In addition, upon consummation of the Conversion, the Company and the Association will enter into employment agreements with two executive officers, which agreements will provide for severance pay in the event of a change in control. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Association. In addition, it is possible that the Stock Option Plan and the Recognition Plan may not be implemented until more than one year following completion of the Conversion, and, in such event, such plans could provide for accelerated vesting in the event of a change in control of the Company. See "Restrictions on Acquisition of the Company and the Association - Restrictions in the Company's Articles of Incorporation and Bylaws," "Management of the Company - Benefits" and "Management of the Association - Employment Agreements."

LEGISLATION LIMITING DEDUCTION OF BAD DEBT RESERVES

    Under Section 593 of the Code, until the first tax year beginning on or after January 1, 1996, thrift institutions such as the Association generally were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions, within specified limitations, could be deducted in arriving at their taxable income. The Association's deduction with respect to "qualifying loans" were computed using an amount based on the Association's actual loss experience (the "Experience Method") or a percentage equal to 8.0% of the Association's taxable income (the "PTI Method"). Under recently enacted legislation, the PTI Method was repealed. If an institution is not a "large" thrift institution, i.e., the quarterly average of the institution's total assets or of the consolidated group of which it is a member exceeds $500 million for the year, the institution will continue to be permitted to use the Experience Method. In addition, the institution is required to recapture (i.e., take into income) over a multi-year period its "applicable excess reserves," i.e., the balance of its reserve for losses on qualifying loans and nonqualifying loans, as of the close of its last tax year beginning before January 1, 1996, over the greater of (a) balance of such reserves as of December 31, 1987 or (b) in the case of an institution which is not a "large" institution, an amount that would have been the balance of such reserves as of the close of its last tax year beginning before January 1, 1996, had the institution always computed the additions to its reserves using the experience method. In addition, under such legislation, the institution will not be required to recapture its supplemental reserves or its pre-1988 reserves. Under the legislation, such recapture requirement generally is suspended for each of two successive taxable years beginning January 1, 1997 if certain lending thresholds are satisfied. In any event, given the Association's previously established reserves for taxes, such recapture is not expected to result in any significant effect upon the Association's net income. See "Taxation - Federal Taxation."

REGULATORY OVERSIGHT AND LEGISLATION

    The Association is subject to extensive regulation, supervision and examination by the OFI, as its chartering authority, by the OTS, its primary federal regulator, and by the FDIC as insurer of its deposits up to applicable limits. The Association is a member of the FHLB System and is subject to certain limited regulations promulgated by the FRB. As the holding company of the Association, the Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the OFI, the OTS, the FDIC or Congress, could have a material impact on the Company, the Association and their respective operations. See "Regulation."

    On September 30, 1996, the Deposit Insurance Funds ("DIF") Act of 1996 was enacted into law. Among other things, the DIF Act authorizes the FDIC to impose a special one-time assessment on each depository institution with SAIF-assessable deposits so that the SAIF may achieve its designated reserve ratio. The Association's assessment was $413,000 on a pre-tax basis, and was accrued during the quarter ended September 30, 1996. In addition, the DIF Act provides for the merger of the Bank Insurance Fund ("BIF") and the SAIF on January 1, 1999, but only if no insured depository institution is a savings association on that date. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the financial condition or results of operations of the Association. See "Regulation - The Association - Insurance of Accounts."

    Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries, and has included provisions that would (i) require federal savings associations to convert to a national bank or a state-chartered bank or thrift, (ii) require all savings and loan holding companies to become bank holding companies and (iii) abolish the OTS. It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation on the Association.

ABSENCE OF MARKET FOR THE COMMON STOCK

    The Company and the Bank have never issued capital stock. Webb has been retained to assist in the distribution of the Common Stock on a "best efforts" basis and are not obligated to purchase any shares of Common Stock in the Offerings. The Company [HAS APPLIED] to have its Common Stock quoted on the NASDAQ National Market, there must be, among other things, at least two market makers for the Common Stock. Keefe, Bruyette has indicated its intention to make a market on the Common Stock, and the Company anticipates that it will be able to secure at least one additional market maker for the Common Stock. See "Market for the Common Stock."

    Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association, or any market maker. Because there can be no assurance that buyers and sellers of the Company's Common Stock can be readily matched, investors may wish to consider the potential illiquid and long-term nature of an investment in the Common Stock. There can be no assurance that an active and liquid trading market for the Common Stock will develop, or once developed, will continue, nor any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and the liquidity of the Common Stock.

POSSIBLE INCREASE IN NUMBER OF SHARES ISSUED IN THE CONVERSION

    The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to completion of the Conversion or to fill the order of the ESOP. In the event that the Estimated Valuation Range is so increased, it is expected that the Company will issue up to 3,438,500 shares of Common Stock at the Purchase Price for an aggregate price of up to $34,385,000. An increase in the number of shares will decrease net income per share and stockholders' equity per share on a pro forma basis and will increase the Company's consolidated stockholders' equity and net income. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net income per share.

    The ESOP currently intends to purchase 8% of the Common Stock, which purchase may be increased to up to 10% of the Common Stock. In the event that the number of shares to be sold in the Conversion are increased as a result of an increase in the Estimated Valuation Range, the ESOP shall have a first priority to purchase all of such shares sold in the Conversion in excess of 2,990,000 shares, up to a maximum of 10% of the total number of shares issued in the Conversion. See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

POSSIBLE DILUTIVE EFFECT OF ISSUANCE OF ADDITIONAL SHARES

    If the Recognition Plan is approved by stockholders of the Company, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion. If such shares are acquired at a per share price equal to the Purchase Price, the cost of such shares would be $1,196,000 , assuming the Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. Such shares of Common Stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of Common Stock. In the event that the Recognition Plan acquires authorized but unissued shares of Common Stock from the Company, the interests of existing stockholders will be diluted. The issuance of authorized but unissued shares of Common Stock to such plan in an amount equal to 4% of the Common Stock issued in the Conversion would dilute the voting interests of existing stockholders by approximately 3.8%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management of the Company - Benefits - Recognition Plan."

    If the Stock Option Plan is approved by stockholders of the Company, the Company intends to reserve for future issuance pursuant to such plan a number of shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Conversion (299,000 shares, based on the issuance of the maximum 2,990,000 shares). Such shares may be authorized but previously unissued shares, treasury shares or shares purchased by the Company in the open market or from private sources. If only authorized but previously unissued shares are used under such plan, the issuance of the total number of shares available under such plan would dilute the voting interests of existing stockholders by approximately 9.1%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management of the Company - Benefits."

POTENTIAL INCREASED COMPENSATION EXPENSE AFTER THE CONVERSION

    In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan instead of an amount equal to the cost basis of such shares. If the shares of Common Stock appreciate in value over time, SOP 93-6 will result in increased compensation expense with respect to the ESOP as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Pro Forma Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Developments." In addition, after consummation of the Conversion, the Company intends to implement, subject to stockholder approval (which approval cannot be obtained earlier than six months subsequent to the Conversion), the Recognition Plan. Upon implementation, the release of shares of Common Stock from the Recognition Plan will result in additional compensation expense. See "Pro Forma Data" and "Management of the Company - Recognition Plan."

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE
  DISTRIBUTION OF SUBSCRIPTION RIGHTS

    The Company and the Association have received an opinion of RP Financial that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights (either as capital gain or ordinary income) in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion - Effects of Conversion" and "- Tax Aspects."

                           PROPOSED MANAGEMENT PURCHASES

    The following table sets forth, for each of the Company's directors and executive officers and for all of the directors and executive officers as a group, the proposed purchases of Common Stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.


                                 NUMBER OF
      NAME                        SHARES          AMOUNT      PERCENT (1)
      ----                       ---------       --------     -------------
Kenneth B. Caldcleugh             20,000         $  200,000        0.77%
Stephen L. Cory                   20,000            200,000        0.77
Bradford Glazer                   10,000            100,000        0.39
J. Scott Key                      25,000            250,000        0.96
Victor Kirschman                  25,000            250,000        0.96
Dr. M.D. Paine, Jr.               10,000            100,000        0.39
Bruce A. Scott                    25,000            250,000        0.96
Donald C. Scott                   25,000            250,000        0.96
Albert J. Zahn, Jr.               20,000            200,000        0.77
Ralph E. Weber                       100              1,000        *
Lettie R. Moll                     1,000             10,000        *
All directors and executive
 officers as a group (11
 persons)                        181,100         $1,811,000        6.97%

---------------------------
*   Less than 0.01%.

(1) Based upon the midpoint of the Estimated Valuation Range.

    In addition, the ESOP currently intends to purchase 8% of the Common Stock issued in the Conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of the Company's proposed stock benefit plans. See "Management of the Company - Benefits" for a description of these plans.

                                  USE OF PROCEEDS

    Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $21.4 million and $29.1 million ($33.6 million assuming an increase in the Estimated Valuation Range by 15%). See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

    The Company will purchase all of the capital stock of the Association to be issued in the Conversion in exchange for 50% of the net Conversion proceeds, and the Company will retain the remaining 50% of the net proceeds. The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock. Based upon the issuance of 2,210,000 shares or 2,990,000 shares at the minimum and maximum of the Estimated Valuation Range, respectively, the loan to the ESOP would be $1.8 million and $2.4 million, respectively. See "Management of the Company - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by the Company initially may be used to invest in investment securities, mortgage-backed securities, U.S. Government and federal agency securities of various maturities, deposits in either the Association or other financial institutions, or a combination thereof. The portion of the net proceeds retained by the Company may ultimately be used to support the Association's lending activities, to support the future expansion of operations through acquisitions of other financial institutions or diversification into other related businesses, including, possibly, the insurance business (although no such transactions are specifically being considered at this time), and for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the Common Stock or returns of capital. Management of the Company may consider expanding or diversifying, should such opportunities become available. Neither the Association nor the Company has any specific plans, arrangements, or understandings regarding any acquisitions or diversification of activities at this time, nor have criteria been established to identify potential candidates for acquisition.

    Following the six-month anniversary of the completion of the Conversion (to the extent permitted by the OTS), and based upon then existing facts and circumstances, the Company's Board of Directors may determine to repurchase some shares of Common Stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Any stock repurchases will be subject to the determination of the Company's Board of Directors that the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases. The payment of dividends or repurchase of stock, however, would be prohibited if the Association's net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of the date of this Prospectus, the initial balance of the liquidation account would be $___ million. See "Dividend Policy," "The Conversion - Liquidation Rights" and "The Conversion - Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

    The Company will be a unitary savings and loan holding company which, under existing laws, would generally not be restricted as to the types of business activities in which it may engage, provided that the Association continues to be a qualified thrift lender ("QTL"). See "Regulation -The Company" for a description of certain regulations applicable to the Company.

    The portion of the net proceeds used by the Company to purchase the capital stock of the Association will be added to the Association's general funds to be used for general corporate purposes, including increased lending activities and purchases of investment and mortgage-backed securities. While the amount of net proceeds received by the Association will further strengthen the Association's capital position, which already substantially exceeds all regulatory requirements, it should be noted that the Association is not converting primarily to raise capital. After the Conversion, the Association's tangible capital ratio will be 34.23% (based upon the midpoint of the Estimated Valuation Range). As a result, the Association will be a well-capitalized institution. After the Conversion, the Association intends to emphasize capital strength and growth in assets and earnings.

    THE NET PROCEEDS MAY VARY BECAUSE TOTAL EXPENSES OF THE CONVERSION MAY
BE MORE OR LESS THAN THOSE ESTIMATED. The net proceeds will also vary if the number of shares to be issued in the Conversion is adjusted to reflect a change in the estimated pro forma market value of the Association. Payments for shares made through withdrawals from existing deposit accounts at the Association will not result in the receipt of new funds for investment by the Association but will result in a reduction of the Association's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                                  DIVIDEND POLICY

    Upon completion of the Conversion, the Board of Directors of the Company intends to consider implementation of a policy of paying dividends on the Common Stock, subject to statutory and regulatory requirements. However, there has been no determination made at this point in time as to the initial rate of dividend, if any, to be paid on the Common Stock. The initial or continued payment of dividends thereof will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Association, capital requirements, the Company's and the Association's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

    Dividends from the Company may eventually depend, in part, upon receipt of dividends from the Association, because the Company initially will have no source of income other than dividends from the Association, earnings from the investment of proceeds from the sale of Common Stock retained by the Company, and interest payments with respect to the Company's loan to the ESOP. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions, including cash dividends, payments by a savings institution to repurchase or otherwise acquire its stock, payments to stockholders of another savings institution in a cash-out merger and other distributions charged against capital. See "Regulation - The Association -Capital Distributions."

    Any payment of dividends by the Association to the Company which would be deemed to be drawn out of the Association's bad debt reserves would require a payment of taxes at the then-current tax rate by the Association on the amount of earnings deemed to be removed from the reserves for such distribution. The Association does not intend to make any distribution to the Company that would create such a federal tax liability. See "Taxation."

    Unlike the Association, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends may eventually be dependent, in part, upon dividends from the Association in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Louisiana law, which generally permits the payment of dividends out of surplus, except when (1) the corporation is insolvent or would thereby be made insolvent, or (2) the declaration or payment thereof would be contrary to any restrictions contained in the articles of incorporation. If there is no surplus available for dividends, a Louisiana corporation may pay dividends out of its net profits for the then current or the preceding fiscal year or both, except that no dividend may be paid if the corporation's assets are exceeded by its liabilities or if its net assets are less than the amount which would be needed, under certain circumstances, to satisfy any preferential rights of stockholders.

                              MARKET FOR COMMON STOCK

    The Company and the Association have never issued capital stock, and, consequently, there is no established market for the Common Stock at this time. The Company [HAS APPLIED] to have its Common Stock quoted on the NASDAQ National Market under the symbol "____." Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at these quoted prices, subject to various securities laws and other regulatory requirements. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. Accordingly, the number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares of Common Stock will be able to sell them at or above the Purchase Price. In order to be quoted on the NASDAQ National Market, there must be at least two market makers for the Common

Stock, the Company must satisfy certain minimum capitalization requirements and there must be at least 400 shareholders. Keefe, Bruyette has indicated its intention to act as a market maker in the Common Stock following the consummation of the Conversion, depending on trading volume and subject to compliance with applicable laws and regulatory requirements. Furthermore, Webb has agreed to use its best efforts to assist the Company in obtaining at least one additional market maker for the Common Stock. There can be no assurance there will be two or more market makers for the Common Stock.
There can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.

                                REGULATORY  CAPITAL

    At September 30, 1996, the Association exceeded all of the regulatory capital requirements applicable to it. The table on the following page sets forth the Association's historical regulatory capital at September 30, 1996 and the pro forma regulatory capital of the Association after giving effect to the Conversion, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by the Association of 50% of the net Conversion proceeds, minus the amounts to be loaned to the ESOP and contributed to the RRP. The pro forma risk-based capital amounts assume the investment of the net proceeds received by the Association in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 1996.


                                                               Pro Forma at September 30, 1996 Based on
                                         ------------------------------------------------------------------------------
                                            2,210,000            2,600,000             2,990,000            3,438,500
                                            Shares Sold          Shares Sold           Shares Sold          Shares Sold
                         Historical at       at $10.00            at $10.00             at $10.00           at $10.00
                     September 30, 1996       Per Share            Per Share             Per Share          Per Share
                 ----------------------- --------------------  --------------------  ------------------- ------------------------
                           Percent of            Percent of              Percent of           Percent of             Percent of
                 Amount     Assets(1)    Amount   Assets(1)    Amount    Assets(1)   Amount   Assets(1)   Amount     Assets(1)
                 --------   -----------  ------- ------------  --------- ----------- ------- ----------- --------  -------------
                                                              (Dollars in Thousands)

Tangible capital:
  Actual          $23,822     27.79%    $31,856      33.34%    $33,311       34.23%  $34,772    35.09%   $36,476       36.06%
  Requirement       1,298      1.50       1,433       1.50%      1,460        1.50     1,486     1.50%     1,517        1.50%
                 ---------  ---------- --------- -----------  ----------- ---------- -------  --------   -------    ---------
  Excess          $22,524     26.29%    $30,423      31.84%    $31,851       32.73%  $33,285    33.59%   $34,959       34.56%
                 ---------  ---------- --------- -----------  ----------- ---------- -------  --------   -------    ---------
                 ---------  ---------- --------- -----------  ----------- ---------- -------  --------   -------    ---------

Core capital(2):
  Actual          $23,822     27.79%    $31,856     33.34%     $30,311        34.23% $34,772    35.09%   $36,476       36.06%
  Requirement       2,596      3.00       2,866      3.00%       2,919        3.00%    2,972     3.00%     3,034        3.00%
                 ---------  ---------- --------- -----------  ----------- ---------- -------  --------   -------    ---------

  Excess          $21,226     24.79%   $28,991      30.34%     $30,392        31.23% $31,799    32.09%   $33,442       33.06%
                 ---------  ---------- --------- -----------  ----------- ---------- -------  --------   -------    ---------
                 ---------  ---------- --------- -----------  ----------- ---------- -------  --------   -------    ---------
Risk-based
capital(2):
  Actual          $24,038     80.10%   $32,072      91.87%     $33,527        93.66% $34,988    95.38%   $36,692       97.29%
  Requirement       2,408      8.00      2,793       8.00%       2,864         8.00%   2,935     8.00%     3,017        8.00%
                 ---------  ---------- --------- -----------  ----------- ---------- -------  --------   -------    ---------
  Excess          $21,630     72.10%   $29,279      83.87%     $30,664        85.66% $32,053    87.38%   $33,675       89.29%
                 ---------  ---------- --------- -----------  ----------- ---------- -------  --------   -------    ---------
                 ---------  ---------- --------- -----------  ----------- ---------- -------  --------   -------    ---------

----------------------
(1) Adjusted total or adjusted risk-weighted assets, as appropriate.

(2) Does not reflect the interest rate risk component to be added to the risk-based capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations.
        See "Regulation - The Association - Prompt Corrective Action."

                                   CAPITALIZATION

    The following table presents the historical capitalization of Guaranty Savings at September 30, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."




                                                                  The Company - Pro Forma
                                                              Based Upon Sale at $10.00 Per Share
                                              --------------------------------------------------------------
                                  Guaranty     2,210,000    2,600,000     2,990,000      3,438,500
                                  Savings-      Shares       Shares        Shares       Shares(1) (15%
                                Historical    (Minimum of  (Midpoint of  (Maximum of    above Maximum
                              Capitalization    Range)       Range)        Range)        of Range)
                              --------------- ----------- ------------- ------------- -----------------
                                                        (In Thousands)
Deposits(2)                    $60,495        $60,495      $60,495      $60,495       $60,495
                              -------------- ------------- ------------ ------------- -----------------
                              -------------- ------------- ------------ ------------- -----------------

Stockholders' equity:
 Preferred Stock, $.01 par
  value, 5,000,000 shares
  authorized; none to be
  issued                      $      --      $      --     $     --     $      --     $   --

Common Stock, $.01
  par value, 20,000,000
  shares authorized;
  shares to be issued as
  reflected(3)                       --             22           26            30         34

Additional paid-in
 capital(3)                         --         21,350        25,192        29,045     33,526
Retained earnings(4)             23,822        23,822        23,822        23,822     23,822

Net unrealied gain on
  securities held for sale          678           678           678           678        678
Less:
  Common Stock acquired
    by the ESOP(5)                  --         (1,768)       (2,080)       (2,392)    (2,751)
  Common Stock to be
    acquired by the
    RRP(6)                          --           (884)       (1,040)       (1,196)    (1,375)
                              ---------      ---------   -----------    ----------- ---------
Total stockholders' equity
  (retained earnings
  at September 30, 1996)        $24,500       $43,220       $46,598       $49,987     $53,934
                              -------------- ------------- ------------ ------------- -----------------
                              -------------- ------------- ------------ ------------- -----------------

                                                 (FOOTNOTES ON FOLLOWING PAGE)

-----------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion or to fill the order of the ESOP.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The sum of the par value and additional paid-in capital accounts equals the net Conversion proceeds. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's proposed Stock Option Plan. The Company intends to adopt a Stock Option Plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the Conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of Common Stock will be reserved for issuance under such plan. See "Pro Forma Data" and "Management of the Company - Benefits - Stock Option Plan."

(4) The retained earnings of the Association will be substantially restricted after the Conversion. See "The Conversion - Liquidation Rights."

(5) Assumes that 8% of the Common Stock will be purchased by the ESOP. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the ESOP shares will be borrowed from the Company. See Note 1 to the table set forth under "Pro Forma Data" and "Management of the Company -Benefits - Employee Stock Ownership Plan."

(6) Gives effect to the Recognition Plan which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders to be held at least six months following completion of the Conversion. No shares will be purchased by the Recognition Plan in the Conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the Recognition Plan is approved by stockholders, the plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, or 88,400, 104,000, 119,600 and 137,540 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at the Purchase Price. The Common Stock so acquired by the Recognition Plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the Purchase Price, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the Recognition Plan purchases authorized but unissued shares from the Company, such issuance would dilute the voting interests of existing stockholders by approximately 3.8%. See "Pro Forma Data" and "Management of the Company - Benefits - Recognition Plan."

                                   PRO FORMA DATA

    The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $21.4 million and $29.1 million (or $33.6 million in the event the Estimated Valuation Range is increased by 15%) based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription and Community Offerings; and (ii) Conversion expenses, including the marketing fees paid to Charles Webb, will be between $728,000 and $825,000. Actual Conversion expenses may vary from those estimated.

    Pro forma net income and stockholders' equity have been calculated for the year ended December 31, 1995 and the nine months ended September 30, 1996 as if the Common Stock to be issued in the Offerings had been sold at the beginning of the period and the net proceeds had been invested at 5.69% and 5.14%, respectively, which represents the yield on one-year U.S. Government securities at September 30, 1996 and December 31, 1995. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. A combined effective federal and state income tax rate of 34% has been assumed, resulting in an after-tax yield of 3.76% and 3.39%, respectively, for the periods ending September 30, 1996 and December 31, 1995. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP with respect to the net income per share calculations. See Notes 2 and 4 to the Pro Forma Data table. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to retain 50% of the net Conversion proceeds.

    The following pro forma information may not be representative of the financial effects of the Conversion at the date on which the Conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. No effect has been given in the table to the possible issuance of additional shares equal to 10% of the Common Stock to be reserved for future issuance pursuant to the Stock Option Plan to be adopted by the Board of Directors of the Company, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to the bad debt reserve. See "Management of the Company - Benefits" and "The Conversion - Liquidation Rights." The table below gives effect to the Recognition Plan, which is expected to be adopted by the Company following the Conversion and presented (together with the Stock Option Plan) to stockholders for approval no earlier than six months subsequent to consummation of the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock. The table below assumes that stockholder approval has been obtained and that the shares acquired by the Recognition Plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the Recognition Plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

    The table on the following page summarizes historical consolidated data of the Association and pro forma data of the Company at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projections of the market value of the Common Stock following the Conversion.

                                               At or For the Nine Months Ended September 30, 1996
                                         --------------------------------------------------------------
                                          2,210,000       2,600,000       2,990,000        3,438,500
                                         Shares Sold     Shares Sold     Shares Sold      Shares Sold
                                          at $10.00       at $10.00       at $10.00        at $10.00
                                          Per Share       Per Share       Per Share      Per Share (15%
                                           (Minimum       (Midpoint       (Maximum       above Maximum
                                           of Range)      of Range)       of Range)       of Range)(9)
                                          -------------------------------------------------------------
                                                 (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds                             $  22,100       $26,000         $29,900           $34,385
Less offering expenses                           728           782             825               825
                                            --------        ------          ------            ------
Estimated net Conversion proceeds             21,372        25,218          29,075            33,560
Less:  Common Stock acquired by
          the ESOP                             1,768         2,080           2,392             2,751
        Common Stock to be acquired
          by the RRP                             884         1,040           1,196             1,375
                                            --------        ------          ------            ------
Estimated adjusted net proceeds(1)         $  18,720       $22,098         $25,487           $29,434
                                            --------        ------          ------            ------
                                            --------        ------          ------            ------
Net income:
  Historical                               $     365       $   365         $   365           $   365
  Pro forma adjustments:
   Income on adjusted net proceeds(1)            527           622             718               829
   State shares tax/franchise tax               (183)         (190)           (197)             (205)
   ESOP(2)                                       (88)         (103)           (118)             (136)
   RRP(3)                                        (88)         (103)           (118)             (136)
                                            --------        ------          ------            ------
    Pro forma                              $     533       $   591         $   650           $   717
                                            --------        ------          ------            ------
                                            --------        ------          ------            ------
Net income per share(4):
  Historical                               $    0.18       $  0.15         $  0.13           $  0.11
  Pro forma adjustments:
    Income on adjusted net proceeds(1)          0.25          0.26            0.25              0.26
    State share tax/franchise tax              (0.09)        (0.08)          (0.07)            (0.06)
    ESOP(2)                                    (0.04)        (0.04)          (0.04)            (0.04)
    RRP(3)                                     (0.04)        (0.04)          (0.04)            (0.04)
                                            --------        ------          ------            ------
     Pro forma                             $    0.26       $  0.25        $   0.23          $   0.23
                                            --------        ------          ------            ------
                                            --------        ------          ------            ------
Pro forma price to earnings
   (P/E ratio)(4)(5)                           28.85x        30.00x          32.61x            32.61x
                                            --------        ------          ------            ------
                                            --------        ------          ------            ------
Number of shares used in net income
  per share calculations(4)                2,046,460     2,407,600       2,768,740         3,184,051
                                           ---------     ---------       ---------         ---------
                                           ---------     ---------       ---------         ---------
Stockholders' equity:
  Historical                                 $24,500       $24,500         $24,500           $24,500
  Estimated net Conversion proceeds           21,372        25,218          29,075            33,560
  Less:  Common Stock acquired
            by the ESOP(2)                    (1,768)       (2,080)         (2,392)           (2,751)
         Common Stock to be acquired
            by the RRP(3)                       (884)       (1,040)         (1,196)           (1,375)
                                            --------        ------          ------            ------
    Pro forma stockholders' equity(6)(7)   $  43,220       $46,598         $49,987           $53,934
                                            --------        ------          ------            ------
                                            --------        ------          ------            ------
Stockholders' equity per share(8):
  Historical                               $   11.09       $  9.42         $  8.19           $  7.13
  Estimated net Conversion proceeds             9.67          9.70            9.72              9.76
  Less:  Common Stock acquired
            by the ESOP(2)                     (0.80)        (0.80)          (0.80)            (0.80)
         Common Stock to be acquired
            by the RRP(3)                      (0.40)        (0.40)          (0.40)            (0.40)
                                            --------        ------          ------            ------
    Pro forma stockholders' equity
      per share(3)(6)(7)                   $   19.56        $17.92          $16.71            $15.69
                                            --------        ------          ------            ------
                                            --------        ------          ------            ------
  Pro forma price to book ratio(5)(8)          51.12%        55.80%          59.81%            63.73%
                                            --------        ------          ------            ------
                                            --------        ------          ------            ------
Number of shares used in book value
  per share calculations(8)                2,210,000     2,600,000       2,990,000         3,438,500
                                           ---------     ---------       ---------         ---------
                                           ---------     ---------       ---------         ---------

                                               (FOOTNOTES ON FOLLOWING PAGE)

____________________

(1) Estimated adjusted net proceeds consist of the estimated net Conversion proceeds, minus (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the Recognition Plan after the Conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

(2) It is assumed that 8% of the shares of Common Stock issued in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The Association intends to make quarterly contributions to the ESOP over a ten-year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (i) that the ESOP expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (ii) that 13,260, 15,600, 17,940 and 20,631 shares were committed to be released with respect to the nine months ended September 30, 1996 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively; (iii) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only the ESOP shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (iv) the effective tax rate was 34% for the period. See "Risk Factors - Potential Increased Compensation Expense Relating to the ESOP," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Pronouncements" and "Management of the Company - Benefits - Employee Stock Ownership Plan."

(3) The adjustment is based upon the assumed purchases by the Recognition
    Plan of 88,400, 104,000, 119,600 and 137,540 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, assuming that: (i) stockholder approval of the Recognition Plan has been received; (ii) the shares were acquired by the Recognition Plan at the beginning of the period presented in open market purchases at the Purchase Price; (iii) the amortized expense for the year ended December 31, 1995 was 20% of the amount contributed; and (iv) the effective tax rate applicable to such employee compensation expense was 34%. If the Recognition Plan purchases authorized but unissued shares instead of making open market purchases, then (i) the voting interests of existing stockholders would be diluted by approximately 3.8%, and (ii) the pro forma net income per share for the nine months ended September 30, 1996 would be $0.25, $0.24, $0.23 and $0.22, and pro forma stockholders' equity per share at September 30, 1996 would be $18.80, $17.23, $15.48 and $15.08, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. See "Management of the Company - Benefits - Recognition Plan."

(4) Net income per share computations are determined by taking the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note 2 above. If SOP 93-6 was not required to be implemented with respect to the nine months ended September 30, 1996, the pro forma P/E ratio would be 31.09x, 32.99x, 34.49x and 35.97x at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(5) Annualized.

(6) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan, which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders to be held at least six months following completion of the Conversion. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 221,000, 260,000, 299,000 and 343,850
    shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of authorized but previously unissued shares of Common Stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the end of the period at an exercise price of $10.00 per share, and that the Recognition Plan purchases shares in the open market at the Purchase Price, pro forma net income per share for the nine months ended September 30, 1996 would be $0.24, $0.22, $0.21 and $0.20, and pro forma stockholders' equity per share at September 30, 1996 would be $18.69, $17.20, $16.11, and $15.17, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(7) The retained earnings of Guaranty Savings will be substantially restricted after the Conversion. See "Dividend Policy" and "The Conversion - Liquidation Rights."

(8) Based on the number of shares sold in the Conversion.

(9) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to completion of the Conversion or to fill the order of the ESOP.

                                                   At or For the Year Ended December 31, 1995
                                      --------------------------------------------------------------------
                                       2,210,000         2,600,000         2,990,000          3,438,500
                                      Shares Sold       Shares Sold       Shares Sold        Shares Sold
                                       at $10.00         at $10.00         at $10.00          at $10.00
                                       Per Share         Per Share         Per Share        Per Share (15%
                                        (Minimum         (Midpoint         (Maximum          above Maximum
                                        of Range)         of Range)        of Range)          of Range)(8)
                                      ------------      ------------      -----------       --------------
                                                 (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds                           $22,100           $26,000           $29,900            $34,385
Less offering expenses                       728               782               825                825
                                          ------            ------            ------             ------
Estimated net Conversion proceeds         21,372            25,218            29,075             33,560
Less:  Common Stock acquired by
          the ESOP                         1,768             2,080             2,392              2,751
        Common Stock to be acquired
          by the RRP                         884             1,040             1,196              1,375
                                          ------            ------            ------             ------
Estimated adjusted net proceeds(1)       $18,720           $22,098           $25,487            $29,434
                                          ------            ------            ------             ------
                                          ------            ------            ------             ------
Net income:
  Historical                             $   872           $   872           $   872            $   872
  Pro forma adjustments:
   Income on adjusted net proceeds(1)        635               750               865                999
   State share tax/franchise tax            (187)             (194)             (202)              (210)
   ESOP(2)                                  (117)             (137)             (158)              (182)
   RRP(3)                                   (117)             (137)             (158)              (182)
                                          ------            ------            ------             ------
    Pro forma                            $ 1,086            $1,154            $1,219             $1,297
                                          ------            ------            ------             ------
                                          ------            ------            ------             ------
Net income per share(4):
  Historical                             $  0.43            $ 0.36            $ 0.32              $ 0.27
  Pro forma adjustments:
    Income on adjusted net proceeds(1)      0.31              0.31              0.31                0.31
    State share tax/franchise tax          (0.09)            (0.08)            (0.07)             (0.07)
    ESOP(2)                                (0.06)            (0.06)            (0.06)             (0.06)
    RRP(3)                                 (0.06)            (0.06)            (0.06)             (0.06)
                                          ------            ------            ------             ------
     Pro forma                           $  0.53            $ 0.47            $ 0.43             $ 0.39
                                          ------            ------            ------             ------
                                          ------            ------            ------             ------
Pro forma price to earnings
   (P/E ratio)(4)                          18.87x            21.28x            23.26x             25.64x
                                          ------            ------            ------             ------
                                          ------            ------            ------             ------
Number of shares used in net
  income   per share calculations(4)

Stockholders' equity:                  2,050,880         2,412,800         2,744,720          3,190,928
                                       ---------         ---------         ---------          ---------
                                       ---------         ---------         ---------          ---------
  Historical                             $23,946           $23,946           $23,946            $23,946
  Estimated net Conversion proceeds       21,372            25,218            29,075             33,560
  Less:  Common Stock acquired
            by the ESOP(2)                (1,768)           (2,080)           (2,392)            (2,751)
         Common Stock to be acquired
            by the RRP(3)                   (884)           (1,040)           (1,196)            (1,375)
                                          ------            ------            ------             ------
    Pro forma stockholders'
        equity(5)(6)                     $42,666           $46,044           $49,433            $53,380
                                          ------            ------            ------             ------
                                          ------            ------            ------             ------
Stockholders' equity per share(7):
  Historical                             $ 10.84           $  9.21           $  8.01            $  6.96
  Estimated net Conversion proceeds         9.67              9.70              9.72               9.76
  Less:  Common Stock acquired
            by the ESOP(2)                 (0.80)            (0.80)            (0.80)             (0.80)
         Common Stock to be acquired
            by the RRP(3)                  (0.40)            (0.40)            (0.40)             (0.40)
                                          ------            ------            ------             ------
    Pro forma stockholders' equity
      per share(3)(5)(6)                 $ 19.31           $ 17.71           $ 16.53            $ 15.52
                                          ------            ------            ------             ------
                                          ------            ------            ------             ------
  Pro forma price to book ratio(7)         57.79%            56.47%            60.50%             64.43%
                                          ------            ------            ------             ------
                                          ------            ------            ------             ------
Number of shares used in book value
  per share calculations(7)            2,210,000         2,600,000         2,990,000          3,438,500
                                       ---------         ---------         ---------          ---------
                                       ---------         ---------         ---------          ---------

                                               (FOOTNOTES ON FOLLOWING PAGE)

____________________

(1) Estimated adjusted net proceeds consist of the estimated net Conversion proceeds, minus (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the Recognition Plan after the Conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

(2) It is assumed that 8% of the shares of Common Stock issued in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The Homestead intends to make quarterly contributions to the ESOP over a ten-year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (i) that the ESOP expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (ii) that 17,680, 20,800, 23,920 and 27,508 shares were committed to be released with respect to the year ended December 31, 1995 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively; (iii) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only the ESOP shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (iv) the effective tax rate was 34% for the period. See "Risk Factors - Potential Increased Compensation Expense Relating to the ESOP," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Pronouncements" and "Management of the Company - Benefits - Employee Stock Ownership Plan."

(3) The adjustment is based upon the assumed purchases by the Recognition
    Plan of 88,400, 104,000, 119,600 and 137,540 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, assuming that: (i) stockholder approval of the Recognition Plan has been received; (ii) the shares were acquired by the Recognition Plan at the beginning of the period presented in open market purchases at the Purchase Price; (iii) the amortized expense for the year ended December
    31, 1995 was 20% of the amount contributed; and (iv) the effective tax rate applicable to such employee compensation expense was 34%. If the Recognition Plan purchases authorized but unissued shares instead of making open market purchases, then (i) the voting interests of existing stockholders would be diluted by approximately 3.8%, and (ii) the pro forma net income per share for the year ended December 31, 1995 would be $0.51, $0.46, $0.42 and $0.39, and pro forma stockholders' equity per share at December 31, 1995 would be $18.80, $17.23, $15.48 and $15.08, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. See "Management of the Company
    - Benefits - Recognition Plan."

(4) Net income per share computations are determined by taking the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note 2 above. If SOP 93-6 was not required to be implemented with respect to the year ended December 31, 1995, the pro forma P/E ratio would be 20.35x, 22.53x, 24.53x and 26.51x at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan, which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders to be held at least six months following completion of the Conversion. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 221,000, 260,000, 299,000 and 343,850
    shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of authorized but previously unissued shares of Common Stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the end of the period at an exercise price of $10.00 per share, and that the Recognition Plan purchases shares in the open market at the Purchase Price, pro forma net income per share for the year ended December 31, 1995 would be $0.48, $0.43, $0.40 and $0.37, and pro forma stockholders' equity per share at December 31, 1995 would be $18.46, $17.01, $15.94, and $15.02, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(6) The retained earnings of Guaranty Savings will be substantially restricted after the Conversion. See "Dividend Policy" and "The Conversion - Liquidation Rights."

(7) Based on the number of shares sold in the Conversion.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to completion of the Conversion or to fill the order of the ESOP.

                     GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                                STATEMENTS OF INCOME

    The following Statements of Income of Guaranty Savings for each of the years ended December 31, 1995 and 1994 have been audited by LaPorte, Sehrt, Romig & Hand, independent certified public accountants, whose report thereon appears elsewhere herein. The Statements of Income for the nine months ended September 30, 1996 and 1995 have not been audited by independent certified public accountants, but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations for those periods. All adjustments consist of normal recurring accruals.
The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996.


                                       For the Nine Months Ended
                                             September 30,                Year Ended December 31,
                                      ---------------------------       ---------------------------
                                         1996             1995             1995             1994
                                      ----------       ----------       ----------       ----------
                                                             (Unaudited)
Interest Income:
  Loans receivable                    $2,770,844       $2,793,280       $3,702,893       $3,730,490
  Investment securities                1,311,128        1,536,345        2,027,959        1,825,773
  Mortgage-backed securities             327,103          287,839          379,700          389,268
  Dividends on FHLB stock                 30,873           31,786           42,776           29,647
  Other interest income                  119,897           75,052          106,767           59,557
                                       ---------        ---------        ---------        ---------
    Total interest income              4,559,845        4,724,302        6,260,095        6,034,735
                                       ---------        ---------        ---------        ---------
Interest Expense:
  Deposits                             1,962,507        2,006,688        2,663,904        2,407,008
  FHLB advances                               --               --               --            1,336
                                       ---------        ---------        ---------        ---------
    Total interest expense             1,962,507        2,006,688        2,663,904        2,408,344
                                       ---------        ---------        ---------        ---------
    Net interest income before
     provision for loan losses         2,597,338        2,717,614        3,596,191        3,626,391
Provision for loan losses                 14,027               --           12,107           20,785
                                       ---------        ---------        ---------        ---------
  Net interest income after
  provision for loan losses            2,583,311        2,717,614        3,584,084        3,605,606
                                       ---------        ---------        ---------        ---------
Non-Interest Income (Loss):
  Late charges                            29,170           28,557           38,334           44,395
  Loan prepayment charges                     --               --               --           36,922
  (Loss) on disposal of fixed assets          --           (6,168)          (6,168)              --
  (Loss) on sale of loans                   (363)              --               --          (10,168)
  Loss on sale of investments           (100,464)              --               --               --
  Gain on sale of foreclosed
     real estate                           7,325           11,006           11,181           10,065
  Other income                            29,072           12,776           19,393           27,373
                                       ---------        ---------        ---------        ---------
      Total non-interest income          (35,260)          46,171           62,740          108,587
                                       ---------        ---------        ---------        ---------
Non-Interest Expenses:
  Compensation and employee benefits     945,399          917,344        1,556,906        1,439,178
  Advertising                             27,594           29,850           36,812           12,862
  Office supplies, telephone and postage  62,993           58,501           79,423           85,820
  Net occupancy expense                  176,947          166,600          212,342          252,168
  SAIF recapitalization premium          413,324               --               --               --
  Federal insurance premiums             105,394          111,177          147,435          154,372
  Data processing expense                 50,750           48,607           68,873           57,961
  Provision for losses on
    foreclosed real estate                    --               --               --            7,371
  Real estate owned expense - net          3,934              500               85           (3,218)
  Other                                  152,087          133,037          192,760          183,990
                                       ---------        ---------        ---------        ---------
    Total non-interest expense         1,938,422        1,465,616        2,294,636        2,190,504
                                       ---------        ---------        ---------        ---------
Income before federal income
    tax expense                          609,629        1,298,169        1,352,188        1,523,689
Federal income tax expense               244,847          439,958          479,841          529,404
                                       ---------        ---------        ---------        ---------
  Net income                          $  364,782       $  858,211       $  872,347       $  994,285
                                       ---------        ---------        ---------        ---------
                                       ---------        ---------        ---------        ---------


      The accompanying notes are an integral part of the Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL

    Guaranty Savings is engaged in attracting deposits from the general public and using those and other available sources of funds to originate permanent loans for its portfolio secured by one-to four-family residences located primarily in the New Orleans metropolitan area, which includes the parishes of Orleans, Jefferson, and St. Tammany. To a much lesser extent, the Association also originates consumer and other loans (primarily home equity loans), residential construction loans and, occasionally, loans which are secured by existing multi-family residential and nonresidential real estate, as well as invests in interest-bearing deposits in other financial institutions, U.S. Government and federal agency obligations and mortgage-backed securities.

    The Association's strategy is to operate as a conservative, well-capitalized, profitable institution dedicated to financing home ownership and other consumer needs and to provide quality service to all customers. The Association believes that it has successfully implemented its strategy by (i) maintaining very strong capital levels, (ii) achieving profitability under various economic scenarios, (iii) restricting its lending to local borrowers and emphasizing the origination of fixed-rate, single-family mortgage loans, and (iv) emphasizing high-quality customer service with a competitive fee structure.

    The profitability of the Association depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and mortgage-backed securities and interest expense on savings deposits. The Association's net income is also affected by the level of its non-interest income, including prepayment and late charges and other fees, and its non-interest expense, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums and miscellaneous other expenses, as well as federal income tax expense.

    In general, financial institutions are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of financial institutions, including the Association, have historically emphasized the origination of long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits, which largely mature or are subject to repricing within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans, has historically caused the income earned by the Association on its loan portfolio to adjust more slowly to changes in interest rates than its cost of funds. While having liabilities that reprice more frequently than assets is generally beneficial to net interest income in times of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates. To reduce the effect of adverse changes in interest rates on its operations, the Association has implemented the asset and liability management policies described below.

ASSET AND LIABILITY MANAGEMENT

    Consistent net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during periods of fluctuating market interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets repricing or maturing within a specified period exceeds the amount of interest-rate sensitive liabilities repricing or maturing within such period, and is considered negative when the amount of interest-rate sensitive liabilities repricing or maturing within a specified period exceeds the amount of interest-rate sensitive assets repricing or maturing within such period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. However, the effects of a positive or negative gap are impacted, to a large extent, by consumer demand and by discretionary pricing by the Association's management. In the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993, the Association has experienced net decreases in deposits. In order to address such net reductions in deposits, in June 1996, the Association increased the rate paid on its passbook accounts and, since taking such action, the amount of the Assocation's deposits has increased slightly.

    At September 30, 1996, the Association's one-year gap was a negative 16.5% of total assets, based upon certain repricing assumptions. At September 30, 1996 the Association's interest-earning assets which are scheduled to mature or reprice within one year totalled $19.8 million while the Association's interest-bearing liabilities maturing or repricing within one year totalled $34.0 million, resulting in a cumulative excess of interest-bearing liabilities over interest-earning assets of $14.2 million. At September 30, 1996, the percentage of the Association's interest-bearing assets to interest-bearing liabilities maturing or repricing within one year was 62.55%. The interest rate sensitivity of Guaranty Savings' assets and liabilities in the table set forth below is based upon certain assumptions, including assumed rates of withdrawal of its passbook accounts, and the interest rate sensitivity reflected below could vary substantially if different assumptions are used or if actual experience differs from the assumptions used. Certain shortcomings are inherent in the repricing assumptions table used to calculate the Association's gap, as shown in the table below, as well as the method of calculating the effect of changes in interest rates on the Association's net portfolio value, as discussed further below. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

    The Association attempts to manage its interest rate risk by maintaining its highly capitalized position and by retaining a significant investment in liquid assets, such as investment securities available for sale, mortgage-backed securities and cash and cash equivalents. While the Association's operations have been profitable on a consistent basis in recent periods, an increase in market rates of interest likely would have an adverse impact on the Association's net interest income and net income. However, management of the Association believes that by maintaining its high levels of capital and liquidity, the Association believes it may be in a better position to withstand changes in interest rates without any material adverse effect upon its financial condition. In addition, management of the Association believes that Guaranty Savings' interest rate spread and net interest margin, which amounted to 3.11% and 4.26%, respectively, at September 30, 1996, provide the Association with a degree of protection in a rising interest rate environment. As of September 30, 1996, the Association's investment securities, all of which were classified as available-for-sale, amounted to $23.1 million, or 26.7% of total assets, and its cash and cash equivalents amounted to $8.7 million, or 10.1% of total assets. At such date, the Association's ratio of equity to assets was 28.3% and its core capital exceeded minimum regulatory requirements by $21.2 million.

    The following table presents the difference between Guaranty Savings interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 1996. This table does not necessarily indicate the impact of general interest rate movements on Guaranty Savings' net interest income, because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.




                                                                          September 30, 1996
                                          ---------------------------------------------------------------------------------------
                                                           Over Three   Over One    Over Three   Over Five
                                               Within       Through     Through      Through     Through    Over Ten
                                           Three Months    12 Months  Three Years  Five Years   Ten Years     Years        Total
                                          --------------  ----------  -----------  ----------  -----------  ---------  ----------
                                                                                 (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(1):
    One-to four-family residential            $    15        $  116      $   493     $ 1,637     $  8,320    $31,628     $42,209
    Construction                                   --            --           --          --           --        412         412
    Commercial real                                --             2           21          --          295        124         442
    Consumer                                      173            --           --          --           --         --         173
    Other                                          --             5            9           2           94         44         154
  Mortgage-backed securities:                      --            --           --          --           --         --          --
    Adjustable-rate                                --            --           --          --           --         --          --
    Fixed-rate                                     --           107        2,929         931          995      2,337       7,299
  Investment securities                         5,488         4,834        4,589       6,104        2,053         --      23,068
  FHLB stock                                      718            --           --          --           --         --         718
  Other interest-earning assets                 8,303            --           --          --           --         --       8,303
                                               ------       -------      -------      ------       ------     ------      ------
    Total interest-earning assets              14,697         5,064        8,041       8,674       11,757     34,545      82,778
                                               ------       -------      -------      ------       ------     ------      ------

Interest-bearing liabilities:
  Passbook accounts (2)                         2,401         2,401        4,802       4,802        4,802      4,802      24,010
  Certificates of deposit (3)                   9,035        20,158        7,056         236           --         --      36,485
                                               ------       -------      -------      ------       ------     ------      ------
    Total interest-bearing liabilities         11,436        22,559       11,858       5.038        4.802      4,802      60,495
                                               ------       -------      -------      ------       ------     ------      ------

Interest rate sensitivity gap                 $ 3,261      $(17,495)    $ (3,817)   $  3,636      $ 6,955    $29,743     $22,283
                                               ------       -------      -------      ------       ------     ------      ------
                                               ------       -------      -------      ------       ------     ------      ------
Cumulative interest rate
  sensitivity gap                             $ 3,261     $ (14,234)    $(15,051)   $(14,415)    $ (7,460)   $22,283
                                               ------       -------      -------      ------       ------     ------
                                               ------       -------      -------      ------       ------     ------
Percentage of cumulative gap
  to total assets                                3.77%       (16.45)%     (20.86)%    (16.66)%      (8.62)%    25.68%
                                               ------       -------      -------      ------       ------     ------
                                               ------       -------      -------      ------       ------     ------

Cumulative ratio of interest-
  earning assets to interest-
  bearing liabilities                          128.52%        58.13%       60.63%      71.67%       86.61%    136.83%
                                               ------       -------      -------      ------       ------     ------
                                               ------       -------      -------      ------       ------     ------


                                      (FOOTNOTES ARE ON FOLLOWING PAGE)

-----------------------
(1) Loans receivable are gross of loans in process, deferred fees, unearned discounts, and allowance for loan losses.

(2) Guaranty Savings' passbook accounts are generally subject to immediate withdrawal. However, management considers a significant portion of these deposits to be core deposits having significantly longer effective maturities based on Guaranty Savings' retention of such deposits in changing interest rate environments. For purposes of the above table, 10% of its passbook accounts are assumed to be withdrawn within the first three months, 10% of such passbook accounts are assumed to be withdrawn in the period over three months through 12 months, and 20% of such passbook accounts are assumed to be withdrawn in over one through three years, over three through five years and over five through ten year periods.

(3) It is assumed that certificates of deposit will not be withdrawn prior to maturity.


    Management presently monitors and evaluates the potential impact of interest rate changes upon the market value of Guaranty Savings' portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. As discussed under "Regulation - The Association - Regulatory Capital Requirements," the OTS adopted a final rule in August 1993 incorporating an interest rate risk component into the risk-based capital rules. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value ("NPV") exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change. The rule provides that the OTS will calculate the interest rate risk component quarterly for each institution. The OTS has recently indicated that no institution will be required to deduct capital for interest rate risk until further notice. See "Regulation - The Association - Regulatory Capital Requirements." If the regulation had been effective as of September 30, 1996, the Association would have been subject to a capital deduction of $1.2 million. However, even if such deduction from capital was to be required, the Association's risk-based capital would amount to $22.8 million, which would still be well in excess of the minimum regulatory requirement of $2.4 million. The following table presents the Association's NPV as of September 30, 1996, as calculated by the OTS, based on information provided to the OTS by the Association.


 Change in                                                        Change in
Interest Rates       Net Portfolio Value        NPV as % of      NPV as % of
in Basis Points     -----------------------   Portfolio Value  Portfolio Value
 (Rate Shock)    Amount  $ Change   % Change     of Assets       of Assets(1)
---------------  ------  --------  ---------  ---------------  ---------------
                    (Dollars in Thousands)

    400          $21,221  $(6,063)   (22.22)%      25.84%            (4.79)%
    300           22,758   (4,526)   (16.59)       27.13             (3.50)
    200           24,332   (2,952)   (10.82)       28.40             (2.23)
    100           25,887   (1,398)    (5.12)       29.60             (1.03)
    Static        27,284       --        --        30.63                 --
    (100)         28,347    1,062      3.89        31.37               0.74
    (200)         29,049    1,765      6.47        31.81               1.18
    (300)         29,960    2,676      9.81        32.39               1.76
    (400)         30,987    3,703     13.57        33.04               2.41


-------------------
(1) Based on the portfolio value of the Association's assets assuming no change in interest rates.

    As shown by the table above, increases in interest rates will result in declines in the Association's net portfolio value, while decreases in interest rates will result in increases in the Association's net portfolio value. See "Risk Factors - Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment."

CHANGES IN FINANCIAL CONDITION--SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

    GENERAL. The Association had total assets of $86.5 million at September 30, 1996, an increase of $481,000, or 0.6%, from December 31, 1995. The increase in assets primarily reflected increases in net loans receivable and in cash and cash equivalents.

    During the nine months ended September 30, 1996, the Association re-examined its investment securities portfolio and determined to sell a certain portion of its lower yielding investment securities. Management of the Association was of the view that the anticipated loss on such sale would be recouped in a relatively short period of time through the reinvestment of the sales proceeds in higher yielding assets. In September 1996, the Association sold $7.0 million of investment securities with a weighted average yield of 5.21% at a loss of $100,000. As a result of management's action, the Association's entire investment securities portfolio was classified as available for sale.

    CASH AND INTEREST BEARING DEPOSITS. Liquid assets (i.e., cash, interest-bearing deposits in other banks and federal funds sold) increased by $6.3 million during the three months ended September 30, 1996. The increase in cash and cash equivalents was due to a $4.8 million increase in federal funds sold together with a $2.1 million increase in deposits in other banks. Such increase in cash and cash equivalents was due primarily to the cash proceeds from the sale of investment securities in September 1996, which proceeds had not been fully reinvested as of September 30, 1996. At September 30, 1996, the Association's regulatory liquidity amounted to 56.9%, which exceeded the minimum OTS requirement of 5% by $31.5 million. See "- Liquidity and Capital Resources."

    NET LOANS RECEIVABLE. Net loans receivable increased by $3.2 million, or 8.0%, to a total of $43.1 million at September 30, 1996, as compared to $39.9 million at December 31, 1995. Loan originations of $7.5 million during the nine-month period were partially offset by principal repayments of $4.3 million. The Association increased its originations of new loans to $7.5 million during the nine months ended September 30, 1996 compared to new loan originations of $6.6 million and $6.6 million in 1995 and 1994, respectively. The increase in net loans receivable also was due to a slowing of loan principal repayments to $4.3 million during the nine months ended September 30, 1996 compared to $6.7 million and $7.2 million, respectively, in 1995 and 1996.

    ALLOWANCE FOR LOAN LOSSES. As of September 30, 1996, the Association's allowance for loan losses amounted to $337,000, which represented a $14,000 increase over the level maintained at December 31, 1995. The small increase in the allowance was primarily related to the amount of growth in the loan portfolio. As of September 30, 1996, the Association's allowance for loan losses consisted primarily of a general loan loss allowance (which is includible as a component of regulatory risked-based capital). As of such date, the Association's allowance for loan losses amounted to .73% of total loans and 106.7% of total non-performing loans. Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Association maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.
See Note D of Notes to Financial Statements and "Business - Asset Quality."

    INVESTMENT SECURITIES. Investment securities (including securities classified as available for sale) decreased by $10.3 million, or 30.9%, during the nine months ended September 30, 1996. As previously discussed, the Association sold $7.0 million of investment securities at a loss of $100,000 during period. At September 30, 1996, the Association had classified all of its investment securities as available for sale and had net unrealized gains with respect to such investment securities of $678,000. See Note B of the Notes to Financial Statements.

    MORTGAGE-BACKED SECURITIES. Mortgage-backed securities increased by $932,000, or 14.6%, during the nine months ended September 30, 1996. This increase was due to purchases of $2.4 million of mortgage-backed securities which were partially offset by principal repayments of $1.5 million. As of September 30, 1996, all of the Association's mortgage-backed securities were classified as held to maturity.

    All of the Association's mortgage-backed securities are either issued or guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). Mortgage-backed securities increase the quality of the Association's assets by virtue of the guarantees that support them, require fewer personnel and overhead costs than individual residential mortgage loans, are more liquid than individual mortgage loans and may be used to collateralize borrowings. However, mortgage-backed securities typically yield less than individual residential mortgage loans.

    DEPOSITS. Deposits totalled $60.5 million at September 30, 1996, a decrease of $450,000 or 0.7% over the $60.9 million of deposits outstanding at December 31, 1995. Deposits subject to daily repricing (passbook accounts) decreased by $110,000, or 0.5%, from December 31, 1995 to September 30, 1996. Management attributes such decrease primarily to customers withdrawing deposits in order to take advantage of higher rates being paid on deposits by competing institutions. In an effort to stabilize its deposit outflows, in June 1996, the Association increased the rate paid on its passbook accounts from 2.75% to 4.00%. The amount of the Association's deposits increased slightly from June 1996 to September 30, 1996, which increase management attributes primarily to the increase in the rate paid on passbook accounts.

    EQUITY CAPITAL. Equity Capital increased by $554,000, or 2.3%, from December 31, 1995 to September 30, 1996. This increase was due to net income of $365,000 and an increase of $189,000 in unrealized gain on available for sale securities (net of taxes).

CHANGES IN FINANCIAL CONDITION--DECEMBER, 1995 AND DECEMBER 31, 1994

    GENERAL. The Association had total assets of $86.0 million at December 31, 1995, a decrease of approximately $2.2 million, or 2.5%, from December 31, 1994. The decrease in assets was primarily due to decreases in investment securities and net loans.

    CASH AND CASH EQUIVALENTS. Liquid assets (i.e., cash, interest-bearing deposits in other institutions and federal funds sold) decreased by $265,000, or 10.1%, during 1995. Cash and cash equivalents amounted to $2.4 million at December 31, 1995 compared to $2.6 million at December 31, 1996.

    NET LOANS RECEIVABLE. The Association's net loans receivable amounted to $39.9 million at December 31, 1995 compared to $40.0 million at December 31, 1994. During 1995, new loan originations of $6.6 million were more than offset by loan principal repayments of $6.7 million.

    ALLOWANCE FOR LOAN LOSSES. At December 31, 1995, the Association's allowance for loan losses amounted to $323,000 compared to $345,000 at December 31, 1994. During 1995, the Association's provision for loan losses was $12,000 and its net charge-offs to the allowance for loan losses was $34,000. At December 31, 1995 the allowance for loan losses amounted to 0.80% of total loans and 156.8% of non-performing loans.

    INVESTMENT SECURITIES. The Association's total investment securities decreased by $2.1 million, or 0.6%, to $33.4 million at December 31, 1995 compared to $35.5 million at December 31, 1994.

    MORTGAGE-BACKED SECURITIES. The Association's mortgage-backed securities increased by $304,000, or 5.0%, to $6.4 million at December 31, 1995 compared to $6.1 million at December 31,1994. During 1995, the Association purchased $855,000 of mortgage-backed securities, which purchases were partially offset by $552,000 in repayments.

    DEPOSITS. Deposits at Guaranty Savings amounted to $60.9 million at December 31, 1995 compared to $64.6 million at December 31, 1994. During 1995, deposits decreased by $5.7 million before the effect of $2.0 million of interest credited to depositors' accounts.

    EQUITY CAPITAL. The Association's equity capital amounted to $23.9 million at December 31, 1995, an increase of $1.1 million, or 4.8%, from the $22.8 million of equity capital at December 31, 1994. Equity capital increased during 1995 as the result of $872,000 of net income and a $235,000 increase in the unrealized gain on securities available for sale.

RESULTS OF OPERATIONS

    GENERAL. The Association's net income amounted to $365,000 during the nine months ended September 30, 1996 compared to $858,000 during the same period in 1995. The primary reasons for the $493,000 or 57.5%, decrease in net income during the 1996 period was a $413,000 (pre-tax) one-time SAIF special assessment recorded in the third quarter of 1996 together with a $100,000 (pre-tax) loss recognized on the sale of investment securities. Net income for the year ended December 31, 1995 was $872,000 compared to $994,000 for the year ended December 31, 1994. The primary reasons for the $122,000 or 12.3% decrease in net income in 1995 compared to 1994 were a $104,000 increase in non-interest expense, a $30,000 decrease in net interest income and a $46,000 decrease in non-interest income.

    AVERAGE BALANCES, NET INTEREST INCOME, AND YIELDS EARNED AND RATES PAID. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances.


                                           Nine Months Ended September 30,
                             ---------------------------------------------------------
                                     1996(1)                        1995
                             ---------------------------  ----------------------------
                                                 Average                      Average
                              Average            Yield/    Average            Yield/
                              Balance  Interest  Rate(2)   Balance  Interest  Rate(2)
                             --------- --------  -------  --------  --------  --------
                                             (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(3)           $41,031   $2,771    9.00%   $40,114  $2,793    9.28%
  Investment securities(4)       28,308    1,311    6.17     34,707   1,536    5.90
  Mortgage-backed securities      7,311      327    5.96      6,313     288    6.08
  Other interest-earning
   assets                         4,705      151    4.28      2,417     107    5.90
                                -------   ------            -------  ------
   Total interest-earning
    assets                       81,355    4,560    7.47     83,551    4,724    7.54
                                          ------                     -------
Noninterest-earning assets        4,380                       3,972
                                -------                     -------
   Total assets                 $85,735                     $87,523
                                -------                     -------
                                -------                     -------

Interest-bearing liabilities:
  Passbook accounts             $23,371      584    3.33    $25,275      680    3.59
  Certificates of deposit        36,622    1,379    5.02     37,581    1,327    4.71
                                -------   ------            -------   ------
   Total interest-bearing
    liabilities                  59,993    1,963    4.36     62,856    2,007    4.26
Noninterest-bearing
 liabilities(5)                   1,309                       1,244
                                -------                     -------
   Total liabilities             61,302                      64,100
  Retained earnings              24,433                      23,423
                                -------                     -------
   Total liabilities and
    retained earnings           $85,735                     $87,523
                                -------                     -------
                                -------                     -------

  Net interest-earning assets   $21,362                     $20,695
                                -------                    -------
                                -------                    -------

  Net interest income;
   average interest
    rate spread                           $2,597    3.11%             $2,717    3.28%
                                         --------  ------            --------  -------
                                         --------  ------            --------  -------

 Net interest margin(6)                             4.26%                       4.34%
                                                   ------                      ------
                                                   ------                      ------
  Average interest-earning
   assets to average
   interest-bearing liabilities                   135.61%                     132.92%
                                                  -------                     -------
                                                  -------                     -------





                                            Year Ended December 31,
                              -------------------------------------------------------
                                          1995                      1994
                              ---------------------------  ---------------------------
                                                  Average                     Average
                              Average             Yield/   Average            Yield/
                              Balance  Interest   Rate     Balance  Interest  Rate
                             --------- --------  --------  --------  -------- --------
                                             (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(3)         $40,196    $3,703     9.21%   $40,298  $3,730    9.26%
  Investment securities(4)     34,227     2,028      5.93    37,983   1,826    4.81
  Mortgage-backed securities    6,267       380      6.06     6,447     389    6.03
  Other interest-earning
   assets                       2,561       149      5.82     1,897      90    4.74
                             --------    -------            -------   ------

   Total interest-earning
    assets                     83,251     6,260      7.52    86,625   6,035    6.97
Noninterest-earning assets      4,096    ------              3,489   ------
                             --------                      --------

   Total assets               $87,347                       $90,114
                             --------                      --------
                             --------                      --------

Interest-bearing liabilities:
  Passbook accounts           $25,013       880      3.52   $26,975     898    3.33
  Certificates of deposit      37,397     1,784      4.77    39,462   1,510    3.83
                             --------    -------            -------   ------
   Total interest-bearing
liabilities                    62,410     2,664      4.27    66,437   2,408    3.62
                                         -------                      -------
Noninterest-bearing
liabilities(5)                  1,363                         1,133
                             ---------                      --------
   Total liabilities           63,773                        67,570
  Retained earnings            23,574                        22,544
                             ---------                      ---------
   Total liabilities and
    retained earnings         $87,347                       $90,114
                             ----------                    ----------
                             ----------                    ----------

  Net interest-earning
     assets                    $20,841                       $20,188
                             ----------                    ----------
                             ----------                    ----------

  Net interest income;
   average interest
    rate spread                          $3,596      3.25%           $3,626    3.35%
                                       ---------     ------         --------  -------
                                       ---------     ------         --------  -------

 Net interest margin(6)                              4.32%                     4.19%
                                                  ---------                 ---------
                                                  ---------                 ---------

  Average interest-earning
   assets to average
   interest-bearing liabilities                    133.39%                   130.39%
                                                  ---------                 ---------
                                                  ---------                 ---------

----------------------------
(1) At September 30, 1996, the weighted average yields earned and rates paid were as follows: loans receivable, 8.97%; mortgage-backed securities, 5.96%; investment securities, 5.95%; total interest-earning assets, 7.45%; deposits, 4.36%; and interest rate spread, 3.09%.
(2) Annualized.
(3) Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(4) Includes non-accruing investment securities during the respective periods.
(5) Includes noninterest-bearing deposits.
(6) Net interest margin is net interest income divided by average interest-earning assets.

    RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Guaranty Savings' interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (change in rate multiplied by prior year volume), (ii) changes in volume (change in volume multiplied by prior year rate), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.



                               Nine Months Ended September 30, 1996
                                 Compared to Nine Months Ended
                                      September 30, 1995                        1995 vs. 1994
                              --------------------------------------  -------------------------------------
                                            Increase                             Increase
                                           (Decrease)                           (Decrease)
                                             Due to                                Due to
                              -------------------------------------  --------------------------------------
                                                              Total                              Total
                                                           Increase                             Increase
                              Rate            Volume      (Decrease)   Rate       Volume        Decrease)
                             -----------   -----------   -----------  --------   ----------     -------------
                                                               (In Thousands)
Interest income:
  Loans receivable                 $(110)     $  88      $   (22)     $  (19)       $  (8)         $(28)
  Mortgage-backed securities         (15)        54           39           2          (11)           (9)
  Investment securities              124       (349)        (225)        404         (202)          202
  Other interest-earning
    assets                           (65)       109           44          24           35            60
                                ---------  ------------  -----------  ---------  -----------    --------------
    Total interest income            (66)       (98)        (164)        411         (186)          225
                                ---------  ------------  -----------  ---------  -----------    --------------
Interest expense:
  Passbook accounts                   (47)      (49)         (96)         49          (67)         (19)
  Certificates of deposit             106       (54)          52         362          (88)         274
                                ----------  -----------  -----------  ---------  -----------     --------------
    Total interest expense             59      (103)         (44)        411         (155)         255
                                ---------  ------------  -----------  ---------  -----------    --------------
Increase (decrease) in net
  interest income                 $  (125)    $   5       $ (120)     $  --         $ (31)       $ (30)
                                ---------  ------------  -----------  ---------  -----------    --------------
                                ---------  ------------  -----------  ---------  -----------    --------------

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

    GENERAL. Guaranty Savings reported $365,000 of net income for the nine months ended September 30, 1996 compared to $858,000 for the same period in 1995. Net income decreased in the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995 primarily as the result of a $413,000 one-time SAIF special assessment during the 1996 period as well as $100,000 loss recognized on the Association's sale of $7.0 million of investment securities. The Association's return on average assets was 0.57% and 1.31%, respectively, during the nine months ended September 30, 1996 and 1995, while its return on average equity was 1.99% and 4.88% during the respective periods.

    NET INTEREST INCOME. Total interest income amounted to $4.6 million during the nine months ended September 30, 1996 compared to $4.7 million during the same period in 1995. The primary reason for the $164,000, or 3.5%, decrease in total interest income during the first nine months of 1996 was a $225,000, or 14.6%, decrease in interest from investment securities as the result of $6.4 million, or 18.4%, decrease in the average balance of investment securities together with a 27 basis point (100 basis points being equal to 1.0%) decrease in the average yield earned on investment securities. The decrease in the average balance of investment securities was due primarily to the sale of $7.0 million of investment securities during the nine months ended September 30, 1996. Interest income from loans receivable decreased by $22,000, or 0.8%, in the nine months ended September 30, 1996 compared to the same period in 1995. While the average balance of loans receivable increased by $917,000, or 2.3%, such increase was more than offset by a 28 basis point decline on the average yield earned on loans. Interest income on mortgage-backed securities increased by $39,000, or 13.5%, in the nine months ended September 30, 1996 compared to the same period in 1995 as the result of a $998,000, or 15.8%, increase in the average balance to mortgage-backed securities which offset a 12 basis point decline in the average yield. Interest income on other interest-earning assets decreased by $44,000 in the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995.

    Total interest expense decreased by $44,000, or 2.2%, in the nine months ended September 30, 1996 compared to the same period in 1995. During the 1996 period, the average balance of both the Association's passbook accounts and its certificate of deposit accounts decreased due to deposit outflows which management of the Association attributes primarily to customers' moving deposits to competing depository institutions which were offering higher rates on their deposits during the period. The average balance of the Association's passbook accounts decreased by $1.9 million, or 7.5%, during the nine months ended September 30, 1996 compared to the same period in 1995 and the average balance of its certificate of deposit accounts decreased by $959,000, or 2.6%, during the same period. During the nine months ended September 30, 1996, the average rate paid by Guaranty Savings on its passbook accounts decreased by 26 basis points to 3.33% while the average rate paid on its certificates of deposit increased by 31 basis points to 5.02%.

    As the result of the foregoing changes in interest income and interest expense, net interest income decreased by $120,000, or 4.4%, during the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995. The Association's interest rate spread decreased from 3.28% to 3.11% during the nine months ended September 30, 1996, while the net interest margin decreased from 4.34% to 4.26% during the same period. The decrease in the Association's interest rate spread and net interest margin resulted from a faster increase in the rates paid by the Association on its interest-bearing liabilities than in the yields earned on its interest-bearing assets partially due to the Association's negative gap position. See" - Asset and Liability Management."

    PROVISION FOR LOAN LOSSES. The Association made a $14,000 provision for loan losses during the nine months ended September 30, 1996 compared to no provision during the nine months ended September 30, 1995.

    Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on a methodology implemented by the Association, which is designed to assess, among the things experience, the volume and type of lending conducted by the Association, the amount of the Association's classified assets (see "Business -Asset Quality") the status of past due principal and interest payments, loan-to-value ratios of loans in the Association's loan portfolio, general economical conditions, particularly as they relate to the Association's market area, and other factors to the collectibility of the Association's loan portfolio. Management of the Association assesses the allowance for loan losses on a quarterly basis and will make provisions for loan losses as deemed appropriate by management in order to maintain the adequacy of the allowance for loan losses.

    Although management of the Association believes that the Association's allowance for loan losses was adequate at September 30, 1996, based on facts and circumstances available to it, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect the Association's results of operations. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Association's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination. No assurance can be given whether any of such agencies might require that the Association make additional provisions for loan losses in the future.

    NON-INTEREST INCOME. During the nine months ended September 30, 1996, Guaranty Savings recognized a loss of $35,000 from non-interest income sources compared to non-interest income of $46,000 during the nine months ended September 30, 1995. Such loss during the 1996 period primarily was the result of the $100,000 loss on the sale of investment securities in June 1996. Such loss more than offset a $16,000 increase in other income and a slight increase in late charges during the 1996 period. In addition, during the nine months ended September 30, 1996, the Association's gain on the sale of foreclosed real estate was $4,000 less than in the comparable period in 1995 and the Association also recognized a minimal loss on the sale of loans during the nine months ended September 30, 1996.

    The ability to recognize gains from the sale of loans and investments is dependent on market and economic conditions and, accordingly, there can be no assurance that gains can be achieved in the future or that there will not be significant inter-period variations in the results of such activities.

    NON-INTEREST EXPENSE. Non-interest expense increased by $473,000, or 32.3% in the nine months ended September 30, 1996 compared to the same period in 1995. The primary reason for the increase in non-interest expense during the 1996 period was the one-time SAIF special assessment of $413,000. In addition, during the nine months ended September 30, 1996, the Association's compensation and employee benefits costs, the largest component of non-interest expense, increased by $28,000, or 3.1%, to $945,000 compared to $917,000 in the 1995 period. Compensation and employee benefit costs increased during the 1996 period primarily as the result of normal merit increases and cost-of-living salary adjustments. Upon consummation of the Conversion, the Company and the Association will become subject to a Louisiana share tax and franchise tax which, assuming the issuance of 2.6 million shares of Common Stock, will amount to approximately $194,000 on an annual basis. See "Pro Forma Data" and "Taxation - State Taxation." In addition, there is expected to be an increase in compensation expense following the Conversion. See "Risk Factors - Potential Increased Compensation Expense After the Conversion" and "Pro Forma Data."

    FEDERAL INCOME TAXES. The provision for federal income taxes decreased by $195,000, or 44.3%, during the nine months ended September 30, 1996 as compared to the same period in the prior year. The decrease in income taxes was due primarily to a reduction in income before taxes of 688,000, or 53.0%. The Association's effective tax rates amounted to 34.0% during each of the nine month periods ended September 30, 1996 and 1995.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND 1994.

    GENERAL. Guaranty Savings reported $872,000 of net income for the year ended December 31, 1995 compared to $994,000 in 1994. Net income decreased in 1995 compared to 1994 primarily as the result of a $104,000 increase in non-interest expenses, a $30,000 decrease in net interest income and a $46,000 decrease in non-interest income in 1995. The Association's return on average assets was 1.00% and 1.10%, respectively, during 1995 and 1994, while its return on average equity was 3.70% and 4.41% during the respective periods.

    NET INTEREST INCOME. Total interest income amounted to $6.3 million during the year ended December 31, 1995 compared to $6.0 million during 1994. The primary reason for the $225,000, or 3.7%, increase in total interest income during 1995 was a $202,000 increase in interest from investment securities due to a 112 basis point increase in the average yield earned on investment securities which more than offset a $3.8 million decrease in the average balance of investment securities during 1995. Interest income on loans decreased by $27,000, or 0.7%, in 1995 as the result of a 5 basis point decline in the average yield together with a $102,000 decrease in the average balance of loans outstanding. Interest income from mortgage-backed securities decreased by $9,000 and interest income from other interest-earning assets increased by $59,000 in 1995 compared to 1994.

    Total interest expense increased by $256,000, or 10.6%, to $2.7 million in 1995 compared to $2.4 million in 1994. The primary reason for the increase in interest expense in 1995 was a $274,000 increase in interest paid on certificates of deposit as the result of a 94 basis point increase in the average rate paid which more than offset a $2.1 million decrease in the
average balance of the Association's certificates of deposit.   During 1995,
interest paid on passbook accounts decreased by $18,000 as the result of a $2.0 million decrease in the average balance of passbook accounts which more than offset a 19 basis point increase in the rates paid thereon.

    As a result of the foregoing changes in interest income and interest expense, net interest income decrease by $30,000 in 1995 compared to 1994. The Association's interest rate spread decreased from 3.35% in 1994 to 3.25% in 1995 while its interest rate margin, given the decrease in average interest earning assets and the increase in interest income, increased from 4.19% in 1994 to 4.32% in 1995.

    PROVISION FOR LOAN LOSSES. The Association's provision for loan losses was $12,000 in 1995 compared to $21,000 in 1994. Based upon its assessment of the risk elements associated with the loan portfolio, and giving consideration to the overall decrease in the amount of loans outstanding, management of the Association determined that a provision of $12,000 was appropriate during 1995.

    NON-INTEREST INCOME. Non-interest income amounted to $63,000 in 1995 compared to $109,000 in 1994. The primary reason for the $46,000, or 42.2%, decrease in non-interest income during 1995 was the absence of $37,000 of loan prepayment charges recorded in 1994. In addition, during 1995, late charges decreased by $6,000, the Association recognized a $6,000 loss on the disposal of fixed assets and other income decreased by $8,000.

    NON-INTEREST EXPENSE. Non-interest expenses increased by $104,000, or 4.7%, in 1995 compared to 1994. The primary reason for the increase in non-interest expenses in 1995 was a $118,000 increase in employee compensation and benefits.

    FEDERAL INCOME TAXES. The Association's provision for federal income taxes decreased by $49,000 in 1995 compared to 1994. The decrease in income tax expense during 1995 was due to a $172,000 decrease in income before taxes. The Association's effective tax rates amounted to 34.0% during the years ended December 31, 1995 and 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Guaranty Savings is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At September 30, 1996, Guaranty Savings' liquidity was 56.9% or $31.5 million in excess of the minimum OTS requirement.

    The Association's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Association's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposits flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Association invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Association has been able to generate sufficient cash through its deposits and historically has had a very limited use of borrowings as a source of funds.

    Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, the Association maintains a strategy of investing in various lending products as described in greater detail under "Business - Lending Activities." The Association uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities.

    At September 30, 1996, Guaranty Savings had outstanding commitments to originate $967,000 of one- to four-family residential loans (including undisbursed construction loans). At the same date, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $29.2 million. Guaranty Savings believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits to the extent desired. If Guaranty Savings requires funds beyond its internal funding capabilities, advances from the FHLB of Dallas are available as an additional source of funds.

    Guaranty Savings is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of 1.5%, 3.0% and 8.0%, respectively. At September 30, 1996, Guaranty Savings exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 27.79%, 27.79% and 80.10%, respectively. See "Regulation - The Association -Regulatory Capital Requirements" and Note M of Notes to Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

    The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Guaranty Savings' assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Guaranty Savings' performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1990, the Financial Accounting Standards Board ("FASB") issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires that certain postretirement benefits provided to former employees, their beneficiaries, and covered dependents be recognized over those employees' service period. Postretirement benefits include health care, life insurance and other welfare benefits. This statement became effective for the Association for fiscal years beginning after December 15, 1994. The Association does not provide any of the benefits covered by SFAS No. 106.

    In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Investments." SFAS No. 107 requires all entities to disclose, in financial statements or the notes thereto, the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. SFAS No. 107 is effective for financial statements of institutions with assets greater than $150 million issued for years ending after December 15, 1992 (December 15, 1995 for smaller institutions). Substantially all of the assets and liabilities of the Association are financial instruments and, as a result, SFAS No. 107 requires the fair value of such assets and liabilities to be disclosed to the extent the institution meets the size criteria specified in the statement. Because such assets and liabilities are monetary in nature, their fair values may fluctuate significantly over time.

    In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Post-Employment Benefits." SFAS No. 112 requires accrual of the expected cost of providing post-employment benefits to an employee and employee's beneficiaries and covered dependents during the years that the employee renders the necessary services. Such benefits include salary continuation, supplemental unemployment benefits, severance benefits, job training and counseling, and continuation of health care benefits. SFAS No. 112 is effective for fiscal years beginning after December 15, 1993. The Association does not provide any of the benefits covered by SFAS No. 112.

    In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 is effective for years beginning after December 15, 1994, and earlier adoption is encouraged. The Statement establishes accounting measurement, recognition and reporting standards for impaired loans. SFAS No. 114 provides that a loan is impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms (both principal and interest). SFAS No. 114 requires that when a loan is impaired, impairment should be measured based on the present value of the expected cash flows, discounted at the loan's effective interest rate. If the loan is collateral dependent, as a practical expedient, impairment can be based on a loan's observable market price or the fair value of the collateral. The value of the loan is adjusted through a valuation allowance created through a charge against income. Residential mortgages, consumer installment obligations and credit cards are excluded. Loans that were treated as in-substance foreclosures under previous accounting pronouncements are considered to be impaired loans and remain in the loan portfolio under SFAS No. 114. SFAS No. 114 was amended in October 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amended SFAS No. 114 primarily to remove its income recognition requirements and add some disclosure requirements. The adoption of SFAS No. 114, as amended by SFAS No. 118, did not materially affect the Association's financial condition or results of operations in 1995.

    In November 1993, the AICPA issued SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans, which is effective for years beginning after December 15, 1993. SOP 93-6 requires the application of its guidance for shares acquired by ESOPs after December 31, 1992 but not yet committed to be released as of the beginning of the year SOP 93-6 is adopted. SOP 93-6 will, among other things, change the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares. The Company and the Association have adopted an ESOP in connection with the Conversion, which is expected to purchase 8% of the Common Stock sold in the Conversion. Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Company's ESOP shares differ from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs such as the Company will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability. For information on the pro forma effect of the ESOP on the Company's results of operations and stockholders' equity, see "Pro Forma Data." However, the effects of SOP 93-6 on future operating results cannot be determined at this time. See "Risk Factors - Potential Increased Compensation Expense Relating to the ESOP." For additional information on the ESOP, see "Management of the Company - Benefits - Employee Stock Ownership Plan."

     In October 1994, the FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," which is effective for years ending after December 15, 1994. SFAS No. 119 expands the disclosure requirements for derivative financial instruments, which are defined to include futures, forwards, swaps or options contracts or other instruments with similar characteristics. It excludes all such instruments whose financial effects are recorded on the balance sheet. SFAS No. 119 also makes certain modifications to SFAS No. 107. The Association had no financial instruments which would require additional disclosure under SFAS No. 119.

    In December 1994, the AICPA issued SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties," which addresses risk and uncertainties that could significantly affect the amounts reported in the financial statements in the near term or the near-term functioning of the reporting entity. The risk and uncertainties the SOP addresses result from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements and from significant concentrations in certain aspects of the entity's operations. Near term is defined as a period of time not to exceed one year from the date of the financial statements. This SOP is effective for financial statements issued for fiscal years ending after December 15, 1995 and for financial statements for interim periods in fiscal years subsequent to the year for which this SOP is to be first applied. Management has implemented the SOP in the financial statement disclosures.

    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. This statement does not apply to financial instruments, long-term customer relationships of a financial institution (for example, core deposit intangibles), mortgage and other servicing rights, deferred policy acquisition costs, or deferred tax assets. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. Management anticipates that the effect of the adoption of SFAS No. 121 will not have any significant impact on the financial statements.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for transactions entered into after December 15, 1995. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Bulletin Opinion No. 25. "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Management presently anticipates that it will elect to use the intrinsic value based method if the Stock Option Plan is approved by stockholders following the Conversion.

                                      BUSINESS

MARKET AREA

    The Association's market area consists of Orleans, Jefferson and St. Tammany Parishes in the New Orleans, Louisiana metropolitan statistical area. The traditional components of the area's economic base have consisted of tourism, the port of New Orleans and related shipbuilding, and the petroleum industry. Slowdowns in the petroleum industry had a material negative impact on the area's economy in the early 1980s, which were compounded by defense-related cutbacks in recent years. The area's economy has stabilized in recent years due to development of tourism and convention activities and related service-oriented companies, as well as the gaming industry. In addition, the New Orleans economic base has diversified into areas such as health services, the aerospace industry and research and technology.
However, there is still a significant degree of potential volatility in the local economy due to a continued heavy reliance on the same industries that led to the decline in the 1980s, and there has been a decline in the population since the early 1980s. Competition for deposits and lending in the greater New Orleans market is substantial.

LENDING ACTIVITIES

    LOAN PORTFOLIO COMPOSITION. At September 30, 1996, Guaranty Savings' net loan portfolio totalled $43.1 million, representing approximately 49.8% of the Association's $86.5 million of total assets at that date. The principal lending activity of Guaranty Savings is the origination of one- to four-family, fixed-rate residential loans for retention in its portfolio. At September 30, 1996, conventional first mortgage, one- to four-family residential loans (excluding construction loans) amounted to $41.4 million or 95.4% of the total loan portfolio, before net items. To a much lesser extent, the Association originates construction loans, pursuant to a program initiated during 1996, and consumer loans. On occasion, the Association originates loans secured by commercial real estate and loans secured by improved residential lots. At September 30, 1996, construction loans amounted to $412,000 or 0.95% of the total loan portfolio, commercial real estate loans totalled $442,000 or 1.02% of the total loan portfolio, and consumer loans amounted to $463,000 or 1.07% of the total loan portfolio, in each case before net items.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of Guaranty Savings' loan portfolio by type of loan at the dates indicated.




                                           September 30,                          December 31,
                                                             -------------------------------------------------------
                                               1996                1995               1994               1993
                                          ---------------    -----------------   ----------------   ----------------
                                          Amount     %       Amount      %       Amount      %      Amount      %
                                          ------   ------    ------    -------   ------    ------   ------    ------
                                                                           (Dollars in Thousands)




Real estate loans:
  One- to four-family residential:
    Conventional                         $41,378   95.36%    $38,449   95.63%    $38,236   94.68%    $38,205   93.08%
    FHA and VA                               541    1.25         675    1.68         854    2.11       1,018    2.48
  Construction                               412     .95        --       --         --       --         --       --
  Commercial real estate                     442    1.02         484    1.20         601    1.49         654    1.59
  Other real estate                          154    0.35         146    0.36         182    0.45         418    1.02
                                          ------  ------      ------  ------      ------  ------      ------  ------
    Total real estate loans               42,927   98.93      39,754   98.87      39,873   98.73      40,295   98.17
                                          ------  ------      ------  ------      ------  ------      ------  ------

Consumer loans:
  Second mortgage                            290    0.67         267    0.67         350    0.87         440    1.07
  Loans on deposits                          173    0.40         186    0.46         161    0.40         313    0.76
                                          ------  ------      ------  ------      ------  ------      ------  ------
    Total consumer loans                     463    1.07         453    1.13         511    1.27         753    1.83
                                          ------  ------      ------  ------      ------  ------      ------  ------
      Total loans                        $43,390  100.00%    $40,207  100.00%    $40,384  100.00%    $41,048  100.00%
                                          ------  ------      ------  ------      ------  ------      ------  ------
                                          ------  ------      ------  ------      ------  ------      ------  ------

Less:
  Deferred loan fees (costs)                  (6)                 (4)                 (3)                 (1)
  Allowance for loan losses                  337                 323                 345                 370
                                          ------              ------              ------              ------
    Net loans                            $43,058             $39,888             $40,042             $40,679
                                          ------              ------              ------              ------
                                          ------              ------              ------              ------


    CONTRACTUAL TERMS TO FINAL MATURITIES. The following table sets forth certain information as of September 30, 1996 regarding the dollar amount of loans maturing in the Association's portfolio, based on the contractual date of the loan's final maturity, before giving effect to net items. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below do not reflect normal principal amortization; rather, the balance of each loan outstanding at September 30, 1996 is shown in the appropriate year of the loan's final maturity.




                                                    One-to                                           Other
                                                  four-family                        Commercial       real
                                                  residential      Construction      real estate     estate   Consumer  Total
                                                  -----------      ------------      -----------     ------   --------  -----
                                                                                    (In Thousands)


Amounts due after September 30, 1996 in:

  One year or less                                $   131               --              $  2         $  5      $173     $311

  After one year through two years                    318               --               --             9       --       327

  After two years through three years                 175               --                21            2       --       198

  After three years through five years              1,637               --               --            --        --    1,637

  After five years through ten years                8,320               --               295           94        --    8,709

  After ten years through fifteen years            15,611               --               124           26        --   15,761

  After fifteen years                              16,017              412               --            18        --   16,447
                                                   ------              ---               ---          ---       ---   ------
    Total(1)                                      $42,209             $412              $442         $154      $173  $43,390
                                                   ------              ---               ---          ---       ---   ------
                                                   ------              ---               ---          ---       ---   ------


----------

(1) Gross of loans in process, deferred fees, unearned discounts and interest, and allowance for loan losses.

    The following table sets forth the dollar amount of all loans, before net items, due after one year from September 30, 1996 as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.


                                                      Floating or
                                     Fixed-Rate     Adjustable-Rate     Total
                                     ----------     ---------------     -----
                                                     (In Thousands)


One- to four-family residential        $42,621        $     --         $42,621
Commercial real estate                     442              --             442
Consumer                                  --               173             173
Other real estate                          154              --             154
                                        ------         -------          ------
  Total                                $43,217        $    173         $43,390
                                        ------         -------          ------
                                        ------         -------          ------


    Scheduled contractual maturities of loans do not necessarily reflect the actual term of Guaranty Savings' portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which give the Association the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates substantially exceed rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans substantially exceed current mortgage loan rates.

    ORIGINATION OF LOANS. Guaranty Savings' lending efforts are concentrated on the origination for portfolio of one-to four-family, fixed-rate residential mortgage loans. It has not been the Association's practice to either buy or sell loans. The lending activities of Guaranty Savings are subject to the written underwriting standards and loan origination procedures established by Guaranty Savings' Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan applications are taken by lending personnel, and the loan department supervises the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by the Association's Board of Directors.

    Under Guaranty Savings' real estate lending policy, a title opinion signed by an approved attorney must be obtained for each real estate loan.
In certain cases, the Association also requires the borrower to obtain a title insurance policy. Guaranty Savings also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. Borrowers may be required to advance funds on a monthly basis together with each payment of principal and interest to a escrow account from which Guaranty Savings makes disbursements for items such as real estate taxes, hazard insurance premiums and private mortgage insurance premiums as they become due.

    Guaranty Savings' loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. The Association's lending policies require that all mortgage loans to be originated by the Association be approved in advance by the Association's Loan Committee (which is comprised of directors Donald Scott and Zahn and Vice President Weber) and thereafter ratified by the Board of Directors.

         The following table shows total loans originated and repaid during the periods indicated. No loans were purchased or sold during the periods shown.

                                      Nine Months Ended
                                         September 30,       Year Ended December 31,
                                      ------------------   --------------------------
                                        1996      1995      1995      1994      1993
                                       ------    ------    ------    ------    ------
                                                       (In Thousands)
Loan originations:
  One-to-four family residential       $7,005    $4,729    $6,400    $6,467    $3,161
  Construction                            412        --        --        --        --
  Commercial real estate                   --        --        --        --        --
  Consumer                                 59        94       150       105       228
  Other real estate                        --        --        --        --        --
                                        -----     -----     -----     -----     -----
     Total loan originations            7,476     4,823     6,550     6,572     3,389
Loan principal repayments              (4,294)   (4,822)   (6,727)   (7,236)   (9,887)
Increase (decrease) due to other
  items, net(1)                           (12)      (11)       23        27        49
                                        -----     -----     -----     -----     -----
Net increase (decrease) in
  loan portfolio                       $3,170    $  (10)   $ (154)   $ (637)  $(6,449)
                                        -----     -----     -----     -----     -----
                                        -----     -----     -----     -----     -----

____________________

(1) Other items consist of loans in process, deferred fees and discounts, and allowance for loan losses.


    REAL ESTATE LENDING STANDARDS AND UNDERWRITING POLICIES. Effective March 19, 1993, all financial institutions were required to adopt and maintain comprehensive written real estate lending policies that are consistent with safe and sound banking practices. These lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies adopted by the federal banking agencies, including the OTS, in December 1992 ("Guidelines"). The Guidelines set forth uniform regulations prescribing standards for real estate lending. Real estate lending is defined as extensions of credit secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate, regardless of whether a lien has been taken on the property.

    An institution's lending policy must address certain lending considerations set forth in the Guidelines, including loan-to-value ("LTV") limits, loan administration procedures, underwriting standards, portfolio diversification standards, and documentation, approval and reporting requirements. The policy must also be appropriate to the size of the institution and the nature and scope of its operations, and must be reviewed and approved by the institution's board of directors at least annually. The LTV ratio framework, with the LTV ratio being the total amount of credit to be extended divided by the appraised value or purchase price of the property at the time the credit is originated, must be established for each category of real estate loans. If a loan is not secured by a first lien, the lender must combine all senior liens when calculating this ratio. The Guidelines, among other things, establish the following supervisory LTV limits: raw land (65%); land development (75%); construction (commercial, multi-family and nonresidential) (80%); improved property and one- to four-family residential construction (85%); and one- to four-family (owner occupied) and home equity (no maximum ratio; however, any LTV ratio in excess of 90% should require appropriate insurance or readily marketable collateral).

    Certain institutions can make real estate loans that do not conform with the established LTV ratio limits up to 100% of the institution's total capital. Within this aggregate limit, total loans for all commercial, agricultural, multi-family and other non-one-to-four family residential properties should not exceed 30% of total capital. An institution will come under increased supervisory scrutiny as the total of such loans approaches these levels. Certain loans are exempt from the LTV ratios (e.g., those guaranteed by a government agency, loans to facilitate the sale of real estate owned, loans renewed, refinanced or restructured by the original lender(s) to the same borrower(s) where there is no advancement of new funds, etc.).

    Guaranty Savings is in compliance with the above standards.

    Although Louisiana laws and regulations permit state-chartered savings institutions, such as Guaranty Savings, to originate and purchase loans secured by real estate located throughout the United States, Guaranty Savings' present lending is done primarily within Orleans, Jefferson and St. Tammany Parishes in Louisiana, although it will make loans secured by properties within a 100 mile radius of the Association's main office.
Subject to the Association's loans-to-one borrower limitation, Guaranty Savings is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Guaranty Savings may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of the Association's total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, the Association may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At September 30, 1996, Guaranty Savings was well within each of the above lending limits.

    As required by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At September 30, 1996, the Association's regulatory limit on loans-to-one borrower was $3.6 million, however, the Board of Directors has determined to implement a loan-to-one borrower limit of $1.5 million. The Association's largest loan or largest group of loans-to-one borrower amounted to $1.4 million at September 30, 1996 and consisted of 13 loans to an investor secured by residential fourplexes in the Association's market area. All of such loans were current at September 30, 1996. No other loan to one borrower or group of loans to one borrower and related persons or entities exceeded $300,000 at September 30, 1996.

    LOANS ON EXISTING RESIDENTIAL PROPERTIES. The primary real estate lending activity of Guaranty Savings is the origination of fixed-rate loans secured by first mortgage liens on one- to four-family residences. At September 30, 1996, $41.4 million or 95.4% of Guaranty Savings total loan portfolio, before net items, consisted of conventional first mortgage, one- to four-family residential loans (excluding construction loans).

    The loan-to-value ratio, maturity and other provisions of the loans made by Guaranty Savings generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by the Association. Guaranty Savings' lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 90% of the lesser of the appraised value or purchase price of the property, and one- to four-family residential loans in excess of an 80% loan-to-value ratio require private mortgage insurance. Prior to 1996 the maximum loan-to-value mortgage loan offered by the Association was 80%. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month and customarily include "due-on-sale" clauses, which are provisions giving the Association the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage or the loan is not repaid. Guaranty Savings enforces due-on-sale clauses to the extent permitted under applicable laws.

    Various legislative and regulatory changes have given Guaranty Savings the authority to originate and purchase mortgage loans which provide for periodic interest rate adjustments subject to certain limitations. To date, Guaranty Savings has offered only fixed-rate mortgage loans and has not offered adjustable-rate mortgage loans ("ARMs"). Guaranty Savings has no current plan to originate ARMs.

    CONSTRUCTION LOANS.  At September 30, 1996, $412,000 or 0.95% of
Guaranty Savings' total loan portfolio, before net items, consisted of loans for the construction of one- to four-family residences. In March 1996, the Association commenced a program of offering loans for construction of single-family residences. The Association's construction loans are structured as construction/permanent loans whereby there is one closing for both the construction loan and the permanent financing. During the construction phase, which typically lasts for four to six months, officers of the Association make periodic inspections of the construction site and loan proceeds are disbursed directly to the contractors as construction progresses. Typically, disbursements are made in four to six draws during the construction period. The Association's construction loans require payment of interest only during the construction phase and are structured to be converted to fixed-rate permanent loans at the end of the construction phase.

    Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. Guaranty Savings generally attempts to mitigate the risks associated with construction lending by, among other things, lending only in its market area, using conservative underwriting guidelines, disbursing funds directly to the contractors, and closely monitoring the construction process.

    COMMERCIAL REAL ESTATE LOANS. The Association's commercial real estate loan portfolio primarily consists of loans secured by multi-use properties, small retail establishments and churches located within the Association's primary market area. Commercial real estate loans amounted to $442,000 or 1.02% of the total loan portfolio at September 30, 1996. The largest commercial real estate loan at September 30, 1996 was $82,000, and the average balance of such loans at such date was $32,000.

    Nonresidential real estate loans generally have terms not exceeding 15 years and have fixed-rates of interest. All loans are based on the appraised value of the secured property and loans are generally not made in amounts in excess of 70% of the appraised value of the secured property. All appraisals are performed by an independent appraiser designated by the Association and are reviewed by management. In originating nonresidential loans, the Association considers the quality of the property, the credit of the borrower, the historical and projected cash flow of the project, the location of the real estate and the quality of the property management. Guaranty Savings has not originated any commercial real estate loans in more than three years.

    Commercial real estate lending is generally considered to involve a higher degree of risk than single-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Guaranty Savings generally attempts to mitigate the risks associated with commercial real estate lending by, among other things, lending primarily in its market area and using low LTV ratios in the underwriting process.

    OTHER REAL ESTATE LOANS. At September 30, 1996, the Association had $154,000 of other real estate loans. Such other real estate loans primarily consist of loans secured by residential lots in the Association's market area. The Association limits its lot loans to a LTV of 70% and such loans amortize over a period not exceeding 15 years. Land lending generally involves additional risks compared to loans secured by improved single-family properties. Loans on lots may run the risk of adverse zoning changes, or environmental or other restrictions on future use.

    CONSUMER LOANS. The Association's consumer loans consist of loans on deposits and second mortgage loans. The consumer loans are not being actively marketed and are offered primarily as a service to existing customers. At September 30, 1996, loans on deposits amounted to $173,000, representing 37.4% of total consumer loans and 0.4% of the total loan portfolio, before net items. Loans secured by deposit accounts are generally offered with an interest rate equal to 2.0% above the rate on the deposit account.

    The Association's second mortgage loans amounted to $290,000 or 0.67% of the total loan portfolio at September 30, 1996. The second mortgages are secured by one- to four-family residences, are for a fixed amount and a fixed term, and are made to individuals for a variety of purposes. All of the second mortgages at September 30, 1996 have fixed- interest rates and amortize over a 10- or 15-year period. The Association limits its originations of loans secured by second mortgages to properties upon which it has an existing first lien. The maximum loan amount of the Association's second mortgage loans is $50,000 and the combined amounts outstanding under the first and second mortgage loans cannot exceed 80% of the appraised value of the security property. In addition, the Association requires that the borrower maintain at least 10% cash equity in the subject property.

    LOAN FEES AND SERVICING INCOME. In addition to interest earned on loans, Guaranty Savings receives income through loan fees charged in connection with inspections of properties securing construction loans, late payments, prepayments and for miscellaneous services related to its loans. Income from these activities varies from period-to-period with the volume and type of loans made.

    Guaranty Savings does not charge loan origination fees or "points," which most lenders compute as a percentage of the principal amount of the mortgage loan and charge to the borrower in connection with the origination of the loan. The Association believes that not charging origination fees or points provides it with a marketing advantage compared to other financial institutions.

    ASSET QUALITY

    DELINQUENT LOANS. The following table sets forth information concerning delinquent loans at September 30, 1996, in dollar amounts and as a percentage of Guaranty Savings' total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                             September 30, 1996
                                     -------------------------------------------------------------------
                                           30-59                                      90 or More Days
                                        Days Overdue         60-89 Days Overdue            Overdue
                                     -------------------     -------------------     -------------------
                                                Percent                 Percent                 Percent
                                                of Total                of Total                of Total
                                     Amount       Loans       Amount      Loans      Amount       Loans
                                     ------     --------      ------    --------     ------     ---------
                                                            (Dollars in Thousands)

One- to four-family
  residential real estate
  loans                               $267        0.62%        $52        0.12%         $316       0.73%
Commercial real estate
  loans                                 --          --          --          --            --         --
Consumer loans                          --          --          --          --            --         --
Other real estate                       --          --          --          --            --         --
                                       ---        ----          --        ----           ---       ----
  Total delinquent loans              $267        0.62%        $52        0.12%         $316       0.73%
                                       ---        ----          --        ----           ---       ----
                                       ---        ----          --        ----           ---       ----

    NON-PERFORMING ASSETS. When a borrower fails to make a required loan payment, Guaranty Savings attempts to cause the default to be cured by contacting the borrower. In general, contacts are made after a payment is more than 20 days past due. The Association's loans generally provide for a 15 day grace period, and no late charge is assessed on these loans until the payment is 16 days past due. Typically, delinquencies are promptly brought current after contact by the Association. If the delinquency on a mortgage loan exceeds 90 days and is not cured through Guaranty Savings' normal collection procedures, or an acceptable arrangement is not worked out with the borrower, Guaranty Savings will commence foreclosure action.

    Any property acquired by the Association as a result of foreclosure is included in Guaranty Savings' "real estate owned" account until it is sold. Guaranty Savings is permitted under applicable regulations to finance sales of real estate owned by "loans to facilitate" which may involve more favorable interest rates and terms than generally would be granted under Guaranty Savings' underwriting guidelines. At September 30, 1996, Guaranty Savings had $364,000 in loans to facilitate the sale of real estate owned.

    The Association places loans on non-accrual status when the payment of interest becomes 90 days past due or when interest payments are otherwise deemed uncollectible.

    The following table sets forth the amount of Guaranty Savings' nonperforming assets at the dates indicated.




                                                           December 31,
                                  September 30,      ------------------------
                                       1996          1995      1994      1993
                                  -------------      ----      ----      ----
                                        (Dollars in Thousands)

Total nonperforming assets:
  Non-accruing loans                  $316           $206      $197      $506
  Real estate owned, net                --             24        37        38
                                       ---            ---       ---       ---
  Total nonperforming assets          $316           $230      $234      $544
                                       ---            ---       ---       ---
                                       ---            ---       ---       ---
Troubled debt restructurings          $ --           $ --      $ --      $ --
                                       ---            ---       ---       ---
                                       ---            ---       ---       ---

Total nonperforming loans as a
  percentage of total loans            .73%           .51%      .49%     1.23%
                                       ---            ---       ---      ----
                                       ---            ---       ---      ----
Total nonperforming assets as a
  percentage of total assets           .37%           .27%      .27%      .60%
                                       ---            ---       ---       ---
                                       ---            ---       ---       ---


    CLASSIFIED ASSETS AND OTHER POTENTIAL PROBLEM ASSETS. Federal regulations require that the Association classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them in their reports of examination. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.All loans are reviewed on a regular basis under the Association's asset classification policy. The Association's total classified assets at September 30, 1996 (excluding loss assets specifically reserved for) amounted to $1.8 million, all of which was classified as substandard, and none of which was classified as doubtful or loss. In addition to its classified assets, the Association designates certain assets as "special mention," due primarily to such assets previously being classified. As of September 30, 1996, $355,000 of the Association's assets were designated as special mention and, as such, were closely monitored by management of the Association.

    ALLOWANCE FOR LOAN LOSSES. At September 30, 1996, Guaranty Savings' allowance for loan losses amounted to $337,000 or 0.78% of the total loan portfolio. Guaranty Savings' loan portfolio consists primarily of one- to four-family residential loans and, to a lesser extent, commercial real estate loans, construction loans and consumer loans. The loan loss allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on prior loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time. Although management believes that it uses the best information available to make such determinations, future adjustments to allowances may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations.

    The following table summarizes changes in the allowance for loan losses and other selected statistics for the periods presented. For a discussion of the reasons for the credit for loan losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Provision for Loan Losses."

                                       At or
                                For the Nine Months         At or For the Year Ended
                                Ended September 30,                December 31,
                                -------------------     -------------------------------
                                  1996        1995        1995        1994        1993
                                -------     -------     -------     -------     -------
Total loans outstanding         $43,390     $40,479     $40,207     $40,384     $41,048
                                 ------      ------      ------      ------      ------
                                 ------      ------      ------      ------      ------
Allowance for loan losses,
  beginning of period           $   323     $   345     $   345     $   370     $   321
Provision (credit) for loan
 losses                              14          --          12          35          98
Net loans charged-off
  (recovered)                        --          10          34          60          49
                                 ------      ------      ------      ------      ------
Allowance for loan losses,
 end of period                  $   337     $   335     $   323     $   345     $   370
                                 ------      ------      ------      ------      ------
                                 ------      ------      ------      ------      ------
Allowance for loan losses
   as a percent of total
   loans outstanding                .78%        .83%        .80%        .85%        .90%
                                 ------      ------      ------      ------      ------
                                 ------      ------      ------      ------      ------
Allowance for loan losses
   as a percent of
   nonperforming loans           106.65%     145.65%     156.80%     175.13%      73.12%
                                 ------      ------      ------      ------      ------
                                 ------      ------      ------      ------      ------
Ratio of net charge-offs
  during the period to
  average loans outstanding
  during the period                 N/A         .03%        .08%        .15%        .11%
                                 ------      ------      ------      ------      ------
                                 ------      ------      ------      ------      ------

    The following table presents the allocation of Guaranty Savings' allowance for loan losses by type of loan at each of the dates indicated.

                                                                                 December 31,
                                                    ---------------------------------------------------------------------------
                            September 30, 1996               1995                     1994                       1993
                         -----------------------    ----------------------    ----------------------     ----------------------
                                         Loan                      Loan                       Loan                       Loan
                                       Category                   Category                  Category                  Category
                          Amount         as a %       Amount       as a %       Amount       as a %       Amount        as a %
                            of          of Total       of         of Total        of        of Total        of        of Total
                         Allowance       Loans       Allowance      Loans      Allowance      Loans      Allowance      Loans
                         ---------     ---------     ---------    --------     ---------    ---------    ---------    ---------
                                                                   (Dollars in Thousands)
One- to four-family
  residential              $337          96.61%         $323       97.31%         $345        96.79%        $370        95.56%
Construction                 --            .95            --          --            --           --           --           --
Commercial real
  estate                     --           1.02            --         1.2            --         1.49           --         1.59
Consumer                     --           1.07            --        1.13            --         1.27           --         1.83
Other real estate            --            .35            --         .36            --          .45           --         1.02
                            ---          -----           ---        ----           ---         ----          ---        -----
  Total                    $337            100%         $323         100%         $345          100%        $370           100%
                            ---          -----           ---        ----           ---         ----          ---        -----
                            ---          -----           ---        ----           ---         ----          ---        -----

MORTGAGE-BACKED SECURITIES

     Guaranty Savings has invested in a portfolio of fixed-rate, mortgage-backed securities that are issued or guaranteed by the FHLMC or the FNMA. Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of one- to four-family or multi-family residential mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Homestead. FHLMC is a public corporation chartered by the U.S. government and guarantees the timely payment of interest and the ultimate return of principal. FHLMC mortgage-backed securities are not backed by the full faith and credit of the United States, but because FHLMC is a U.S. government sponsored enterprise, these securities are considered high quality investments with minimal credit risks. The FNMA guarantees the timely payment of principal and interest, and FNMA securities are indirect obligations of the U.S. government.

     All of the $7.3 million of mortgage-backed securities at September 30, 1996 were accounted for as held to maturity and had an aggregate market value of $7.0 million at such date. For additional information relating to the Association's mortgage-backed securities, see Note C of Notes to Financial Statements.

     Mortgage-backed securities generally yield less than the loans that underlie such securities, because of the cost of payment guarantees or credit enhancements that result in nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize obligations of the Association. In general, mortgage-backed pass-through securities are weighted at no more than 20% for risk-based capital purposes, compared to an assigned risk weighting of 50% to 100% for whole residential mortgage loans. As a result, these types of securities allow the Association to optimize regulatory capital to a greater extent than non-securitized whole loans. While mortgage-backed securities carry a reduced credit risk as compared to whole loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed, and value, of such securities.

     The following table sets forth the composition of Guaranty Savings' mortgage-backed securities portfolio at each of the dates indicated.


                                                          December 31,
                                 September 30,     --------------------------
                                      1996          1995      1994      1993
                                 ------------      ------    ------    ------
                                                (In Thousands)
Mortgage-backed
  securities:
    FNMA                            $3,065         $1,772    $1,909    $1,067
    FHLMC                            4,234          4,595     4,154     5,045
                                     -----          -----     -----     -----
     Total                          $7,299         $6,367    $6,063    $6,112
                                     -----          -----     -----     -----
                                     -----          -----     -----     -----

    Information regarding the contractual maturities and weighted average yield of Guaranty Savings' mortgage-backed securities portfolio at September 30, 1996 is presented below. Due to repayments of the underlying loans, the actual maturities of mortgage-backed securities generally are substantially less than the scheduled maturities.

                                           Amounts at September 30, 1996 Which Mature In
                                  --------------------------------------------------------------
                                                               After Five
                                  One Year     After One to        to          Over 10
                                   or Less      Five Years       10 Years        Years     Total
                                  --------     ------------    -----------     -------     -----
                                                         (Dollars in Thousands)
Total mortgage-backed
securities:

     FNMA                           $ --          $1,030           $506         $1,525     $3,065
     FHLMC                           107           2,830            489            808      4,234
                                     ---           -----            ---          -----      -----
       Total                        $107          $3,860           $995         $2,337     $7,299
                                     ---           -----            ---          -----      -----
                                     ---           -----            ---          -----      -----
    Weighted average
       yield                         7.0%           5.51%          6.75%          5.83%      5.80%
                                     ---           -----            ---          -----      -----
                                     ---           -----            ---          -----      -----

    The following table sets forth the purchases, sales and principal repayments of Guaranty Savings' mortgage-backed securities during the periods indicated.

                                    At or For the Nine                  At or For the
                                        Months Ended                Year Ended December 31,
                                        September 30,          ---------------------------------
                                              1996               1995        1994         1993
                                    -------------------        --------    --------     --------
                                                        (Dollars in Thousands)

Mortgage-backed securities
 at beginning of period                   $6,367                 $6,063      $6,112      $3,444
Purchases                                  2,436                    855         980       4,472
Repayments                                (1,514)                  (552)     (1,031)     (1,814)
Amortization of premiums
 and discounts, net                           10                      1           2          10
                                           -----                  -----       -----       -----
Mortgage-backed securities at
 end of period                            $7,299                 $6,367      $6,063      $6,112
                                           -----                  -----       -----       -----
                                           -----                  -----       -----       -----
Weighted average yield at
 end of period                              5.80%                  5.98%       5.97%       6.29%
                                           -----                  -----       -----       -----
                                           -----                  -----       -----       -----



INVESTMENT SECURITIES

    The investment policy of the Association, which is established by the Board of Directors, is designed primarily to maintain liquidity within regulatory limits, maintain a balance of high-quality investments to minimize risk, provide collateral for pledging requirements, provide alternative investments when loan demand is low, maximize returns while preserving liquidity and safety, and manage interest rate risk. Guaranty Savings is required to maintain certain liquidity ratios and does so by investing in securities that qualify as liquid assets under OTS regulations. See "Regulation - The Association - Liquidity Requirements" for a description of such regulations. Such securities include obligations issued or fully guaranteed by the United States government, certain federal agency obligations and certificates of deposit.

    Investment securities totalled $23.1 million or 26.7% of total assets at September 30, 1996. At September 30, 1996, $21.2 million of the Association's investment securities consisted of debt obligations of the U.S. Government and Federal agencies, $1.0 million was invested in an adjustable rate mortgage mutual fund and $900,000 was invested in FHLMC stock. At such date, all of the Association's investment securities were classified as available-for-sale. Of the Association's investment securities at September 30, 1996, $11.0 million were scheduled to mature in one year or less and $10.7 million was scheduled to mature in more than one year and less than five years.

    The following table sets forth certain information relating to Guaranty Savings' investment securities and certain other assets at the dates indicated.

                                                                                    December 31,
                                                       -----------------------------------------------------------------------
                              September 30, 1996               1995                      1994                    1993
                             --------------------      --------------------     --------------------     ---------------------
                             Carrying      Market      Carrying      Market     Carrying      Market     Carrying      Market
                               Value        Value       Value        Value        Value       Value        Value        Value
                             --------      ------      --------      ------     --------      ------     --------      -------
                                                                                    (In Thousands)
Available for sale:
   U.S. Government and
    Federal Agency
     securities               $21,153      $21,153     $ 2,207      $ 2,207     $ 2,735      $ 2,735     $ 3,321       $ 3,321
   Other                        1,915        1,915       1,053        1,053         454          454         448           448
                               ------       ------      ------       ------      ------       ------      ------        ------
Total available for sale       23,068       23,068       3,260        3,260       3,189        3,189       3,769         3,769
                               ------       ------      ------       ------      ------       ------      ------        ------
Held to maturity:
   U.S. Government and
    Federal Agency
     securities                    --           --      30,100       30,440      32,307       31,746      34,029        34,365
   Other                           --           --          --           --          --          --           --            --
                               ------       ------      ------       ------      ------       ------      ------        ------
Total held to maturity             --           --      30,100       30,440      32,307       31,746      34,029        34,365
                               ------       ------      ------       ------      ------       ------      ------        ------
    Total                     $23,068      $23,068     $33,360      $33,700     $35,496      $34,935     $37,798       $38,134
                               ------       ------      ------       ------      ------       ------      ------        ------
                               ------       ------      ------       ------      ------       ------      ------        ------

    The following table sets forth the amount of investment securities and certain other assets which mature during each of the periods indicated and the weighted average yields for each range of maturities at September 30, 1996. No tax-exempt yields have been adjusted to a tax-equivalent basis.

                                                      Amounts at September 30, 1996 Which Mature In
                                  -------------------------------------------------------------------------------------
                                                               Over  One
                                                 Weighted         Year           Weighted         Over        Weighted
                                  One Year       Average         Through          Average         Five         Average
                                   or Less        Yield         Five Years         Yield          Years         Yield
                                  --------       ---------     -----------       ---------       -------      ---------
                                                                   (Dollars in Thousands)
Bonds and other debt
  securities available for
  sale:
    U.S. Government and
     Federal Agency securities     $8,407          6.27%         $10,693           6.75%          $2,053         7.38%
    Other                           1,915          6.87               --             --               --           --
    Equity securities held to
      maturity:
        FHLB stock(1)                 718          5.74               --             --               --           --
                                   ------          ----          ------            ----            -----         ----
     Total                        $11,040          6.30%        $10,693            6.75%          $2,053         7.38%
                                   ------          ----          ------            ----            -----         ----
                                   ------          ----          ------            ----            -----         ----

___________________________

(1) As a member of the FHLB of Dallas, Guaranty Savings is required to maintain its investment in FHLB stock, which has no stated maturity.

SOURCES OF FUNDS

    GENERAL. Deposits are the primary source of the Guaranty Savings' funds for lending and other investment purposes. In addition to deposits, the Association derives funds primarily from principal repayments and interest on loans and mortgage-backed securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer-term basis for general business purposes.

    DEPOSITS. Guaranty Savings' deposits are attracted principally from within its market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

    Guaranty Savings' ability to attract and maintain deposits is affected by the rate consciousness of its customers and their willingness to move funds into higher-yielding accounts. Guaranty Savings' cost of funds has been, and will continue to be, affected by money market conditions.

    The following table shows the distribution of, and certain other information relating to, Guaranty Savings' deposits by type of deposit, as of the dates indicated.


                          September 30,                              December 31,
                                            ----------------------------------------------------------------
                              1996                 1995                   1994                    1993
                        ----------------    ------------------       ----------------       ----------------
                        Amount       %        Amount       %         Amount       %         Amount       %
                        ------     -----      ------     -----       ------     -----       ------     -----
                                                        (Dollars in Thousands)

Certificate accounts:

 2.00% - 2.99%         $    --        --%   $    --         --%     $    --         --%    $   295        .44%

 3.00% - 3.99%              15       .03         78        .13        8,409      13.01      27,043      40.10

 4.00% - 4.99%          10,995     18.17     20,156      33.12       25,366      39.24       9,736      14.44

 5.00% - 5.99%          24,494     35.53     12,602      20.71        3,600       5.57       2,257       3.35

 6.00% - 6.99%           3,981      6.58      3,989       6.52          706       1.09       1,232       1.83

 7.00% -  7.99%             --        --         --         --          110        .17         206        .31

 8.00% or more              --        --         --         --           87        .13         275        .40
                        ------     -----     ------      -----       ------      -----      ------      -----

 Total certificate
  accounts              36,485     60.31     36,825      60.42       38,277      59.21      41,044      60.87
                        ------     -----     ------      -----       ------      -----      ------      -----

Passbook savings
 accounts               24,010     39.69     24,120      39.58       26,365      40.79      26,388      39.13
                        ------     -----     ------      -----       ------      -----      ------      -----

  Total deposits       $60,495    100.00%   $60,945     100.00%     $64,642    100.00%     $67,432     100.00%
                        ------     -----     ------      -----       ------      -----      ------      -----
                        ------     -----     ------      -----       ------      -----      ------      -----


    The following table presents the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.


                                Nine Months
                                   Ended
                                September 30,                            Year Ended December 31,
                                                    ---------------------------------------------------------------
                                     1996                   1995                  1994                  1993
                             -------------------    -------------------    ------------------    ------------------
                                         Average                Average               Average               Average
                             Average      Rate      Average      Rate      Average     Rate      Average     Rate
                             Balance      Paid      Balance      Paid      Balance     Paid      Balance     Paid
                             -------     -------    -------     -------    -------    -------    -------    -------
                                                         (Dollars in Thousands)

Passbook savings accounts    $23,371        3.33%   $25,013        3.52%   $26,975       3.33%   $26,188       3.02%

Certificates of deposit       36,622        5.02     37,397        4.77     39,462       3.83     41,513       3.84
                              ------        ----     ------        ----     ------       ----     ------       ----

  Total interest-bearing
    deposits                 $59,993        4.36%   $62,410        4.27%   $66,437       3.62%   $67,701       3.52%
                              ------        ----     ------        ----     ------       ----     ------       ----
                              ------        ----     ------        ----     ------       ----     ------       ----


    The following table sets forth the savings flows of Guaranty Savings during the periods indicated.


                                   Nine Months
                                     Ended
                                  September 30,   Year Ended December 31,
                                                 ------------------------
                                     1996        1995      1994     1993
                                 -------------  ------    ------   ------
                                                     (In Thousands)


Increase (decrease) before
 interest credited              $(1,953)       $(5,743)  $(4,703)  $(4,274)

Interest credited                 1,503          2,046     1,913     2,225
                                -------        -------   -------   -------
  Net increase (decrease) in
   deposits                     $  (450)       $(3,697)  $(2,790)  $(2,049)
                                -------        -------   -------   -------
                                -------        -------   -------   -------

    Guaranty Savings attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area, but does not necessarily seek to match the highest rates paid by competing institutions. Guaranty Savings has generally priced its passbook accounts in the upper parameters among its competitors and, on occasion, will take a position of price leadership in its markets with respect to passbook accounts. The Association generally has been more conservative in the pricing of its certificates of deposit, and generally has not priced its certificates of deposit in the upper parameters among its competitors. Deposits at Guaranty Savings decreased in the nine months ended September 30, 1996 and during 1995 and 1994 partially due to the higher rates offered by competitors, particularly with respect to certificates of deposit. In June 1996, in an effort to stem the outflow of its deposits, the Association increased the rate paid on its passbook accounts from 2.75% to 4.00%. The Association's deposits increased slightly from June 30, 1996 to September 30, 1996, which increase management attributes to the increase in the rate paid on passbook accounts.

    The principal methods used by the Association to attract deposit include its emphasis on personal services, competitive interest rates and convenient office locations. Guaranty Savings does not advertise for deposits outside of its primary market area. At September 30, 1995, the Association had no deposits that were obtained through deposit brokers.

    The following table presents, by various interest rate categories, the amount of certificates of deposit at September 30, 1996 and the amounts at September 30, 1996 which mature during the periods indicated.


                                       Balance at September 30, 1996
                             Maturing in the 12 Months Ending September 30,
                             ----------------------------------------------
Certificates of Deposit      1997     1998     1999    Thereafter  Total
-----------------------      ----     ----     ----    ----------  -----
                                           (In Thousands)


2.00% - 2.99%               $   --     $  --    $   --     $   --      $   --

3.00% - 3.99%                   15        --        --         --          15

4.00% - 4.99%                10,829      147        19         --       10,995


5.00% - 5.99%                15,217    3,757     2,412        108       21,494

6.00% - 6.99%                 3,132      721       --         128        3,981

7.00% - 7.99%                   --       --        --          --           --

8.00% or more                   --       --        --          --           --
                             ------   ------    ------      -----       ------
  Total certificate
   accounts                 $29,193   $4,625    $2,431       $236      $36,485
                             ------    -----     -----        ---       ------
                             ------    -----     -----        ---       ------


    The following table sets forth the maturities of Guaranty Savings' certificates of deposit of $100,000 or more at September 30, 1996 by time remaining to maturity.


Maturing During Quarter Ending:         Amounts
-------------------------------    -----------------
                                     (In Thousands)


December 31, 1996                       $326

March 31, 1997                           100

June 30, 1997                            401

September 30, 1997                       536

After September 30, 1997                  --
                                        ------

  Total certificates of
   deposit with balances of
   $100,000 or more                    $1,363
                                        ------
                                        ------

    BORROWINGS. Guaranty Savings may obtain advances from the FHLB of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans, investment securities and mortgage-backed securities, provided certain standards related to credit worthiness have been met. See "Regulation - The Association - Federal Home Loan Bank System." Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. At September 30, 1996, Guaranty Savings had no advances from the FHLB of Dallas.

SUBSIDIARY

    At September 30, 1996, the Association had no subsidiaries. Under Louisiana law, a state-chartered association may invest up to 10% of its assets in service organizations or corporations.

COMPETITION

    Guaranty Savings faces significant competition both in attracting deposits and in originating loans. Its most direct competition for deposits has come historically from commercial banks, credit unions, mortgage brokers and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, Guaranty Savings faces additional significant competition for investors' funds from short-term money market mutual funds and issuers of corporate and government securities. Guaranty Savings does not rely upon any individual group or entity for a material portion of its deposits. The Association estimates that its market share of total deposits in Orleans, St. Tammany and Jefferson Parishes, Louisiana is less than 1%.

    Guaranty Savings' competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. Guaranty Savings competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers and real estate brokers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets.

EMPLOYEES

    Guaranty Savings had 33 full-time employees at September 30, 1996. None of these employees are represented by a collective bargaining agent, and Guaranty Savings believes that it enjoys good relations with its personnel.

PROPERTIES

    At September 30, 1996, Guaranty Savings conducted its business from its main office in Metairie, Louisiana and two branch offices in Mandeville and New Orleans, Louisiana. The following table sets forth the net book value (including furnishings and equipment) and certain other information with respect to the offices of Guaranty Savings at September 30, 1996.


                                         Lease         Net Book
                                      Expiration      Value of      Amount of
Description/Address    Leased/Owned      Date         Property      Deposits
-------------------    ------------   ----------      ---------     ---------
                                                           (In Thousands)


Main Office:
3798 Veterans Blvd.
Metairie, LA 70002     Owned          N/A             $2,012        $55,502

Branch Offices:
2111 North Causeway
 Blvd.
Mandeville, LA         Owned          N/A                379            116(1)

3915 Canal Street
New Orleans, LA        Owned          N/A                278          4,877
                                                       -----          -----

   Total(2)                                           $2,669        $60,495
                                                       -----         ------
                                                       -----         ------

----------
(1) Opened in May 1996.

(2) In addition, the Association continues to own the site of a former branch office at 1700 Veterans Boulevard, Metairie, Louisiana, which office had a net book value of $95,000 at September 30, 1996 and was being leased to a third party.

LEGAL PROCEEDINGS

    Guaranty Savings is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of Guaranty Savings.

                                     REGULATION

    SET FORTH BELOW IS A BRIEF DESCRIPTION OF CERTAIN LAWS AND REGULATIONS WHICH ARE APPLICABLE TO THE COMPANY AND GUARANTY SAVINGS. THE DESCRIPTION OF THE LAWS AND REGULATIONS HEREUNDER, AS WELL AS DESCRIPTIONS OF LAWS AND REGULATIONS CONTAINED ELSEWHERE HEREIN, DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPLICABLE LAWS AND REGULATIONS.

THE COMPANY

    GENERAL. The Company, as a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, Guaranty Savings will be subject to certain restrictions in its dealings with the Company and affiliates thereof.

    ACTIVITIES RESTRICTIONS. There are generally no restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings institution. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the qualified thrift lender ("QTL") test, as discussed under "- The Association - Qualified Thrift Lender Test," then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "- The Association - Qualified Thrift Lender Test."

    If the Company were to acquire control of another savings institution, other than through merger or other business combination with Guaranty Savings, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL test, as set forth below, the activities of the Company and any of its subsidiaries (other than Guaranty Savings or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity, other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business;
(iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or
(vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the FRB as permissible for bank holding companies. Those activities described in clause (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

    In addition, Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At September 30, 1996, Guaranty Savings was in compliance with the above restrictions.

    RESTRICTIONS ON ACQUISITIONS. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the OTS, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

    The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act ("FDIA"); or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

    Under the Bank Holding Company Act of 1956, the FRB is authorized to approve an application by a bank holding company to acquire control of a savings institution. In addition, a bank holding company that controls a savings institution to merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the FRB. As a result of these provisions, there have been a number of acquisitions of savings institutions by bank holding companies in recent years.

    FEDERAL SECURITIES LAWS. The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under Section 12(g) of the Exchange Act. The Company will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act.

    The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of Common Stock purchased by persons who are not affiliates of the Company may be sold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

THE ASSOCIATION

    GENERAL. As part of the Conversion, the Association will convert from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association. The OFI will be the Association's chartering authority, and the OTS will be the Association's primary federal regulator. The OFI and the OTS have extensive authority over the operations of Louisiana-chartered savings institutions. As part of this authority, Louisiana-chartered savings institutions are required to file periodic reports with the OFI and the OTS and are subject to periodic examinations by the OFI, the OTS and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors.

    The OTS' enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS.

    INSURANCE OF ACCOUNTS. The deposits of Guaranty Savings are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

    The FDIC may terminate the deposit insurance of any insured depository institution, including Guaranty Savings, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Association's deposit insurance.

    The FDIC is authorized to establish separate assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund to restore the fund's ratio of reserves to insured deposits to its statutorily set target level within a reasonable time, and may decrease such assessment rates if such target level has been met. Until the SAIF fund meets its target level, savings associations may not transfer to the BIF fund. Furthermore, any such transfers, when permitted, would be subject to exit and entrance fees. Under current FDIC regulations, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital- "well capitalized," "adequately capitalized," and "undercapitalized" - which are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of the Federal Deposit Insurance Act ("FDIA") as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. The insurance premiums for the Association for the first semi-annual period in calendar 1996 was .23%.

    The BIF fund met its target reserve level in September 1995, but the SAIF was not expected to meet its target reserve level until at least 2002. Consequently, in late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with respect to the semiannual premium assessment beginning January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to an annual minimum of $2,000) for institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions in the lowest risk category).

    On September 30, 1996, President Clinton signed into law legislation which will eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The legislation provides that all SAIF member institutions pay a one-time special assessment to recapitalize the SAIF, which in the aggregate will be sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

    Effective October 8, 1996, FDIC regulations imposed a one-time special assessment equal to 65.7 basis points for all SAIF-assessable deposits as of March 31, 1995, which was collected on November 27, 1996. The Association's one-time special assessment amounted to $413,000. Net of related tax benefits, the one-time special assessment amounted to $273,000. The payment of such special assessment will have the effect of immediately reducing the Association's capital by such an amount. Nevertheless, management does not believe that this one-time special assessment will have a material adverse effect on the Association's consolidated financial condition or cause non-compliance with the Association's regulatory capital requirements.

    On October 16, 1996, the FDIC proposed to lower assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective SAIF rates range from zero basis points to 27 basis points. From 1997 through 1999, SAIF members will pay 6.4 basis points to fund the Financing Corporation while BIF member institutions will pay approximately 1.3 basis points. The Association's insurance premiums, which have amounted to 23 basis points will be reduced to
6.4 basis points. Based upon the $60.5 million of assessable deposits at September 30, 1996, the Association would expect to pay $100,000 less in insurance premiums per quarter during 1997.

    REGULATORY CAPITAL REQUIREMENTS. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. Pursuant to FIRREA, the OTS has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

    Current OTS capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. For purposes of the regulation, core capital generally consists of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Tangible capital is given the same definition as core capital but does not include qualifying supervisory goodwill and is reduced by the amount of all the savings institution's intangible assets, with only a limited exception for purchased mortgage servicing rights. At September 30, 1996, Guaranty Savings had no goodwill or other intangible assets which are deducted in computing its tangible capital. Both core and tangible capital are further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). At September 30, 1996, the Association had no subsidiaries.

    In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as core capital; subordinated debt and intermediate-term preferred stock; and general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights assigned by the OTS for principal categories of assets are (i) 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government;
(ii) 20% for securities (other than equity securities) issued by U.S. Government-sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by, the FNMA or the FHLMC, except for those classes with residual characteristics or stripped mortgage-related securities; (iii) 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or the FHLMC, qualifying residential bridge loans made directly for the construction of one- to four-family residences and qualifying multi-family residential loans; and (iv) 100% for all other loans and investments, including consumer loans, commercial loans, and one- to four-family residential real estate loans more than 90 days delinquent, and for repossessed assets.

    In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital requirement. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution with greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease (with certain minor exceptions) in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0%, multiplied by the market value of its assets. The rule also authorizes the Director of the OTS, or his designee, to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule was originally effective as of January 1, 1994, subject however to a three quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994 the Director of the OTS indicated that it would waive the capital deductions for associations with a greater than "normal" risk until the OTS publishes an appeals process. The OTS has recently indicated that no savings association will be required to deduct capital for interest rate risk until further notice.

    At September 30, 1996, Guaranty Savings exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 27.79%, 27.79% and 80.10%, respectively. The following table sets forth Guaranty Savings' compliance with each of the above-described capital requirements as of September 30, 1996.

                                  Tangible         Core        Risk-Based
                                   Capital      Capital(1)     Capital (2)
                                  --------      ----------     -----------
                                          (Dollars in Thousands)

Capital under GAAP                 $24,500        $24,500         $24,500
Less non-allowable assets
Additional capital items:
  General valuation
    allowances(3)                       --             --             216
  Net unrealized gain on
    securities available for sale     (678)          (678)           (678)
                                    ------         ------          ------
Regulatory capital                  23,822         23,822          24,038
Minimum required
 regulatory capital(4)               1,298          2,596           2,408
                                    ------         ------          ------
Excess regulatory capital          $22,524        $21,226         $21,630
                                    ------         ------          ------
                                    ------         ------          ------
Regulatory capital as a
 percentage(4)                       27.79%         27.79%          80.10%
Minimum capital required
 as a percentage(4)                   1.50%          3.00%           8.00%
                                    ------         ------          ------
Regulatory capital as a
 percentage in excess of
 requirements                        26.29%         24.79%          72.10%
                                    ------         ------          ------
                                    ------         ------          ------

______________________

(1) Does not reflect the 4.0% requirement to be met in order for an institution to be "adequately capitalized." See "-Prompt Corrective Action."

(2) Does not reflect the interest-rate risk component in the risk-based capital requirement, the effective date of which has been postponed as discussed above.

(3) General valuation allowances are only used in the calculation of risk-based capital. Such allowances are limited to 1.25% of risk-weighted assets.

(4) Tangible and core capital are computed as a percentage of adjusted total assets of $86.5 million. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $30.0 million.

    Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OTS' capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

    LIQUIDITY REQUIREMENTS. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon
economic conditions and savings flows of all savings institutions.   At the
present time, the required minimum liquid asset ratio is 5%. At September 30, 1996, Guaranty Savings' liquidity ratio was 56.9%.

    CAPITAL DISTRIBUTIONS. OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from institutions meeting at least their minimum capital requirements, so long as such institutions notify the OTS and receive no objection to the distribution from the OTS. Savings institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

    Generally, a savings institution that before and after the proposed distribution meets or exceeds its fully phased-in capital requirements (Tier 1 institutions) may make capital distributions during any calendar year equal to the higher of (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or
(ii) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the institution's ratio of total capital to assets exceeds the ratio of its fully phased-in capital requirement to assets. "Fully phased-in capital requirement" is defined to mean an institution's capital requirement under the statutory and regulatory standards applicable on December 31, 1994, as modified to reflect any applicable individual minimum capital requirement imposed upon the institution. Failure to meet fully phased-in or minimum capital requirements will result in further restrictions on capital distributions, including possible prohibition without explicit OTS approval. See "- Regulatory Capital Requirements."

    In order to make distributions under these safe harbors, Tier 1 and Tier 2 institutions must submit 30 days written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. At September 30, 1996, Guaranty Savings was a Tier 1 institution for purposes of this regulation.

    In December 1994, the OTS published a notice of proposed rulemaking to amend its capital distribution regulation. Under the proposal, institutions would be permitted to only make capital distributions that would not result in their capital being reduced below the level required to remain "adequately capitalized." Because the Association will be a subsidiary of a holding company, the proposal would require the Association to provide notice to the OTS of its intent to make a capital distribution. The Association does not believe that the proposal will adversely affect its ability to make capital distributions if it is adopted substantially as proposed.

    LOANS TO ONE BORROWER. The permissible amount of loans-to-one borrower now generally follows the national bank standard for all loans made by savings institutions, as compared to the pre-FIRREA rule that applied that standard only to commercial loans made by federally chartered savings institutions. The national bank standard generally does not permit loans-to-one borrower to exceed the greater of $500,000 or 15% of unimpaired capital and surplus. Loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. For information about the largest borrowers from Guaranty Savings, see "Business - Lending Activities - Real Estate Lending Standards and Underwriting Policies."

    COMMUNITY REINVESTMENT. Under the Community Reinvestment Act of 1977, as amended ("CRA"), as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA requires public disclosure of an institution's CRA rating and require the OTS to provide a written evaluation of an institution's CRA performance utilizing a rating system which identifies four levels of performance that may describe an institution's record of meeting community needs:
outstanding, satisfactory, needs to improve and substantial noncompliance. The CRA also requires all institutions to make public disclosure of their CRA ratings.

    QUALIFIED THRIFT LENDER TEST. Under Section 2303 of the Economic Growth and regulatory Paperwork Reduction Act of 1996, a savings association can comply with the QTL test by either meeting the QTL test set forth in the HOLA and implementing regulations or qualifying as a domestic building and loan association as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended ("Code"). A savings institution that does not comply with the QTL test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to meet the QTL test, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

    The QTL Test set forth in the HOLA requires that Qualified Thrift Investments ("QTIs") represent 65% of portfolio assets. Portfolio assets are defined as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Generally, QTIs are residential housing related assets. The 1996 amendments allow small business loans, credit card loans, student loans and loans for personal, family and household purposes to be included without limitation as qualified investments. At September 30, 1996, approximately 77.5% of the Association's assets were invested in QTIs, which was in excess of the percentage required to qualify the Association under the QTL Test in effect at that time.

    ACCOUNTING REQUIREMENTS. Applicable OTS accounting regulations and reporting requirements apply the following standards: (i) regulatory reports will incorporate GAAP when GAAP is used by federal banking agencies; (ii) savings institution transactions, financial condition and regulatory capital must be reported and disclosed in accordance with OTS regulatory reporting requirements that will be at least as stringent as for national banks; and
(iii) the Director of the OTS may prescribe regulatory reporting requirements more stringent than GAAP whenever the Director determines that such requirements are necessary to ensure the safe and sound reporting and operation of savings institutions.

    The accounting principles for depository institutions are currently undergoing review to determine whether the historical cost model or market-based measure of valuation is the appropriate measure for reporting the assets of such institutions in their financial statements. Such issue is controversial because any change in applicable accounting principles which requires depository institutions to carry mortgage-backed securities and mortgage loans at fair market value could result in substantial losses to such institutions and increased volatility in their liquidity and operations. Currently, it cannot be predicted whether there may be any changes in the accounting principles for depository institutions in this regard beyond those imposed by SFAS No. 115 or when any such changes might become effective.

    FEDERAL HOME LOAN BANK SYSTEM. Guaranty Savings is a member of the FHLB of Dallas, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors

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


of the FHLB. The Association had no FHLB advances at September 30, 1996 and has not utilized FHLB advances as a source of funds for several years.

    As a member, Guaranty Savings is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of its advances from the FHLB of Dallas, whichever is greater. At September 30, 1996, Guaranty Savings had approximately $718,000 in FHLB stock, which was in compliance with this requirement.

    The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future.

    FEDERAL RESERVE SYSTEM. The FRB requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. As of September 30, 1996, Guaranty Savings was in compliance with applicable requirements. However, because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

LOUISIANA REGULATION

    As a Louisiana-chartered savings association, the Association also is subject to regulation and supervision by the OFI. The Association is required to file periodic reports with and is subject to periodic examinations at least once every two years by the OFI. The lending and investment authority of the Association is prescribed by Louisiana laws and regulations, as well as applicable federal laws and regulations, and the Association is prohibited from engaging in any activities not permitted by such laws and regulations.

    The Association is required by Louisiana law and regulations to comply with certain reserve and capital requirements. At September 30, 1996, the Association was in compliance with all applicable reserve and capital requirements.

    Louisiana law and regulations also restrict the lending and investment authority of Louisiana-chartered savings institutions. Such laws and regulations restrict the amount a Louisiana-chartered savings association can lend to any one borrower to an amount which, in the aggregate, does not exceed the lesser of (i) 10% of the association's savings deposits or (ii) the sum of the association's paid-in capital, surplus, reserves for losses, and undivided profits. FIRREA imposes more restrictive limitations. See "Business - Lending Activities."

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

Notwithstanding the foregoing, Louisiana and federal law permits any such association to lend to any one borrower an aggregate amount of at least $500,000.

    In addition, Louisiana law restricts the ability of Louisiana-chartered savings associations to invest in, among other things, (i) commercial real estate loans (including commercial construction real estate loans) up to 40% of total assets; (ii) real estate investments for other than the association's offices up to 10% of total assets; (iii) consumer loans, commercial paper and corporate debt securities up to 30% of total assets;
(iv) commercial, corporate, business or agricultural loans up to 10% of total assets; and (v) capital stock, obligations and other securities of service organizations up to 10% of total assets. Louisiana law also sets forth maximum loan-to-value ratios with respect to various types of loans. Applicable federal regulations impose more restrictive limitations in certain instances. See "Business - Lending Activities - Real Estate Lending Standards and Underwriting Policies."

    The investment authority of Louisiana-chartered savings associations is broader in many respects than that of federally-chartered savings and loan associations. However, since the enactment of FIRREA, state-chartered savings associations, such as the Association, are generally prohibited from acquiring or retaining any equity investment, other than certain investments in service corporations, of a type or in an amount that is not permitted for a federally-chartered savings association. This prohibition applies to equity investments in real estate, investments in equity securities and any other investment or transaction that is in substance an equity investment, even if the transaction is nominally a loan or other permissible transaction. At September 30, 1996, the Association was in compliance with such provisions.

    Furthermore, effective January 1, 1990, a state-chartered savings association may not engage as principal in any activity not permitted for federal associations unless the FDIC has determined that such activity would pose no significant risk to the affected deposit insurance fund and the association is in compliance with the fully phased-in capital standards prescribed under FIRREA. When certain activities are permissible for a federal association, the state association may engage in the activity in a higher amount if the FDIC has not determined that such activity would pose a significant risk of loss to the affected deposit insurance fund and the association meets the fully phased-in capital requirements. This increased investment authority does not apply to investments in nonresidential real estate loans. At September 30, 1996, the Association had NO investments which were affected by the foregoing limitations.

    Under Louisiana law, a Louisiana-chartered savings association may establish or maintain a branch office anywhere in Louisiana with prior regulatory approval. In addition, an out-of-state savings association or holding company may acquire a Louisiana-chartered savings association or holding company if the OFI determines that the laws of such other state permit a Louisiana-chartered savings association or holding company to acquire a

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


savings association or holding company in such other state. Any such acquisition would require the out-of-state entity to apply to the OFI and receive OFI approval.


                                      TAXATION

FEDERAL TAXATION

    GENERAL. The Company and Guaranty Savings are subject to the generally applicable corporate tax provisions of the Code, and Guaranty Savings is subject to certain additional provisions of the Code which apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of the Company and Guaranty Savings and is not a comprehensive discussion of the tax rules applicable to the Company and Guaranty Savings.

     YEAR. Guaranty Savings files a federal income tax return on the basis of a calendar year ending on December 31. Following the Conversion, the Company and Guaranty Savings may elect to file a consolidated tax return.

    BAD DEBT RESERVES. Savings institutions, such as Guaranty Savings, which meet certain definitional tests primarily relating to their assets and the nature of their businesses, are permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions may, within specified formula limits, be deducted in arriving at the institution's taxable income. For purposes of computing the deductible addition to its bad debt reserve, the institution's loans are separated into "qualifying real property loans" (i.e., generally those loans secured by certain interests in real property) and all other loans ("non-qualifying loans"). The deduction with respect to non-qualifying loans must be completed under the experience method as described below. The following formulas may be used to compute the bad debt deduction with respect to qualifying real property loans: (i) actual loss experience, or (ii) a percentage of taxable income. Reasonable additions to the reserve for losses on non-qualifying loans must be based upon actual loss experience and would reduce the current year's addition to the reserve for losses on qualifying real property loans, unless that addition is also determined under the experience method. The sum of the additions to each reserve for each year is the institution's annual bad debt deduction.

    Under the experience method, the deductible annual addition to the institution's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of the six years, or (b) the lower of (i) the balance of the reserve account at the close of the Association's "base year," which was its tax year ended December 31, 1987, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

    Under the percentage of taxable income method, the bad debt deduction equals 8% of taxable income determined without regard to that deduction and with certain adjustments. The availability of the percentage of taxable income method permits a qualifying savings institution to be taxed at a lower effective federal income tax rate than that applicable to corporations in general. This resulted generally in an effective federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction permitted under the percentage of taxable income method, in the absence of other factors affecting taxable income, of 31.3% exclusive of any minimum tax or environmental tax (as compared to 34% for corporations generally). For tax years beginning on or after January 1, 1993, the maximum corporate tax rate was increased to 35%, which increased the maximum effective federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction to 32.2%. Any savings institution at least 60% of whose assets are qualifying assets, as described in the Code, will generally be eligible for the full deduction of 8% of taxable income.
As of December 31, 1995, over 71% of the assets of Guaranty Savings were "qualifying assets" as defined in the Code, and Guaranty Savings anticipates that at least 60% of its assets will continue to be qualifying assets in the immediate future. If this ceases to be the case, the institution may be required to restore some portion of its bad debt reserve to taxable income in the future.

    Under the percentage of taxable income method, the bad debt deduction for an addition to the reserve for qualifying real property loans cannot exceed the amount necessary to increase the balance in this reserve to an amount equal to 6% of such loans outstanding at the end of the taxable year. The bad debt deduction is also limited to the amount which, when added to the addition to the reserve for losses on non-qualifying loans, equals the amount by which 12% of deposits at the close of the year exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Based on experience, it is not expected that these restrictions will be a limiting factor for Guaranty Savings in the foreseeable future. In addition, the deduction for qualifying real property loans is reduced by an amount equal to all or part of the deduction for non-qualifying loans.

    Pursuant to certain legislation which was recently enacted and which will be effective for tax years beginning after 1995, a small thrift institution (one with an adjusted basis of assets of less than $500 million), such as Guaranty Savings, would no longer be permitted to make additions to its tax bad debt reserve under the percentage of taxable income method. Such institutions would be permitted to use the experience method in lieu of deducting bad debts only as they occur. Such legislation will require Guaranty Savings to realize increased tax liability over a period of at least six years, beginning in 1996. Specifically, the legislation will require a small thrift institution to recapture (i.e., take into income) over a multi-year period the balance of its bad debt reserves in excess of the lesser of (i) the balance of such reserves as of the end of its last taxable year ending before 1988 or (ii) an amount that would have been the balance of such reserves had the institution always computed its additions to its reserves using the experience method. The recapture requirement would be suspended for each of two successive taxable years beginning January 1, 1996 in which Guaranty Savings originates an amount of certain kinds of residential loans which in the aggregate are equal to or greater than the average of the principal amounts of such loans made by Guaranty Savings during its six taxable years preceding 1996. It is anticipated that any recapture of Guaranty Savings' bad debt reserves accumulated after 1987 would not have a material adverse effect on Guaranty Savings' financial condition and results of operations.

    At December 31, 1995, the federal income tax reserves of Guaranty Savings included $5.5 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of Guaranty Savings in connection with the conversion of the Association to stock form, the retained earnings of Guaranty Savings are substantially restricted.

    DISTRIBUTIONS. If Guaranty Savings were to distribute cash or property to its sole stockholder, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause Guaranty Savings to have additional taxable income. A distribution is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

    MINIMUM TAX. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. Other items of tax preference that constitute AMTI include (a) tax-exempt interest on newly issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses).

    NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses ("NOLs") to the preceding three taxable years and forward to the succeeding 15

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

taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At December 31, 1995, Guaranty Savings had no NOL carryforwards for federal income tax purposes.

    CAPITAL GAINS AND CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Corporate net capital gains are taxed at a maximum rate of 35%. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf. However, a corporation may deduct 100% of dividends from a member of the same affiliated group of corporations.

    OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Guaranty Savings.

    Guaranty Savings' federal income tax returns for the tax years ended December 31, 1993 forward are open under the statute of limitations and are subject to review by the IRS.

STATE TAXATION

    Any nonbanking subsidiaries of the Association (as well as the Company) are subject to the Louisiana Corporation Income Tax based on their Louisiana taxable income, as well as franchise taxes. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, "Louisiana taxable income" means net income which is earned within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law including a federal income tax deduction and an allowance for net operating losses, if any. In addition, following the Conversion the Association will be subject to the Louisiana Shares Tax, which will be imposed on the assessed value of its stock. The formula for deriving the assessed value is to calculate 15% of the sum of (a) 20% of the company's capitalized earnings, plus (b) 80% of the company's taxable stockholders' equity, and to subtract from that figure 50% of the company's real and personal property assessment. Various items may also be subtracted in calculating a company's capitalized earnings.

                             MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

    The Bylaws of the Company authorize nine directors. The directors will be elected by the stockholders of the Company for staggered three-year terms, or until their successors

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


are elected and qualified. One class of directors, consisting of Messrs. __________, __________ and __________, has a term of office expiring at the first annual meeting of stockholders following the Conversion (which is expected to be held in April 1998), a second class, consisting of Messrs. __________, __________ and __________, has a term of office expiring at the second annual meeting of stockholders following the Conversion, and a third class, consisting of Messrs. __________, __________ and __________, has a
term of office expiring at the third annual meeting of stockholders following the Conversion. No director is related to any other director or executive officer by first cousin or closer, except that Donald C. Scott and Bruce A. Scott are brothers. Their names and biographical information are set forth under "Management of the Association -Directors."

    The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.

            Name               Position Held With Company
       ----------------        -----------------------------------
       Donald C. Scott         Chairman of the Board, President
                                and Chief Executive Officer
       Bruce A. Scott          Executive Vice President
       Lettie Rufin Moll       Vice President and Secretary
       Ralph E. Weber          Vice President


     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, retirement, resignation or removal by the Board of Directors.

     Since the formation of the Company, none of the executive officers, directors or other personnel of the Company has received remuneration from the Company. Information concerning the principal occupations and employment of the directors and officers of the Company during the past five years is set forth under "Management of Guaranty Savings - Directors" and "- Executive Officers Who Are Not Directors." Following the Conversion, the directors of the Company will be compensated by the Company in amounts to be determined, and the Company will reimburse the Association for its pro rata share of the compensation of their common officers and employees. The executive officers of the Company initially will not be directly compensated by the Company but will serve and be compensated by the Association. See "Management of Guaranty Savings - Director Compensation" and " - Executive Compensation."

BENEFITS

     EMPLOYEE STOCK OWNERSHIP PLAN. The Company has established the ESOP for employees of the Company and the Association to become effective upon the Conversion. Full-time employees of the Company and the Association who have been credited with at

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

least 1,000 hours of service during a twelve month period and who have attained age 18 are eligible to participate in the ESOP.

     As part of the Conversion, in order to fund the purchase of up to 8% of the Common Stock to be issued in the Conversion, it is anticipated that the ESOP will borrow funds from the Company. It is anticipated that such loan will equal 100% of the aggregate purchase price of the Common Stock acquired by the ESOP. The loan to the ESOP will be repaid principally from the Company's and the Association's contributions to the ESOP over a period OF
10 YEARS, and the collateral for the loan will be the Common Stock purchased by the ESOP. The interest rate for the ESOP loan is expected to be a fixed rate of ____%. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

     Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. The account balances of participants within the ESOP will become 20% vested at the end of one year of service, and the vesting will increase by 20% per year so that participants are 100% vested upon the completion of five years of service. Credit is given for years of service with the Association prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     Messrs. Bruce Scott and Ralph Weber, and Ms. Lettie R. Moll will serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Pronouncements" for a discussion of SOP 93-6, which addresses the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares.

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     GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Since the ESOP is borrowing from the Company, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the ESOP purchases newly issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

     The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.

     STOCK OPTION PLAN. Following consummation of the Conversion, the Board of Directors of the Company intends to adopt a Stock Option Plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options, and stock appreciation rights (collectively "Awards"). Awards may be granted to key employees of the Company and any subsidiaries. The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee") which is "disinterested" pursuant to applicable regulations under the federal securities laws. Non-employee directors will only be entitled to receive compensatory stock options pursuant to a formula governing the amount and timing of such options. Unless sooner terminated, the Stock Option Plan shall continue in effect for a period of 10 years from the date the Stock Option Plan is adopted by the Board of Directors.

     Under the Stock Option Plan, the Committee will determine which officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive or compensatory stock option must at least equal the fair market value of a share of Common Stock on the date the option is granted.

     Stock options will become exercisable in the manner specified by the Committee, provided that all options will become fully exercisable in the event of a change in control of the Company if the plan is implemented following the one-year anniversary of the Conversion. If the plan is implemented within the first year following the Conversion, current OTS regulations would require the stock options to vest at a rate not in excess of 20% per year and prohibit accelerated vesting except in the case of disability or death. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to one year following the death, disability or other termination of the optionee's employment. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Stock options are non-transferable except by will or the laws of descent and distribution.

     Under the Stock Option Plan, the Committee may grant rights to optionees ("stock appreciation rights") under which an optionee may surrender any exercisable incentive stock option or compensatory stock option or part thereof in return for payment by the Company to the optionee of cash or Common Stock in an amount equal to the excess of the fair market value of the shares of Common Stock subject to option at the time over the option price of such shares, or a combination of cash and Common Stock. Stock appreciation rights may be granted concurrently with the stock options to which they relate or, for those which relate to compensatory stock options, at any time thereafter which is prior to the exercise or expiration of such options.

     At the time an Award is granted pursuant to the Stock Option Plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of Common Stock. If a stock appreciation right is exercised, the holder of the right is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of Common Stock over the applicable exercise price, without having to pay the exercise price.

     A number of shares of Common Stock equal to an aggregate of 10% of the Common Stock sold in the Conversion will be reserved for issuance pursuant to the Stock Option Plan (299,000 shares, based on the sale of 2,990,000 shares at the maximum of the Estimated Valuation Range). Such shares may be authorized but previously unissued shares, treasury shares, or shares purchased by the Company on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding. In the event the Company declares a special cash dividend or return of capital following the implementation of the Stock Option Plan in an amount per share which exceeds 10% of the fair market value of a share of Common Stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall be proportionately adjusted to give effect to such special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital; provided, however, that the per share exercise price of outstanding incentive stock options shall not be adjusted if such adjustment would result in new incentive stock options being deemed to be granted under the Code.

     Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. As regards incentive stock

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


options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for federal income tax purposes in the same amount.

     It is currently expected that 30% of the shares available under the Stock Option Plan will be granted to non-employee directors, with each non-employee director receiving an option for the same number of shares, in which event options for a total of approximately 12,814 shares would be granted to each of the seven non-employee directors if the amount of Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. In addition, it is currently expected that stock options will be granted to Messrs. Donald C. Scott and Bruce A. Scott, although no determination has been made at this time as to the amount of such stock options. The Stock Option Plan will provide that no officer would be able to receive a stock option for more than 25% of the shares available under the Stock Option Plan, or 74,750 shares if the amount of Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. The Company does not expect to grant any stock appreciation rights in the first year following completion of the Conversion.

     The Stock Option Plan will not be implemented prior to the receipt of stockholder approval of the plan. The Company currently intends to submit the Stock Option Plan to stockholders for approval following the one-year anniversary of the Conversion. However, the Company reserves the right to submit such plans to stockholders at a special meeting of stockholders, provided that such meeting is at least six months following the Conversion. In such event, the proposed Stock Option Plan would need to be revised to include a mandatory five-year vesting schedule and a prohibition on accelerated vesting in the event of retirement or a change in control, which provisions are required by current OTS regulations for plans implemented within one year following the Conversion, as well as any other revisions necessary to comply with then applicable OTS regulations and policies.

     RECOGNITION PLAN. Following consummation of the Conversion, the Board of Directors of the Company intends to adopt a Recognition Plan for directors, officers and employees. The objective of the Recognition Plan will be to enable the Company to provide directors, officers and employees with a proprietary interest in the Company as an incentive to contribute to its success.

     The Recognition Plan will be administered by a committee of the Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the Recognition Plan (the "Trust"). The Company will contribute sufficient funds to the Trust so that the Trust can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the Common Stock sold in the Conversion (119,600 shares, based on the sale of 2,990,000 shares at the maximum of the Estimated Valuation Range). Shares of Common Stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock and will vest at the rate of 20% per year over the five years following the date of grant. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. Under the terms of the Recognition Plan, recipients of awards will be entitled to instruct the trustee of the Recognition Plan as to how the underlying shares should be voted, and the trustee will be entitled to vote all unallocated shares in its discretion. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to the allocated shares under restriction. If the recipient's termination is caused by death or disability, all restrictions will expire and all allocated shares will become unrestricted. All restrictions also will expire and all allocated shares will become unrestricted in the event of retirement or a change in control of the Company, as defined in the Recognition Plan. However, if the plan is implemented within the first year following the Conversion, current OTS regulations would prohibit accelerated vesting except in the event of disability or death. The Board of Directors of the Company can terminate the Recognition Plan at any time, and if it does so, any shares not allocated will revert to the Company. Recipients of grants under the Recognition Plan will not be required to make any payment at the time of grant or when the underlying shares of Common Stock become vested, other than payment of withholding taxes.

     It is currently expected that 30% of the shares available under the Recognition Plan will be granted to non-employee directors, with each non-employee director receiving an award for the same number of shares, in which event awards for a total of approximately 5,125 shares would be granted to each of the seven non-employee directors if the amount of Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. In addition, it is currently expected that awards will be granted to Messrs. Donald C. Scott and Bruce A. Scott, although no determination has been made at this time as to the amount of such awards. The Recognition Plan will provide that no officer would be able to receive an award for more than 25% of the shares available under the Recognition Plan, or 29,900 shares if the amount of Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range.

     The Recognition Plan will not be implemented prior to the receipt of stockholder approval of the plan. The Company currently intends to submit the Recognition Plan to stockholders for approval following the one-year anniversary of the Conversion. However, the Company reserves the right to submit such plan to stockholders at a special meeting following the Conversion, provided that such meeting is held at least six months following the Conversion. In such event, the Recognition Plan would need to be revised to include a prohibition on accelerated vesting in the event of retirement or a change in control, since such accelerated vesting is not permitted by current OTS regulations applicable to plans implemented within one year following the Conversion. If the Recognition Plan is implemented within one year of the Conversion, it would also need to be revised to remove the provisions permitting recipients of grants to vote the underlying shares of Common Stock and receive dividends on such shares prior to the dates such shares vest, as well as any other revisions necessary to comply with then applicable OTS regulations and policies.

                           MANAGEMENT OF THE ASSOCIATION

DIRECTORS

     The direction and control of the Association is vested in its Board of Directors, which currently consists of nine members. The Association's mutual Articles of Incorporation require the Board of Directors to be elected each year. Following the Conversion, the Association's stock Articles of Incorporation will require the Board of Directors to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually. No director is related to any other director or executive officer by first cousin or closer, except that Donald C. Scott and Bruce A. Scott are brothers and Bruce A. Scott and Stephen L. Cory are brothers-in-law. The following table sets forth certain information regarding the Board of Directors of the Association.


                                       Positions Held
                                       With the                   Director
Name                      Age(1)       Association                  Since
------------------------  -----        -------------------------- --------
Kenneth B. Caldcleugh       47         Director                     1996
Stephen L. Cory             46         Director                     1995
Bradford A. Glazer          40         Director                     1991
J. Scott Key                44         Director                     1991
Victor Kirschman            73         Director                     1977
Mannie D. Paine, Jr., M.D.  79         Director                     1976
Bruce A. Scott              43         Director and Executive Vice
                                         President                  1982
Donald C. Scott             45         Chairman, President and
                                         Chief Executive Officer    1982
Albert J. Zahn, Jr.         45         Director                     1992
____________________

(1) As of September 30, 1996.

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

    Set forth below is information with respect to the principal occupations of the directors of the Association during the last five years.

    KENNETH B. CALDCLEUGH. Mr. Caldcleugh is a Vice President and Regional Manager of Glazer Wholesale Spirit & Wine Distributors.

    STEPHEN L. CORY. Mr. Cory is an insurance agent and President of the Cory, Tucker & Lorrowe Insurance Agency in Metairie, Louisiana.

    BRADFORD A. GLAZER. Mr. Glazer is the Chairman of Glazer Steel Corporation, a metal service center in New Orleans, Louisiana and Knoxville, Tennessee. He is also Chairman and President of Glazer Enterprises, Cincinnati, Ohio, an enterprise with diversified business management and investment interests.

    J. SCOTT KEY. Mr. Key is the President of Kencoil, Inc. (previously D&S Industries), an electric motor coil manufacturer and its subsidiary Scott Armature, a provider of sales and service of electrical apparatus, in Belle Chasse, Louisiana.

    VICTOR KIRSCHMAN. Mr. Kirschman is the Chairman of M. Kirschman & Co., Inc., a a retail furniture business with its main office in New Orleans, Louisiana,

    MANNIE D. PAINE. Dr. Paine is a retired physician. Dr. Paine has provided consulting services to Blue Cross and Blue Shield of Louisiana since 1990 and Unisys.

    BRUCE A. SCOTT. Mr. Scott is an attorney and Executive Vice President of the Association. Mr. Scott is legal counsel and Personnel Manager for the Association. Mr. Scott also performs certain legal services for the Association and its borrowers in connection with real estate loan closings and receives fees from the borrowers in connection therewith.

    DONALD C. SCOTT. Mr. Scott has served as President of the Association since 1985, prior thereto he served in various management and other positions at Guaranty Savings.

    ALBERT J. ZAHN, JR. Mr. Zahn is a certified public accountant and partner in the firm of Zahn, Kenney & Bresette in Metairie, Louisiana.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    The following table sets forth certain information with respect to the one executive officer of the Association who is not a director. There are no arrangements or understandings between the Association and such person pursuant to which such person was elected an executive officer of the Association, and such officer is not related to any director or officer of the Association by blood, marriage or adoption.

Name                       Age(1)      Position(s)
-----------------          ------      -----------------------------
Lettie Rufin Moll            42        Vice President and Secretary
Ralph E. Weber               52        Vice President
____________________

(1) As of September 30, 1996.

    Set forth below is information with respect to the principal occupations of the above executive officer during the last five years.

    LETTIE RUFIN MOLL. Ms. Moll currently is Vice President and corporate Secretary of Guaranty Savings. She has been an employee of the Association since 1975.

    RALPH WEBER. Mr. Weber has primary responsibility for the Association's data processing requirements and currently serves as Vice President. Mr. Weber has been employed at Guaranty Savings since 1977.

BOARD MEETINGS AND COMMITTEES

    Regular meetings of the Board of Directors of the Association are held on at least a monthly basis and special meetings of the Board of Directors are held from time-to-time as needed. There were 12 meetings of the Board of Directors held during the year ended December 31, 1995. NO DIRECTOR
ATTENDED FEWER THAN 75% OF THE TOTAL NUMBER OF MEETINGS OF THE BOARD OF DIRECTORS OF GUARANTY SAVINGS DURING 1995 AND THE TOTAL NUMBER OF MEETINGS HELD BY ALL COMMITTEES OF THE BOARD ON WHICH THE DIRECTOR SERVED DURING SUCH YEAR.

    The Board of Directors of the Association has established various committees, including Executive, Compensation, Real Estate, Nominating and Audit Committees.

DIRECTOR COMPENSATION

    During the year ended December 31, 1995, each member of the Board of Directors of the Association was paid $700 per Board meeting and $__ per committee meeting.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Association for services rendered in all capacities during the year ended December 31, 1995 to the President and Chief Executive Officer of the Association and the one other executive officer of the Association whose total cash compensation during the year exceeded $100,000.


                                             Annual Compensation
     Name and Principal              --------------------------------------
        Position                     Year    Salary     Bonus     Other(1)
   --------------------------        ----    -------   -------   ----------

   Donald C. Scott
     President and Chief
     Executive Officer                1995   $97,127   $16,552   $13,642
   Bruce A. Scott
     Executive Vice President         1995   $88,650   $15,106   $12,451

______________________

(1) Amounts reflect Association's contribution to its defined contributory pension plan on behalf of the employee. See "- Defined Contributory Pension Plan." Annual compensation does not include amounts attributable to other miscellaneous benefits received by the executive officers. The costs to the Association of providing such benefits during 1995 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.

EMPLOYMENT AGREEMENTS

          The Company and the Association (collectively the "Employers") intend to enter into employment agreements with Messrs. Donald Scott and Bruce Scott effective upon consummation of the Conversion. The Employers have agreed to employ Messrs. Donald Scott and Bruce Scott for a term of three years and following consummation of the Conversion in their current position at their current salary levels. At least 30 days prior to each annual anniversary date of each of the employment agreements, the Boards of Directors of the Company and the Association shall determine whether or not to extend the term of each agreement for an additional one year. Any party may elect not to extend the agreements for an additional year by providing written notice at least 30 days prior to any annual anniversary date.

          The employment agreements will be terminable with or without cause by the Employers. The officers shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that (i) in the event that an officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the officer as a result of certain adverse actions which are taken with respect to the officer's employment following a Change in Control of the Company, as defined, Messrs. Donald Scott and Bruce Scott will each be entitled to a cash severance amount equal to three times his average annual compensation over his most recent five taxable years. In addition, the officer will be entitled to a continuation of benefits similar to those he is receiving at the time of such termination for the remaining term of the agreement or until the officer obtains full-time employment with another employer, whichever occurs first.

          A Change in Control is generally defined in the employment agreement to include any change in control required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

          The employment agreements will provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute a "parachute payment" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Parachute payments generally are payments equal to or exceeding three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

          Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

DEFINED CONTRIBUTORY PENSION PLAN

          The Association maintains a Simplified Employee Pension-Individual Retirement Account Agreement (the "SEP-IRA") for its employees. Each employee who (i) is at least age 18 and (ii) has performed services for the Association in at least one year of the immediately preceding five years is eligible to participate. Under the SEP-IRA, a participant may defer up to 15% of his compensation. The Association may make discretionary contributions to participants' accounts on an annual basis. During 1995 and 1994, the Association made contributions to the SEP-IRA in amounts equaling [12%] of participants' compensation. The Association's contributions to the SEP-IRA amounted to $128,000 and $125,000 for 1995 and 1994, respectively. Participants are immediately vested in employer contributions as well as their elective deferrals and may withdraw either at any time. Amounts withdrawn, however, are includible in a participant's income and may be subject to a 10% penalty tax.

INDEBTEDNESS OF MANAGEMENT

     In the ordinary course of business, the Association makes loans available to its directors, officers and employees. Such loans are made on the same terms as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At December 31, 1995, the Association had four loans outstanding to directors and executive officers of the Association, or members of their immediate families, all of which were secured by their primary residences. These loans totalled approximately $209,000 or less than 1% of the Association's total net worth at September 30, 1996.

                                   THE CONVERSION

     THE BOARD OF DIRECTORS OF THE COMPANY AND THE ASSOCIATION HAVE APPROVED THE PLAN OF CONVERSION, AS HAS THE OTS AND THE OFI, SUBJECT TO APPROVAL BY THE MEMBERS OF GUARANTY SAVINGS ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS AND OFI APPROVALS, HOWEVER, DO NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY EITHER OF SUCH AGENCIES.

GENERAL

     On October 10, 1996, the Board of Directors of the Association unanimously adopted the Plan, pursuant to which the Association will be converted from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association to be known as "Guaranty Savings and Homestead Association," and the Company will offer and sell the Common Stock. It is intended that all of the common stock of the Association following the Conversion will be held by the Company, which is incorporated under Louisiana law. The Plan has been approved by the OTS and the OFI, subject to, among other things, approval of the Plan by the members of the Association. A Special Meeting has been called for this purpose to be held on _____ __, 1996.

     In adopting the Plan, the Board of Directors of the Association determined that the Conversion was advisable and in the best interests of its members and the Association and further determined that the interests of certain holders of its deposit accounts in the net worth of the Association would be equitably provided for and that the Conversion would not have any adverse impact on the reserves and net worth of the Association.

     The Company has received approval from the OTS and the OFI to become a savings and loan holding company and to acquire all of the common stock of the Association to be issued in connection with the Conversion. The Company plans to retain 50% of the net proceeds from the sale of the Common Stock, with all the remaining proceeds used to purchase all of the then to be issued and outstanding capital stock of the Association. Based on the minimum and maximum of the Estimated Valuation Range, approximately $1,768,000 and $2,392,000, respectively, of the net proceeds retained by the Company are intended to be used to loan funds to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan.

     The Plan provides generally that, in connection with the Conversion, the Company will offer shares of Common Stock for sale in the Subscription Offering to the Association's Eligible Account Holders, ESOP, Supplemental Eligible Account Holders, Other Members, officers, directors and employees of the Association and in a concurrent Community Offering to certain members of the general public, subject to the prior rights of holders of subscription rights. See "- Subscription Offering and Subscription Rights" and
"- Community Offering." It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. See
"- Syndicated Community Offering." The Company and the Association have the right to accept or reject, in whole or in part, any orders to purchase shares of Common Stock received in the Community Offering or in the Syndicated Community Offering.

     The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Valuation Range, currently estimated to be between $22,100,000 and $29,900,000, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the Common Stock.

     The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the offices of the Association and at the offices of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this

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

Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF CONVERSION

     The Association, as a Louisiana-chartered mutual savings and loan association, does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Association will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will result in an increase in the capital base of the Association and the Company, which will support the operations of the Association and Company.

     The Conversion will permit the Association's customers and members of the local community and of the general public to become equity owners and to share in the future of the Company and the Association. The Conversion will also provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance the ability of the Company to diversify and expand into other markets and enable the Association to compete more effectively with other financial institutions.

     The holding company form of organization will provide additional flexibility to diversify the Company's and the Association's business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Articles of Incorporation will permit the Company, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the Recognition Plan or upon exercise of stock options. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Company - Benefits."

EFFECTS OF CONVERSION

     GENERAL. Prior to the Conversion, each depositor in the Association has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Association based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Association. However, this ownership interest is tied to the

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

depositor's account and has no tangible market value separate from such deposit account. Any person who opens a deposit account obtains a pro rata ownership interest in the net worth of the Association without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Association, which is lost to the extent that the balance in the account is reduced.

     Consequently, the depositors of the Association normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the Association is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Association after other claims, including claims of depositors to the amount of their deposits, are paid.

     When the Association converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Association, and the Association will become a wholly owned subsidiary of the Company. THE COMMON STOCK OF THE ASSOCIATION AND THE COMPANY IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS OF THE ASSOCIATION AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the permanent stock of the Association and the Company. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Association.

     CONTINUITY. While the Conversion is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue to be subject to regulation by the OTS, the OFI and the FDIC. After the Conversion, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The directors and officers of the Association at the time of the Conversion will continue to serve as directors and officers of the Association after the Conversion. The directors and officers of the Company consist of individuals currently serving as directors and officers of the Association, and they will retain their positions in the Association after the Conversion.

     EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Association at the time of the Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the Common Stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

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


     EFFECT ON LOANS. No loan outstanding from the Association will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

     EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of the Association are members of, and have voting rights in, the Association as to all matters requiring membership action. Upon completion of the Conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Association. Upon completion of the Conversion, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of and borrowers from the Association will not have voting rights in the Company after the Conversion, except to the extent that they become stockholders of the Company.

     TAX EFFECTS. Consummation of the Conversion is conditioned on prior receipt by the Company and the Association of rulings or opinions with regard to federal and Louisiana income taxation which indicate that the adoption and implementation of the Plan of Conversion described herein will not be taxable for federal or Louisiana income tax purposes to the Company and the Association or the Association's Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. The Association has received favorable opinions regarding the federal and Louisiana income tax consequences of the Conversion. See "- Tax Aspects."

     EFFECT ON LIQUIDATION RIGHTS. Were the Association to liquidate, all claims of the Association's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of the Association would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Association immediately prior to liquidation. In the unlikely event that the Association were to liquidate after the Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Association's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Association has retained RP Financial to

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


make such valuation. For its services in making such appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $15,250. The Association has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by the Association to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

     An appraisal has been made by RP Financial in reliance upon the information contained in this Prospectus, including the Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Association and the economic and demographic conditions in the Association's existing marketing area; certain historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly traded savings institutions located in Louisiana and other regions of the United States; the aggregate size of the offering of the Common Stock; the impact of the Conversion on the Association's net worth and earnings potential; the proposed dividend policy of the Company and the Association; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In its review of the appraisal provided by RP Financial, the Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors enumerated above, and the Board of Directors believes that such assumptions were reasonable.

     On the basis of the foregoing, RP Financial has advised the Company and the Association that in its opinion, dated December __, 1996, the estimated pro forma market value of the Common Stock ranged from a minimum of $22,100,000 to a maximum of $29,900,000 with a midpoint of $26,000,000. The
Boards of Directors of the Company and the Association determined that the Common Stock should be sold at $10.00 per share, resulting in a range of 2,210,000 to 2,990,000 shares of Common Stock being offered. The Estimated Valuation Range may be amended with the approval of the OTS and the OFI, if required, or if necessitated by subsequent developments in the financial condition of the Company and the Association or market conditions generally, or to fill the order of the ESOP. In the event the Estimated Valuation Range is updated to amend the value of the Association below $22,100,000 or above $34,385,000 (the maximum of the Estimated Valuation Range, as adjusted by 15%), the new appraisal will be filed with the SEC by post-effective amendment.

     Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Common Stock in excess of $29,900,000 (the maximum of the Estimated Valuation Range) and up to $34,385,000 (the maximum of the Estimated Valuation Range, as adjusted by 15%), the Company may be

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

required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Common Stock in excess of the maximum of the Estimated Valuation Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. In addition, an increase in the number of shares above 2,990,000 shares will first be used, if necessary, to fill the order of the ESOP. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the Conversion.

     RP FINANCIAL'S VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE ASSOCIATION. THE VALUATION CONSIDERS THE ASSOCIATION AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

     Prior to completion of the Conversion, the maximum of the Estimated Valuation Range may be increased up to 15% and the number of shares of Common Stock may be increased to up to 3,438,500 shares to reflect changes in market and financial conditions or to fill the order of the ESOP, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Valuation Range to fill unfilled orders in the Subscription Offering.

     No sale of shares of Common Stock in the Conversion may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock upon consummation of the Conversion. If such is not the case, a new Estimated Valuation Range may be set and a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Company and the Association shall determine and the OTS and the OFI may permit or require.

     Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Common Stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15%

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

above the maximum of the Estimated Valuation Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of such range, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Valuation Range must be approved by the OTS. If the number of shares of Common Stock issued in the Conversion is increased due to an increase of up to 15% in the Estimated Valuation Range to reflect changes in market or financial conditions or to fill the order of the ESOP, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Common Stock Purchases."

     An increase in the number of shares of Common Stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Common Stock would increase both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Increase in Number of Shares Issued in the Conversion" and "Pro Forma Data."

     Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed report of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Association and the other locations specified under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders, (4) Other Members, and (5) directors, officers and employees of the Association. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

     PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $250,000 of Common Stock, (ii) one-

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

tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on September 30, 1995 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the Estimated Valuation Range.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Association or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding September 30, 1995.

     PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. The ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the Common Stock, including any increase in the number of shares of Common Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Valuation Range. The ESOP intends to purchase 8% of the shares of Common Stock, or 176,800 shares and 239,200 shares based on the minimum and maximum of the Estimated Valuation Range, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Association's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the Conversion is increased to an amount greater than the number of shares representing the maximum of the Estimated Valuation Range ("Maximum Shares"), the ESOP will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 10% of

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

the Common Stock. See "Management of the Company -Benefits - Employee Stock Ownership Plan."

     PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $250,000 of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on ___________, 199_ (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

     PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of (i) $250,000 of Common Stock or
(ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall purchase limitations. See
"- Limitations on Common Stock Purchases."

     In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, is in excess of the total number of shares of Common Stock offered in the Conversion, available shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on a pro rata basis in the same proportion as each Other Member's

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


subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

     PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of the Association will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 20% of the shares of Common Stock offered in the Subscription Offering. The ability of directors, officers and employees to purchase Common Stock under this category is in addition to rights which are otherwise available to them under the Plan as they may fall within higher priority categories, and the Plan generally allows such persons to purchase in the aggregate up to 34% of Common Stock sold in the Conversion. See "- Limitations on Common Stock Purchases."

     In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with the Association, one point for each salary increment of $5,000 per annum and five points for each office presently held in the Association, including directorships. For information as to the number of shares proposed to be purchased by certain of the directors and officers, see "Proposed Management Purchases."

     EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire at 12:00 noon, Central Time, on _________ __, 199_ (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by the Company and the Association as may be approved by the OTS and the OFI. The Subscription Offering may not be extended beyond _______ __, 199_. Subscription rights which have not been exercised prior to the Subscription Expiration Date (unless extended) will become void.

     The Company and the Association will not execute orders until at least the minimum number of shares of Common Stock (2,210,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless such period is extended with the consent of the OTS and the OFI, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, the Company and the Association will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

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


COMMUNITY OFFERING

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of the Association, the Company and the Association have determined to offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in Orleans, St. Tammany and Jefferson Parishes, Louisiana (such natural persons referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) $250,000 or 25,000 shares of Common Stock, or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." THIS AMOUNT MAY BE INCREASED AT THE SOLE DISCRETION OF THE COMPANY AND THE ASSOCIATION UP TO 5% OR DECREASED TO AS LOW AS 1% OF THE TOTAL OFFERING OF SHARES IN THE SUBSCRIPTION OFFERING. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE COMPANY AND THE ASSOCIATION, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE SUBSCRIPTION EXPIRATION DATE.

     If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Company, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled subscription of each (up to 2% of the total offering) bears to the total unfilled subscriptions of all Preferred Subscribers whose accepted orders remains unsatisfied, provided that no fractional shares shall be issued. Orders for Common Stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

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


SYNDICATED COMMUNITY OFFERING

     As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed. The Company and the Association expect to market any shares which remain unsubscribed after the Subscription and Community Offerings through a Syndicated Community Offering. The Company and the Association have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering; however, Webb has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     The price at which Common Stock is sold in the Syndicated Community Offering will be the same price at which shares are offered and sold in the Subscription and Community Offerings. No person will be permitted to subscribe in the Syndicated Community Offering for more than $250,000 or 25,000 shares of Common Stock, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." This amount may be increased to up to 5% of the total offering of shares in the Subscription Offering, provided that orders for Common Stock in the Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Conversion. Thereafter, any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. The purchase limit may also be decreased to as low as 1% of the total offering of shares.

     Webb may enter into agreements with broker-dealers ("Selected Dealers") to assist in the sale of the shares in the Syndicated Community Offering, although no such agreements exist as of the date of this Prospectus. No orders may be placed or filled by or for a Selected Dealer during the Subscription Offering. After the close of the Subscription Offering, Webb will instruct Selected Dealers as to the number of shares to be allocated to each Selected Dealer. Only after the close of the Subscription Offering and upon allocation of shares to Selected Dealers may Selected Dealers take orders from their customers. During the Subscription and Community Offerings, Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares of Common Stock. When and if Webb and the Company believe that enough indications of interest and orders have not been received in the Subscription and Community Offerings to consummate the Conversion, Webb will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the "Settlement Date" which date will be three business days from the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, Selected Dealers will remit funds to the account established by the Association for each Selected Dealer. Each customer's funds so forwarded to the Association, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by the Association from Selected Dealers, funds will earn interest at the Association's passbook rate until the consummation or termination of the Conversion. Funds will be promptly returned, with interest, in the event the Conversion is not consummated as described above.

     The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company and the Association with the approval of the OTS and the OFI. See "- Stock Pricing and Number of Shares to be Issued in the Conversion" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

     The Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Company and the Association are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require any of the Company and the Association or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and
(c) such registration, qualification or filing in the judgment of the Company and the Association would be impracticable or unduly burdensome for reasons of costs or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Company and the Association will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON COMMON STOCK PURCHASES

     The Plan includes the following limitations on the number of shares of Common Stock which may be purchased in the Conversion:

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


          (1) No fewer than 25 shares of Common Stock may be purchased, to the extent such shares are available;

          (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $250,000 or 25,000 shares of Common Stock, (ii) one-tenth of one percent (0.10 %) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

          (3) The ESOP may purchase in the aggregate up to 10% of the shares of Common Stock, including any additional shares issued in the event of an increase in the Estimated Valuation Range; although at this time it intends to purchase only 8% of such shares;

          (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $250,000 or 25,000 shares of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

          (5) Each Other Member or any Person purchasing shares of Common Stock in the Community Offering may subscribe for and purchase in the Subscription Offering or Community Offering, as the case may be, up to the greater of (i) $250,000 or 25,000 shares of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in clause (7) below;

          (6) Persons purchasing shares of Common Stock in the Community offering or Syndicated Community Offering may purchase in the Community Offering or Syndicated Community Offering up to $250,000 or 25,000 shares of Common Stock, subject to the overall limitation in clause
     (7) below;

          (7) Except for the ESOP and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $700,000 or 70,000 of shares of Common Stock issued in the Conversion; and

          (8) No more than 24% of the total number of shares offered for sale in the Subscription Offering may be purchased by directors and officers of the Association in the fourth priority category in the Subscription Offering. No more than 34% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Association and their associates in the aggregate, excluding purchases by the ESOP.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Association, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the Conversion and both the individual and the overall purchase limitations may be decreased to a minimum of 1% of the number of shares sold in the Conversion at the sole discretion of the Company and the Association. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit.

     The term "associate" of a person is defined to mean (i) any corporation or other organization (other than the Company and the Association or a majority-owned subsidiary of the Association) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of the Company and the Association in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Company and the Association or any of their subsidiaries.

     The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Association may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

MARKETING ARRANGEMENTS

     The Company and the Association have retained Webb to consult with and to advise the Association and the Company, and to assist the Company, on a best efforts basis, in the distribution of the shares of Common Stock in the Subscription and Community Offering. The services that Webb will provide include, but are not limited to (i) training the employees of the Association who will perform certain ministerial functions in the Subscription and Community Offering regarding the mechanics and regulatory requirements of the stock offering process, (ii) managing the Stock Information Center by assisting interested stock subscribers and by keeping records of all stock orders, (iii) preparing marketing materials, and (iv) assisting in the solicitation of proxies from the Association's members for use at the Special Meeting. For its services, Webb will receive a management fee of $30,000 and a success fee of 1.5% of the aggregate Actual Purchase Price of the shares of Common Stock sold in the Subscription Offering and Community Offering excluding shares purchased by the ESOP and officers, directors and employees of the Association and members of their immediate families. The success fee paid to Webb will be reduced by the amount of the management fee and, in any event, the success fee shall not exceed $375,000. In the event that selected dealers are used to assist in the sale of shares of Common Stock in the Community Offering, such dealers will be paid a fee of up to ___% of the aggregate Purchase Price of the shares sold by such dealers. The Company and the Association have agreed to reimburse Webb for its out-of-pocket expenses, and its legal fees up to a total of $40,000, and to indemnify Webb against certain claims or liabilities, including certain liabilities under the Securities Act, and will contribute to payments Webb may be required to make in connection with any such claims or liabilities.

     Sales of shares of Common Stock will be made primarily by registered representatives affiliated with Webb or by the broker-dealers managed by Webb. A Stock Information Center will be established at the main office of the Association. The Company will rely on Rule 3a4-1 of the Exchange Act and sales of Common Stock will be conducted within the requirements of such Rule, so as to permit officers, directors and employees to participate in the sale of the Common Stock in those states where the law so permits. No officer, director or employee of the Company or the Association will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of Common Stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

     To ensure that each purchaser receives a prospectus at least 48 hours before the Subscription Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Association (which may be given by completing the appropriate blanks in the order form), must be received by the Association by 12:00 noon, Central Time, on the Subscription Expiration Date (unless extended). In addition, the Company and the Association will require a prospective purchaser to execute a certification in the form required by applicable OTS regulations in connection with any sale of Common Stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Association will not accept orders submitted on photocopied or facsimilied order forms nor order forms unaccompanied by an executed certification form. The Company and the Association have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Company and the Association, unless the Conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (September 30, 1995) or the Supplemental Eligibility Record Date (______ __, 199_) and depositors and borrowers as of the close of business on the Voting Record Date (______ __, 199_) must list all accounts on the stock order form giving all names in each account and the account numbers.

     Payment for subscriptions may be made (i) in cash if delivered in person at the main office of the Association, (ii) by check or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at the Association's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

     If a subscriber authorizes the Association to withdraw the amount of the purchase price from his deposit account, the Association will do so as of the effective date of the Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

     If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for by it at the Purchase Price upon consummation of the Subscription and Community Offerings, if all shares are sold, or upon consummation of the Syndicated Community Offerings if shares remain to be sold in such offering, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Association. Persons with IRAs maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Sales Center at (504) ___-____ for additional information.

     Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Association, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

     THE COMPANY AND THE ASSOCIATION WILL REFER TO THE OTS ANY SITUATIONS THAT THEY BELIEVE MAY INVOLVE A TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor of the Association would receive his pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation of the Association, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Association above that amount.

     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the Association's net worth as of the date of its latest statement of financial condition contained in the final prospectus utilized in the Conversion. As of the date of this Prospectus, the initial balance of the liquidation account would be $____ million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, upon a complete liquidation of the Association after the Conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in the Association at the close of business on September 30, 1995 or ________ __, 199_, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the September 30, 1995 eligibility record date (or the ______ __, 199_ supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in the Association on such dates.

     If, however, on any September 30 annual closing date of the Association, commencing September 30, 1996, the amount in any deposit account is less than the amount in such deposit account on September 30, 1995 or _____ __, 199_, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Association.

TAX ASPECTS

     Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Association, the Company or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

     Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to the Company and the Association to the effect that, for federal income tax purposes: (i) the Association's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code and neither the Association nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized by the Association or the Company upon the purchase of the Association's capital stock by the Company; (iii) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Association in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual Association; (iv) assuming the non-transferable subscription rights to purchase Common Stock have no value, the tax basis of the depositors' deposit accounts in the Association immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) assuming the non-transferable subscription rights to purchase Common Stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (vi) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor, and the holding period for the shares of Common Stock purchased by such persons will begin on the date of consummation of the Conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering. LaPorte, Sehrt, Romig & Hand, Metairie, Louisiana, has also rendered an opinion to the effect that the foregoing tax effects of the Conversion under Louisiana law are substantially the same as they are under federal law.

     In the opinion of RP Financial, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Company and the Association could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

     Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

DELIVERY OF CERTIFICATES

     Certificates representing Common Stock issued in the Conversion will be mailed by the Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

REQUIRED APPROVALS

     Various approvals of the OTS and OFI are required in order to consummate the Conversion. The OTS and OFI have approved the Plan of Conversion, subject to approval by the Association's members and other standard conditions. The Company's holding company application is currently pending.

     The Company is required to make certain filings with state securities regulatory authorities in connection with the issuance of Common Stock in the Conversion.

JUDICIAL REVIEW

     Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. Section 563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the OTS by the clerk of the court and thereupon the OTS files in the court the record in proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the OTS. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE CONVERSION

     All shares of Common Stock purchased in connection with the Conversion by a director or an executive officer of the Company and the Association will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions.

     Purchases of Common Stock of the Company by directors, executive officers and their associates during the three-year period following completion of the Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to certain purchases of stock pursuant to an employee stock benefit plan.

     Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of the Common Stock within one year following consummation of the Conversion, although the OTS under its current policies may approve a request to repurchase shares of Common Stock following the six-month anniversary of the Conversion. During the second and third years following consummation of the Conversion, the Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or
(iv) purchases that are part of an open-market stock repurchase program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause the Association to become undercapitalized and the Association provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.

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

 The OTS may permit stock repurchases in excess of such amounts prior to the third anniversary of the Conversion if exceptional circumstances are shown to exist.

                     RESTRICTIONS ON ACQUISITION OF THE COMPANY
                                AND THE ASSOCIATION

GENERAL

     As described below, certain provisions in the Company's Articles of Incorporation and Bylaws and in the Company's and the Association's proposed benefit plans, together with provisions of Louisiana corporate law and OTS regulations, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Association.

RESTRICTIONS IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     GENERAL. A number of provisions of the Company's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Articles of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     LIMITATION ON VOTING RIGHTS. Article 10.A of the Company's Articles of Incorporation provides that for a period of five years from the date of the Conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company.
The term "person" is broadly defined to prevent circumvention of this restriction.

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     The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by the Company or the Association and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's entire Board of Directors. In the event that shares are acquired in violation of Article 10.A, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

     BOARD OF DIRECTORS. Article 6.B of the Articles of Incorporation of the Company contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management of the Company." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Cumulative voting in the election of directors is not permitted.

     Directors may be removed without cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 75% of the total votes eligible to be cast by stockholders, and with cause by the affirmative vote of a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the Company. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the Board of Directors is present, and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed.

     Article 6.F of the Articles of Incorporation governs nominations for election to the Board, and requires all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, the principal executive offices of the Company not later than 60 days prior to the anniversary date of the

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immediately preceding annual meeting, provided that, with respect to the first scheduled annual meeting following completion of the Conversion, notice must be received no later than the close of business on the 10th day following the date on which notice of such meeting is mailed to stockholders, and provided further that the notice by the stockholder must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting. Each such notice shall set forth (a) as to each person whom the stockholder proposes to nominate as a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company's stock beneficially owned by such person on the date of the stockholder notice; and (iv) such other information regarding such person as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (b) as to the stockholder giving the notice, (i) such stockholder's name and address, as they appear on the Company's books, and, to the extent known by the stockholder giving the notice, (ii) the name and address of any other stockholders supporting such nominees; and (iii) the class and number of shares of the Company's stock beneficially owned by any other stockholders supporting such nominees, on the date of such stockholder notice.

     Article 8.A of the Articles of Incorporation provides that a director or officer of the Company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the Company's directors and officers for (a) any breach of the director's or officer's duty of loyalty to the Company or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to stockholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude stockholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

     The Company's Articles of Incorporation also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Company's Board of Directors, provided

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that the indemnified person undertakes to repay the Company if it is ultimately determined that such person was not entitled to indemnification.

     The rights of indemnification provided in the Company's Articles of Incorporation are not exclusive of any other rights which may be available under the Company's Bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the Articles of Incorporation authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, whether or not the Company would have the power to provide indemnification to such person. By action of the Board of Directors, the Company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the Articles of Incorporation and Bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the Company to attract and retain the best personnel available.

     The provisions regarding director elections and other provisions in the Articles of Incorporation and Bylaws are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The effect of these provisions will be to generally require at least two (and possibly three) annual stockholders' meetings, instead of one, to effect a change in control of the Board of Directors of the Company even if holders of a majority of the Company's capital stock believed that a change in the composition of the Board of Directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of the Company's management and policies and facilitate long-range planning for the Company's business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

     The procedures regarding stockholder nominations will provide the Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies resisting such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in the best interests of the Company or its stockholders.

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     AUTHORIZED SHARES.  Article 4 of the Articles of Incorporation
authorizes the issuance of 25,000,000 shares of stock, of which 5,000,000 shares shall be shares of serial Preferred Stock, and 20,000,000 shall be Common Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

     SPECIAL MEETINGS OF STOCKHOLDERS AND STOCKHOLDER PROPOSALS. Article 9.B of the Articles of Incorporation provides that special meetings of the Company's stockholders may only be called by (i) the President, (ii) a majority of the Board of Directors, and (iii) by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law. The Articles of Incorporation also provide that any action permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with the Secretary of the Company.

     Article 9.D of the Company's Articles of Incorporation provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the Conversion, business must be (a) brought before the meeting by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by a stockholder who has given timely and complete notice thereof in writing to the Company. For stockholder proposals to be included in the Company's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Company's proxy materials, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion, such written notice must be received by the Company not later than the close of business on the 10th day following the day on which notice of the meeting was first mailed to stockholders; and provided further, that the written notice must be received by the Company not later than the close

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of business on the fifth day preceding the date of the meeting.  A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have). Any stockholder proposal which is not made in accordance with the provisions of Article 9.D shall not be acted upon at the annual meeting.

     The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of the Company or its stockholders.

     AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS. Article 11 of the Company's Articles of Incorporation generally provides that any amendment of the Articles of Incorporation must be first approved by a majority of the Board of Directors and then by the holders of a majority of the shares of the Company entitled to vote in an election of directors, except that the approval of 75% of the shares of the Company entitled to vote in an election of directors is required for any amendment to Articles 6 (directors), 7 (preemptive rights), 8 (indemnification), 9 (meetings of stockholders and stockholder proposals), 10 (restrictions on acquisitions) and 11 (amendments).

     The Bylaws of the Company may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws.

LOUISIANA CORPORATE LAW

     In addition to the provisions contained in the Company's Articles of Incorporation, the Louisiana Business Corporation Law ("BCL") includes certain provisions applicable to Louisiana corporations, such as the Company, which may be deemed to have an anti-takeover effect. Such provisions include
(i) rights of stockholders to receive the fair value of their shares of stock following a control transaction from a controlling person or group and (ii) requirements relating to certain business combinations.


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

     The BCL provides that any person who acquires "control shares" will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (1) all the votes entitled to be cast by stockholders and (2) all the votes entitled to be cast by stockholders excluding "interested shares". "Control shares" is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges: (a) 20% or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of stockholders. "Interested shares" includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights, all stockholders have dissenters' rights entitling them to receive the "fair cash value" of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

     The BCL defines a "Business Combination" generally to include (a) any merger, consolidation or share exchange of the corporation with an "Interested Shareholder" or affiliate thereof, (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation's outstanding stock or of the corporation's net worth to any Interested Shareholder or affiliate thereof in any 12-month period, (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation's outstanding stock to any Interested Shareholder or affiliate thereof, except in certain circumstances, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or affiliate thereof, or (e) any reclassification of the corporation's stock or merger which increases by 5% or more the ownership interest of the Interested Shareholder or any affiliate thereof. "Interested Shareholder" includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation's outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

     Under the BCL, a Business Combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative vote of at least each of the following: (1) 80% of the total outstanding voting stock of the corporation; and (2) two-thirds of the outstanding voting stock held by persons other than the Interested Shareholder. However, the supermajority vote requirement shall not be applicable if the Business Combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the Board of Directors prior to the time that the Interested Shareholder first became an Interested Shareholder.

     The BCL authorizes the board of directors of Louisiana business corporations to create and issue (whether or not in connection with the issuance of any of its shares or other securities) rights and options granting to the holders thereof (1) the right to convert shares

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or obligations into shares of any class, or (2) the right or option to purchase shares of any class, in each case upon such terms and conditions as the Company may deem expedient.

ANTI-TAKEOVER EFFECTS OF THE ARTICLES OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN THE CONVERSION

     The foregoing provisions of the Articles of Incorporation and Bylaws of the Company and Louisiana law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Company's Common Stock.

     The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

     Despite the Board of Directors' belief as to the benefits to the Company's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

     The Board of Directors of the Company and the Association are not aware of any effort that might be made to acquire control of the Company or the Association.

REGULATORY RESTRICTIONS

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior

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

approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

                    DESCRIPTION OF CAPITAL STOCK OF THE COMPANY
GENERAL

     The Company is authorized to issue 25,000,000 shares of capital stock, of which 20,000,000 are shares of common stock, par value $.01 per share (the "Common Stock") and 5,000,000 are shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Company currently expects to issue up to a maximum of 2,990,000 shares of Common Stock and no shares of Preferred Stock in the Conversion. Each share of the Company's Common Stock issued in the Conversion will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock issued in the Conversion. Upon payment of the Purchase Price for the Common Stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the Conversion.

     THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

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

COMMON STOCK

     DIVIDENDS. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     VOTING RIGHTS. Upon completion of the Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Louisiana law or the Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Association," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Association, the Company, as the sole holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights"), all assets of the Association available for distribution. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The Common Stock is not subject to any required redemption.

PREFERRED STOCK

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion

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

rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                    EXPERTS

     The financial statements of the Association as of December 31, 1995 and 1994 and for each of the years ended December 31, 1995 and 1994 included in this Prospectus have been included herein in reliance upon the report of LaPorte, Sehrt, Romig & Hand, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     RP Financial has consented to the publication herein of the summary of its report to the Association and the Company setting forth its opinion as to the estimated pro forma market value of the Common Stock to be outstanding upon completion of the Conversion and its opinion with respect to subscription rights.

                              CHANGE IN AUDITORS

     Prior to the fiscal year ended December 31, 1994, the Association's financial statements were audited by Spilsbury, Hamilton, Legendre and Paciera. The engagement of Spilsbury, Hamilton, Legendre and Paciera was terminated and Laporte, Sehrt, Romig and Hand, was engaged in January 1994, and remains as the independent auditors of the Association. The decision to change auditors was approved by the Board of Directors of the Association. The Bank's financial statements as of December 31, 1995 and 1994, and for each of the years in the two-year period ended December 31, 1995, and included in this Prospectus, were audited by Laporte, Sehrt, Romig and Hand.

     During fiscal 1994 and 1993, there were no disagreements between the Association and Spilsbury, Hamilton, Legendre and Paciera on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Spilsbury, Hamilton, Legendre and Paciera, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. During fiscal 1994 and 1993, Spilsbury, Hamilton, Legendre and Paciera did not issue any adverse opinion with respect to the Association's financial statements or any disclaimer of opinion or any opinion which was qualified or modified as to uncertainty, audit scope or accounting principles.

     During 1994 and 1993, the Association did not consult Laporte, Sehrt, Romig and Hand prior to such firm's engagement with respect to: the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on the Association's financial statements; or, any matter that was the subject of either a disagreement or a reportable event, in each case, as defined in
Item 304(a) of Regulation S-K under the Exchange Act.

                            LEGAL AND TAX OPINIONS

     The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Association and the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to the Association and the Company. The Louisiana income tax consequences of the Conversion will be passed upon for the Association and the Company by LaPorte, Sehrt, Romig & Hand, Metairie, Louisiana. Certain legal matters will be passed upon for Webb by Silver, Freedman & Taff, L.L.P., Washington, D.C.

                            ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates.
The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document. This Prospectus contains a description of the material provisions of such contracts or documents.

     The Association has filed an Application for Conversion with the OTS and OFI with respect to the Conversion. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the OTS located at 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039.

     If the Company has more than 500 stockholders upon completion of the Conversion, the Company will register its Common Stock with the SEC under
Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. If the Company has less than 500 stockholders, it will be subject to certain annual and periodic reporting requirements under Section 15(d) of the Exchange Act for so long as it has 300 or more stockholders. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

     A copy of the Articles of Incorporation and the Bylaws of the Company are available without charge from the Company.

                        INDEX TO FINANCIAL STATEMENTS

                                                                    PAGE
                                                                    ----
Independent Auditor's Report. . . . . . . . . . . . . . . . . . .    F-1

Statements of Financial Condition as of September 30, 1996
    and December 31, 1995 and 1994. . . . . . . . . . . . . . . .    F-2

Statements of Income for the nine months ended
    September 30, 1996 and 1995 and for the
    years ended December 31, 1994 and 1995. . . . . . . . . . . .     38

Statements of Changes in Equity for the nine months
    ended September 30, 1996 and 1995 and for
    the years ended December 31, 1995 and 1994. . . . . . . . . .     F-4

Statements of Cash Flows for the nine months ended
    September 30, 1996 and 1995 and for the
    years ended December 31, 1995 and 1994. . . . . . . . . . . .     F-5

Notes to Financial Statements . . . . . . . . . . . . . . . . . .     F-7


    All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

    Because GS Financial Corp. was incorporated in December 1996, has not issued any shares of capital stock and has engaged in only minimal activities, the financial statements of the Company have been omitted because of their immateriality.

                                 GUARANTY SAVINGS AND
                                HOMESTEAD ASSOCIATION

                                  SEPTEMBER 30, 1996






                            Audits of Financial Statements

                                  September 30, 1996

                                         and

                              December 31, 1995 and 1994

                                   C O N T E N T S


Independent Auditor's Report                                        F-1

Statements of Financial Condition as of
     September 30, 1996 (Unaudited) and December 31,
     1995 and 1994                                            F-2 - F-3

Statements of Changes in Equity For The Nine Months
     Ended September 30, 1996 (Unaudited) and the Years
     Ended December 31, 1995 and 1994                               F-4

Statements of Cash Flows For The Nine Months Ended
     September 30, 1996 and 1995 (Unaudited) and the
     Years Ended December 31, 1995 and 1994                   F-5 - F-6

Notes to Financial Statements                                 F-7 - F-29

                  GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                      STATEMENTS OF FINANCIAL CONDITION

                                   ASSETS


                                                            September 30,              December 31,
                                                            -------------        -----------------------

                                                                1996               1995           1994
                                                            -------------        --------       --------
                                                             (Unaudited)


CASH AND CASH EQUIVALENTS
  Cash and Amounts Due from Depository Institutions         $   395,538        $   861,991    $ 1,276,556
    Interest-Bearing Deposits in Other Banks                  2,302,527            243,186        843,596
    Federal Funds Sold                                        6,000,000          1,250,000        500,000
                                                            -----------        -----------    -----------

              Total Cash and Cash Equivalents                 8,698,065          2,355,177      2,620,152
                                                            -----------        -----------    -----------

Time Deposits                                                        -                  -         113,308
                                                            -----------        -----------    -----------

INVESTMENT SECURITIES
    Securities Held-to-Maturity (Fair Value of
         $30,440,028 in 1995 and $31,745,816 in 1994)                -         30,100,334      32,306,999
    Securities Available-for-Sale, at Fair Value             23,068,105         3,259,475       3,189,116
                                                            -----------        ----------     -----------

              Total Investment Securities                    23,068,105        33,359,809      35,496,115
                                                            -----------        ----------     -----------

Mortgage-Backed Securities (Fair Value of
    $7,008,606 (unaudited), $6,305,035 and $5,557,902 )
    at September 30, 1996, December 31, 1995 and
    December 31, 1994, respectively                           7,298,654         6,367,347       6,063,250
Loans, Net                                                   43,058,009        39,888,418      40,041,997
Accrued Interest Receivable                                     526,298           506,820         495,568
Premises and Equipment, Net                                   2,779,257         2,670,581       2,644,072
Foreclosed Real Estate, Net                                          -             23,971          37,327
Real Estate Held-for-Investment                                  94,647            94,763              -
Stock in Federal Home Loan Bank, at Cost                        717,600           686,900         644,300
Prepaid Income Tax - Current                                    157,122            22,346          23,976
Deferred Charges                                                 78,186            22,630          27,125
Other Assets                                                     45,282            40,983          42,800
                                                            -----------       -----------     -----------

              Total Assets                                  $86,521,225       $86,039,745     $88,249,990
                                                            -----------       -----------     -----------
                                                            -----------       -----------     -----------


   The accompanying notes are an integral part of these financial statements.

                      LIABILITIES AND EQUITY CAPITAL

                                                   September 30,           December 31,
                                                   -------------    ---------------------------
                                                        1996            1995           1994
                                                   -------------    ------------  -------------
                                                    (Unaudited)


LIABILITIES
  Deposits                                           $60,494,560     $60,945,112    $64,642,176
  Advance Payments by Borrowers
    for Taxes and Insurance                              413,443         506,442        548,271
  Deferred Income Tax                                    425,161         297,610        157,481
  Other Liabilities                                      687,804         344,215         63,453
                                                     -----------     -----------    -----------
      Total Liabilities                               62,020,968      62,093,379     65,411,381
                                                     -----------     -----------    -----------

EQUITY CAPITAL
  Retained Earnings                                   23,822,268      23,457,486     22,585,139
  Unrealized Gain on Securities Available-for-Sale,
    Net of Applicable Deferred Income Tax                677,989         488,880        253,470
                                                     -----------     -----------    -----------

      Total Equity Capital                            24,500,257      23,946,366     22,838,609
                                                     -----------     -----------    -----------













      Total Liabilities and Equity Capital           $86,521,225     $86,039,745    $88,249,990
                                                    ------------     -----------    -----------
                                                    ------------     -----------    -----------


                         GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                           STATEMENTS OF CHANGES IN EQUITY CAPITAL
                   Nine Months Ended September 30, 1996 (Unaudited) and
                        The Years Ended December 31, 1995 and 1994



                                                             Unrealized
                                                         Gain on Securities
                                                         Available-for-Sale,
                                                          Net of Applicable          Total
                                         Retained              Deferred             Equity
                                         Earnings             Income Tax            Capital
                                       -----------        -------------------     -----------
BALANCES AT DECEMBER 31, 1993          $21,590,854             $309,715           $21,900,569

Net Income -
    Year Ended December 31, 1994           994,285                 -                  994,285

Reduction in Unrealized Gain
    on Securities                            -                  (56,245)              (56,245)
                                       -----------             --------           -----------

BALANCES AT DECEMBER 31, 1994           22,585,139              253,470            22,838,609

Net Income -
    Year Ended December 31, 1995           872,347                 -                  872,347

Increase in Unrealized Gain
    on Securities                            -                  235,410               235,410
                                       -----------             --------           -----------

BALANCES AT DECEMBER 31, 1995           23,457,486              488,880            23,946,366

Net Income (Unaudited)                     364,782                                    364,782

Increase in Unrealized Gain
    on Securities                            -                  189,109               189,109

                                       -----------             --------           -----------
BALANCE AT SEPTEMBER 30, 1996
     (UNAUDITED )                      $23,822,268             $677,989           $24,500,257
                                       -----------             --------           -----------
                                       -----------             --------           -----------


The accompanying notes are an integral part of these financial statements.

                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                            STATEMENTS OF CASH FLOWS

                                                               For the Nine Months Ended          For The Years Ended
                                                                     September 30,                     December 31,
                                                              ---------------------------       ---------------------------
                                                                 1996             1995             1995             1994
                                                              ----------       ----------       ----------       ----------
                                                                      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                  $  364,782       $  858,211       $  872,347       $  994,285
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Depreciation                                                91,491           92,749          128,009          107,559
      Discounts Accretion Net of Premium Amortization           (323,157)        (666,032)        (857,480)        (753,117)
      Provision for Losses                                        14,027              -             12,107           28,156
      Gain on Sale of Real Estate Held-for-Investment                -                -                -            (14,237)
      Loss on Sale of Loans                                          -                -                -             10,168
      Loss on Disposal of Fixed Assets                               -              6,168            6,168              -
      (Gain) on Sale of Foreclosed Real Estate                    (7,325)         (11,006)         (11,181)         (10,065)
      Loss on Sale of Investments                                100,464              -                -                -
      (Increase) Decrease in Prepaid Income Taxes - Current     (134,776)          46,605            1,630           45,563
      Deferred Income Tax                                         29,861              -             18,829           26,858
      Changes in Operating Assets and Liabilities:
         (Increase) Decrease in Accrued Interest Receivable      (19,478)          (7,182)         (11,252)           7,625
         (Increase) Decrease in Deferred Charges                 (55,556)         (52,590)           4,495           (4,014)
         Increase in Other Liabilities                           343,589          388,385          280,762            2,328
         (Increase) Decrease in Other Assets                      (4,299)        (171,797)           1,817           34,945
                                                              ----------       ----------       ----------       ----------
               Net Cash Provided by Operating Activities         399,623          483,511          446,251          476,054
                                                              ----------       ----------       ----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net Decrease (Increase) in Time Deposits                           -            113,308          113,308           (3,918)
  Purchase of Held-to-Maturity Securities                            -        (25,375,281)     (31,810,501)     (38,200,000)
  Proceeds from Maturities of Held-to-Maturity Securities            -         26,900,000       34,800,000       40,516,754
  Proceeds from Sale of Held-to-Maturity Securities            6,888,437              -                -                -
  Purchase of Available-for-Sale Securities                  (16,957,787)      (1,457,710)      (2,138,845)      (1,800,000)
  Proceeds from Maturities of Available-for-Sale Securities   21,600,000        2,300,000        2,800,000        2,453,444
  Purchases of Mortgage-Backed Securities                     (2,435,822)        (490,000)        (865,769)        (980,000)
  Proceeds from Maturities of Mortgage-Backed Securities       1,513,328          417,396          563,427        1,028,302
  (Purchase) of ARM Mutual Fund                                 (738,267)             -           (301,942)             -
  Proceeds from Sales of Loans and Investment Securities             -                -                -             26,917
  Loan (Originations) or Principal Repayments - Net           (3,183,618)        (138,618)         141,472          578,932
  Purchases of Premises and Equipment                           (195,751)         (65,168)        (255,449)      (1,618,914)
  Proceeds from Sales of Foreclosed Real Estate                      -                -             82,605          245,428
  Investment in Foreclosed Real Estate                           (15,161)             -            (58,069)        (242,240)
  Proceeds from Sale of Foreclosed Real Estate                    46,457           67,188              -                -
  Non-Cash Dividend - FHLB                                       (30,700)         (31,700)         (42,600)         (29,400)
  Investment in Real Estate Held-for-Investment                   (4,300)             -                -                -
  Proceeds from Sale of Real Estate Held-for-Investment              -                -                -             73,794
                                                              ----------       ----------       ----------       ----------
               Net Cash Provided by Investing Activities       6,486,816        2,239,415        3,027,637        2,049,099
                                                              ----------       ----------       ----------       ----------

The accompanying notes are an integral part of these financial statements.

                      GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                               STATEMENTS OF CASH FLOWS

                                       For the Nine Months Ended   For The Years Ended
                                              September 30,            December 31,
                                       --------------------------  ----------------------
                                           1996          1995        1995         1994
                                       -----------   ------------  ----------   ---------
                                                (Unaudited)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net (Decrease) in Deposits             (450,552)    (2,971,161)  (3,697,034)  (2,789,999)
  Net Increase (Decrease) in
    Advance Payments by Borrowers
    for Taxes and  Insurance              (92,999)       (38,273)     (41,829)       1,965
                                       ----------    ------------  ----------  -----------

           Net Cash (Used in)
             Financing Activities        (543,551)    (3,009,434)  (3,738,863)  (2,788,034)
                                       ----------    ------------  ----------  -----------
NET CASH EQUIVALENTS                    6,342,888       (286,508)    (264,975)    (262,881)

CASH AND CASH EQUIVALENTS -
Beginning of Year                       2,355,177      2,620,152    2,620,152    2,883,033
                                       ----------    ------------  ----------  -----------

CASH AND CASH EQUIVALENTS -
End of Year                            $8,698,065    $ 2,333,644   $2,355,177   $2,620,152
                                       ==========    ===========  ===========   ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash Paid During the Year for:
     Interest                          $1,962,507    $ 2,006,688   $2,663,904   $2,408,343
     Income Taxes                         379,623        393,353      459,353      469,265
  Loans Transferred to Foreclosed
   Real Estate During the Year                  -         32,820       68,957       13,700
  Premises and Equipment (Former
     Branch Location)
     Transferred to Real Estate
     Held-for-Investment
     at Cost Net of Accumulated
     Depreciation                               -              -       94,763            -
   Unrealized Gain on Securities
     Available-for-Sale Credited to
     Equity Capital as a Result of
     the Adoption of SFAS 115           1,028,564        597,993      740,728      384,046

The accompanying notes are an integral part of these financial statements.

                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                  The Years Ended December 31, 1995 and 1994

NOTE A
     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     BUSINESS
          The Association provides financial services primarily to individuals, and is subject to competition from other financial institutions. The Association is also subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by those regulatory authorities.

     BASIS OF FINANCIAL STATEMENT PRESENTATION
          The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Management independently determines the allowance for losses on loans based on an evaluation of the loan history and the condition of the underlying properties. In connection with the determination of the allowances for losses on foreclosed real estate, management obtains independent appraisals for all properties.

          While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     INVESTMENT SECURITIES
          At December 31, 1994, the Association adopted Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires the classification of securities into one of three categories: Trading, Available-for-Sale or Held-to-Maturity. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates this classification periodically.

          Investment securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Marketable securities classified as available-for-sale are carried at fair value in 1995 and 1994. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in equity capital effective December 31, 1994, in accordance with the adoption of SFAS 115. Cost of securities sold is recognized using the specific identification method.

                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                  The Years Ended December 31, 1995 and 1994

NOTE A
     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     MORTGAGE-BACKED SECURITIES
          Mortgage-backed securities represent participating interests in pools of first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity. Management intends and has the ability to hold such securities to maturity. Should any be sold, cost of securities sold is determined using the specific identification method.

     LOANS
          Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

          Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.

          Loans are placed on nonaccrual when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income, and thereafter interest is recognized only to the extent of payments received.

          The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

     PROPERTY AND EQUIPMENT
          Office property and equipment are carried at cost. Depreciation is computed using the straight-line method, over the estimated useful lives of those properties and equipment acquired prior to 1981.

          Property and equipment acquired after 1980 but before 1987 are depreciated under the Accelerated Cost Recovery System. Property and equipment acquired after 1986 are depreciated under the Modified Accelerated Cost Recovery System. The depreciation under these methods does not differ materially from that calculated in accordance with generally accepted accounting principles.

          When these assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization is removed from the accounts, and any resulting gain or loss is reflected in income for the period.

                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                  The Years Ended December 31, 1995 and 1994

NOTE A
     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     FORECLOSED REAL ESTATE
          Foreclosed real estate includes formally foreclosed property. At the time of foreclosure, foreclosed real estate is recorded at the lower of the Association's cost or the asset's fair value, which becomes the property's new basis. Costs incurred in maintaining foreclosed real estate are included in income (loss) or foreclosed real estate.

     REAL ESTATE HELD-FOR-INVESTMENT
          Real estate held-for-investment consists of a former branch location and is carried at amortized costs.

     INCOME TAXES
          Effective January 1, 1994, the Association adopted SFAS 109, "Accounting for Income Taxes." Under SFAS 109, the liability method is used in accounting for income taxes.

          Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

          The Association is exempt from Louisiana income tax.

     PENSION PLAN
          The Association has a Simplified Employee Pension (SEP) plan covering substantially all employees. It is the policy of the Association to fund the plan at a percentage, based on annual profits, of total compensation of plan participants, not to exceed the maximum allowable for Federal income tax purposes.

     STATEMENTS OF CASH FLOWS
          The Association considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks and Federal funds sold to be cash equivalents for purposes of the statements of cash flows.

     USE OF ESTIMATES
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                  The Years Ended December 31, 1995 and 1994

NOTE A
     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     INTERIM FINANCIAL STATEMENTS
          The financial statements for the nine months period ended September 30, 1996 and all related footnote information for that period are unaudited and reflect all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the Association's results of operations and cash flows.


NOTE B
     INVESTMENT SECURITIES
          As discussed in Note A, the Association adopted SFAS 115 December 31, 1994. Prior to December 31, 1994, the Association classified securities as held-for-sale securities (available-for-sale) and investment securities (held-to-maturity) based on criteria which did not differ significantly from that required by SFAS 115.

          Securities available-for-sale consist of the following:

                                                Gross       Gross
                                  Amortized   Unrealized  Unrealized    Fair
                                     Cost        Gains      Losses      Value
                                  ----------- ----------  ---------- -----------
                                                   (Unaudited)

     SEPTEMBER 30, 1996

        U. S. Government
           and Federal Agencies  $20,964,083  $  195,942   $ 7,221   $21,152,804
        Adjustable Rate Mortgage
           Mutual Fund             1,040,209        -        3,530     1,036,676
        FHLMC Common Stock            35,250     843,375       -         878,625
                                 -----------  ----------  ---------- -----------

                                 $22,039,542  $1,039,317   $10,752   $23,068,105
                                 -----------  ----------  ---------- -----------
                                 -----------  ----------  ---------- -----------

          Securities held-to-maturity consist of the following:

                                                Gross       Gross
                                  Amortized   Unrealized  Unrealized    Fair
                                     Cost        Gains      Losses      Value
                                  ----------- ----------  ---------- -----------

     DECEMBER 31, 1995

        U. S. Government
           and Federal Agencies  $30,100,334  $  366,733   $ 27,039  $30,440,028
                                 -----------  ----------  ---------- -----------
                                 -----------  ----------  ---------- -----------

     DECEMBER 31, 1994:

        U. S. Government
           and Federal Agencies  $32,306,999   $  22,727   $583,910  $31,745,816
                                 -----------  ----------  ---------- -----------
                                 -----------  ----------  ---------- -----------

                      GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                              NOTES TO FINANCIAL STATEMENTS
                Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                      The Years Ended December 31, 1995 and 1994

NOTE B
     INVESTMENT SECURITIES (CONTINUED)

          Securities available-for-sale consist of the following:

                                                           Gross           Gross
                                      Amortized         Unrealized       Unrealized        Fair
                                         Cost              Gains           Losses          Value
                                     -----------       ------------     ------------    -----------
     DECEMBER 31, 1995

        U.S. Government
           and Federal Agencies      $ 2,181,555        $   24,478      $    -          $ 2,206,033
        Adjustable Rate Mortgage
           Mutual Fund                   301,942              -              -              301,942
        FHLMC Common Stock                35,250           716,250           -              751,500
                                     -----------        ----------     -------------    -----------

                                     $ 2,518,747        $  740,728      $    -          $ 3,259,475
                                     -----------        ----------     -------------    -----------
                                     -----------        ----------     -------------    -----------

     DECEMBER 31, 1994:

        U.S. Government
           and Federal Agencies      $ 2,769,820        $      985      $  36,188       $ 2,734,616
        FHLMC Common Stock                35,250           419,250           -              454,500
                                     -----------        ----------     -------------    -----------

                                     $ 2,805,070        $  420,235      $  36,188       $ 3,189,116
                                     -----------        ----------     -------------    -----------
                                     -----------        ----------     -------------    -----------


       The following is a summary of maturities of securities held-to-maturity and available-for-sale.


                                                    September 30, 1996
                                                        (Unaudited)
                                 ----------------------------------------------------------
                                        Securities                     Securities
                                     Held-to-Maturity               Available-for-Sale
                                 ------------------------       ---------------------------
                                 Amortized                      Amortized
                                    Cost       Fair Value          Cost         Fair Value
                                 ---------     ----------       -----------     -----------
     Amounts Maturing in:
      One Year or Less           $   -         $    -           $ 9,451,772     $10,321,645
      After One Year
       Thru Five Years               -              -           10,586,760      10,693,366
      After Five Years
       Thru Ten Years                -              -             2,001,010       2,053,094
                                 ---------     ----------       -----------     -----------

                                 $   -         $    -           $20,039,542     $23,068,105
                                 ---------     ----------       -----------     -----------
                                 ---------     ----------       -----------     -----------


                 GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                       NOTES TO FINANCIAL STATEMENTS
       Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                 The Years Ended December 31, 1995 and 1994


NOTE B
     INVESTMENT SECURITIES (CONTINUED)

                                                                                December 31, 1995
                                                      -------------------------------------------------------------------
                                                               Securities                             Securities
                                                            Held-to-Maturity                      Available-for-Sale
                                                      ------------------------------        -----------------------------
                                                      Amortized                             Amortized
                                                         Cost            Fair Value            Cost            Fair Value
                                                      -----------        -----------        ----------        -----------
     Amounts Maturing in:
          One Year or Less                            $17,617,589        $17,674,403        $1,520,466        $2,238,881
          After One Year
           Thru Five Years                             11,184,051         11,357,438           799,131           811,844
          After Five Years
           Thru Ten Years                               1,298,694          1,408,187           199,150           208,750
                                                      -----------        -----------        ----------        ----------
                                                      $30,100,334        $30,440,028        $2,518,747        $3,259,475
                                                      -----------        -----------        ----------        ----------
                                                      -----------        -----------        ----------        ----------


                                                                                December 31, 1994
                                                      -------------------------------------------------------------------

                                                               Securities                             Securities
                                                            Held-to-Maturity                      Available-for-Sale
                                                      ------------------------------        -----------------------------
                                                      Amortized                             Amortized
                                                         Cost            Fair Value            Cost            Fair Value
                                                      -----------        -----------        ----------        -----------
     Amounts maturing in:
          One Year or Less                            $21,219,234        $21,131,997        $1,807,640        $2,227,678
          After One Year
           thru Five Years                             10,588,394         10,130,631           798,396           780,625
          After Five Years
           thru Ten Years                                 499,371            483,188           199,034           180,813
                                                      -----------        -----------        ----------        ----------
                                                      $32,306,999        $31,745,816        $2,805,070        $3,189,116
                                                      -----------        -----------        ----------        ----------
                                                      -----------        -----------        ----------        ----------

          Accrued interest receivable on available-for-sale investment securities at September 30, 1996 was $273,257. Accrued interest receivable on available-for-sale and held-to-maturity investment securities at December 31, 1995 was $23,180 and $262,300. Accrued interest receivable on available-for-sale and held-to-maturity investment securities at December 31, 1994 was $23,180 and $238,040, respectively.

          In September, 1996, the Association sold investment securities held-to-maturity with a book value of $6,988,911 for $6,888,447. This resulted in a loss of $100,464. During 1995 and 1994, the Association had no sales of securities available-for-sale.

                    GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
            Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                    The Years Ended December 31, 1995 and 1994

NOTE B
     INVESTMENT SECURITIES (CONTINUED)

          There were no securities transferred between classifications during 1995 and 1994.

          Included in other assets are two equity securities being carried at cost of $27,228. The fair market value for these securities approximate cost.


NOTE C
     MORTGAGE-BACKED SECURITIES
          Mortgage-backed securities consist of the following:

                                               Gross        Gross
                                 Amortized   Unrealized   Unrealized   Fair
                                   Cost        Gains        Losses     Value
                                 ---------   ----------   ----------- --------
                                                  (Unaudited)

     SEPTEMBER 30, 1996:

         FNMA                    $3,064,893   $ 1,211     $112,140  $2,953,964
         FHLMC                    4,233,761     6,429      185,548   4,054,642
                                 ----------   -------     --------  ----------

                                 $7,298,654   $ 7,640     $297,688  $7,008,606
                                 ----------   -------     --------  ----------
                                 ----------   -------     --------  ----------


                                               Gross        Gross
                                 Amortized   Unrealized   Unrealized   Fair
                                    Cost        Gains       Losses     Value
                                 ----------  -----------  ---------- --------
     DECEMBER 31, 1995:

         FNMA                    $1,772,462   $ 3,480     $ 17,224  $1,758,718
         FHLMC                    4,594,885    12,588       61,156   4,546,317
                                 ----------   -------     --------  ----------

                                 $6,367,347   $16,068     $ 78,380  $6,305,035
                                 ----------   -------     --------  ----------
                                 ----------   -------     --------  ----------

     DECEMBER 31, 1994:

         FNMA                    $1,909,550   $  -        $195,322  $1,714,228
         FHLMC                    4,153,700      -         310,026   3,843,674
                                 ----------   -------     --------  ----------

                                 $6,063,250   $  -        $505,348  $5,557,902
                                 ----------   -------     --------  ----------
                                 ----------   -------     --------  ----------


                     GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                           NOTES TO FINANCIAL STATEMENTS
            Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                        The Years Ended December 31, 1995 and 1994


NOTE C
     MORTGAGE-BACKED SECURITIES (CONTINUED)

          The amortized cost and fair value of mortgage-backed securities at September 30, 1996, December 31, 1995 and December 31, 1994 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                         Amortized             Fair
                                            Cost               Value
                                         ---------           ---------

                                                 (Unaudited)
  SEPTEMBER 30, 1996

  Mortgage-Backed Securities Maturing:

    In One Year or Less                   $  106,499         $  110,823
    After One Year Thru Five Years         3,860,230          3,712,240
    After Five Years Thru Ten Years          994,506          1,005,535
    After Ten Years                        2,337,419          2,219,834
                                         -----------         ----------
                                          $7,298,654         $7,048,432
                                         -----------         ----------
                                         -----------         ----------

                                         Amortized             Fair
                                            Cost               Value
                                         ---------           ---------

  DECEMBER 31,1995

  Mortgage-Backed Securities Maturing:
    In One Year or Less                   $  704,440         $  709,300
    After One Year Thru Five Years         3,118,629          3,091,529
    After Five Years Thru Ten Years            -                  -
    After Ten Years                        2,544,278          2,504,206
                                         -----------         ----------
                                          $6,367,347         $6,305,035
                                         -----------         ----------
                                         -----------         ----------

  DECEMBER 31, 1994

  Mortgage-Backed Securities Maturing:
    In One Year or Less                   $   -              $    -
    After One Year Thru Five Years         3,311,340          3,119,596
    After Five Years Thru Ten Years           -                   -
    After Ten Years                        2,751,910          2,438,306
                                         -----------         ----------
                                          $6,063,250         $5,557,902
                                         -----------         ----------
                                         -----------         ----------



There were no sales of mortgage-backed securities in 1996, 1995 or 1994.

                     GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                           NOTES TO FINANCIAL STATEMENTS
            Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                        The Years Ended December 31, 1995 and 1994

NOTE D
   LOANS
     Loans at September 30, 1996, December 31, 1995 and 1994 are summarized as follows:



                                                                December 31,
                                         September 30,  --------------------------
                                              1996          1995          1994
                                         -------------  -----------   ------------
                                          (Unaudited)

   Loans Secured by First Mortgages
    on Real Estate:
     Conventional                        $41,378,072    $38,449,360    $38,236,565
     FHA and VA                              540,570        675,223        854,273
     Construction                            411,545          --             --
     Commercial Real Estate                  441,959        484,451        601,319
     Other                                   154,282        145,631        181,500
                                         -----------    -----------    -----------
       Total Real Estate Loans            42,926,428     39,754,665     39,873,657

   Consumer Loans
     Second Mortgage                         289,974        266,530        349,573
     Loans on Deposits                       173,383        186,460        160,835
                                        ------------    -----------    -----------
                                          43,389,785     40,207,655     40,384,065
                                        ------------    -----------    -----------

   Allowance for Loan Losses                (337,482)      (323,455)      (345,348)
   Net Deferred Loan Origination Costs         5,706          4,218          3,280
                                        ------------    -----------    -----------
                                         $43,058,009    $39,888,418    $40,041,997
                                        ------------    -----------    -----------
                                        ------------    -----------    -----------



     An analysis of the allowance for loan losses as follows:

                                     Nine Months Ended         Years Ended
                                       September 30,          December 31,
                                  ---------------------   -------------------
                                     1996        1995       1995        1994
                                   --------    --------   -------    --------
                                        (Unaudited)

   Balance, Beginning of Year    $323,455    $345,348   $345,348   $369,680
   Provision for Losses            14,027        -        12,107     20,785
   Loans Charged Off, Net            -        (10,001)   (34,000)   (45,117)
                                 --------    ---------  --------   --------
   Balance, End of Year          $337,482    $335,347   $323,455   $345,348
                                 --------    ---------  --------   --------
                                 --------    ---------  --------   --------

                GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                The Years Ended December 31, 1995 and 1994

NOTE D
     LOANS (CONTINUED)

          The Financial Accounting Standards Board issued SFAS 114, "Accounting by Creditors for Impairment of a Loan, as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures", which is effective for fiscal years beginning after December 15, 1994. This statement establishes standards, including the use of discounted cash flow techniques, for measuring the impairment of a loan when it is probable that the contractual terms will not be met.

          The Association adopted SFAS 114 on January 1, 1995. Adoption of this standard had no impact on the Association's net income, stockholders' equity or total assets.

          At September 30, 1996, December 31, 1995 and 1994, the Association had loans totaling approximately $355,003, $337,867 and $378,600, respectively, for which impairment had been recognized. The allowance for loan losses related to these loans totaled $121,400, $123,400 and $143,000 at September 30, 1996, December 31, 1995 and 1994, respectively. During the year ended December 31, 1995, the amount of interest income that would have been recorded on loans in nonaccrual status at December 31, 1995, had such loans performed in accordance with their terms, was approximately $16,881. The actual interest income recorded on these loans during the year ended December 31, 1995 was approximately $-0-. Such interest foregone during the nine months ended September 30, 1996 was approximately $18,975.

          In the ordinary course of business, the Association has and expects to continue to have transactions, including borrowings, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. Loans to such borrowers are summarized as follows:

                                    September 30,              December 31,
                                       1996                -------------------
                                    -----------              1995       1994
                                    (Unaudited)            --------   --------

     Balance, Beginning of Year       $224,412             $383,069   $336,308
     Net Decrease                      (15,203)            (158,657)    46,761
                                    -----------            --------   --------

     Balance, End of Year             $209,209             $224,412   $383,069
                                    ----------             --------   --------
                                    ----------             --------   --------


          The Association's lending activity is concentrated within the metropolitan New Orleans area. The economy in the area has been affected because of the economic decline in oil and gas related businesses. The Association's major emphasis in lending has been the origination of permanent single-family dwelling loans, and such loans comprise the majority of the Association's loan portfolio.

                GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                The Years Ended December 31, 1995 and 1994


NOTE E
     ACCRUED INTEREST RECEIVABLE
          Accrued interest receivable at September 30, 1996, December 31, 1995 and 1994 consists of the following:


                                    September 30,              December 31,
                                        1996               ------------------
                                    -------------            1995      1994
                                     (Unaudited)           --------  -------
          Loans                       $218,094            $190,700   $202,197
          Mortgage-Backed Securities    34,948              30,640     29,811
          Investments and Other        273,256             285,480    263,560
                                     ---------            --------   --------
               Totals                 $526,298            $506,820   $495,568
                                     ---------            --------   --------
                                     ---------            --------   --------


NOTE F
     PREMISES AND EQUIPMENT
          A summary of premises and equipment follows:


                                      September 30,              December 31,
                                                             -------------------
                                           1996                1995        1994
                                      -------------          ---------   -------
                                       (Unaudited)


     Land                                $780,616            $780,616   $800,616
     Buildings and Improvements         2,060,145           1,900,647  1,828,048
     Furniture, Fixture and Equipment     382,131             345,880    378,503
     Leasehold Improvements                 -                    -        43,683
                                     --------------         ---------  ---------
                                        3,222,892           3,027,143  3,050,850
     Accumulated Depreciation
       and Amortization                  (443,635)           (356,562)  (406,778)
                                     --------------         ---------  ---------

                                       $2,779,257          $2,670,581 $2,644,072
                                     --------------         ---------  ---------
                                     --------------         ---------  ---------


          Depreciation expense for the nine months ended September 31, 1996 was $87,075. Depreciation expense for the years ended December 31, 1995 and 1994 was $128,022 and $107,559, respectively.

                GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                     NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                The Years Ended December 31, 1995 and 1994

NOTE G
     FORECLOSED REAL ESTATE
          A comparative summary of foreclosed real estate is as follows:


                                            September 30,         December 31,
                                                             -------------------
                                                1996           1995        1994
                                           --------------    --------   ---------
                                            (Unaudited)


     Acquired in Settlement of Loans        $   -            $23,971     $37,327
     Less:  Allowance for Losses on
          Foreclosed Real Estate                -               -           -
                                           -------------    ---------   ---------
                                            $   -           $23,971     $37,327
                                           -------------    ---------   ---------
                                           -------------    ---------   ---------


          An analysis of the allowance for losses on foreclosed real estate is as follows:

                                         Nine Months Ended              Year Ended
                                           September 30,                December 31,
                                         -----------------             --------------
                                           1996      1995              1995    1994
                                         -------   -------           -------  -------
                                            (Unaudited)


     Balance, Beginning of Year         $  -     $  -               $  -      $10,191
     Provision for Losses                  -        -                  -         -
     Charge-Offs, Net                      -        -                  -      (10,191)
                                        -------  -------            -------  --------

     Balance, End of Year               $  -     $  -               $  -     $   -
                                        -------  -------            ------   --------
                                        -------  -------            ------   --------





NOTE H
     REAL ESTATE HELD-FOR-INVESTMENT
          Real estate held-for-investment at December 31, 1995 consists of a former branch location as summarized below.

                                                September 30,      December 31,
                                                   1996                1995
                                                -------------     --------------
                                                 (Unaudited)

     Land                                          $70,000           $70,000
     Building and Improvements                     117,528           113,228
                                                ------------     ---------------
                                                   187,528           183,228
     Accumulated Depreciation                      (92,881)          (88,465)
                                                ------------     ---------------
                                                    94,647            94,763
     Allowance for Losses                             -                 -

                                                ------------     ---------------
                                                   $94,647           $94,763
                                                ------------     ---------------
                                                ------------     ---------------


                            GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                                  NOTES TO FINANCIAL STATEMENTS
                   Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                           The Years Ended December 31, 1995 and 1994

NOTE I

     DEPOSITS

       Deposit account balances at September 30, 1996, December 31, 1995 and 1994, are summarized as follows:




                                              Weighted             Nine Months Ended              Years Ended
                                              Average               September 30,                 December 31,
                                                                                      -------------------------------------
                                              Rate at                   1996                1995                1994
                                                                  -----------------   -----------------   -----------------
                                    9/30/96  12/31/95  12/31/94  Amount    Percent   Amount    Percent   Amount    Percent
                                    -------  --------  --------  ------    -------   ------    -------   ------    -------

                                  (Unaudited)                        (Unaudited)


Balance by Interest Rate:
   Regular Savings Accounts          4.00%     3.25%     3.75% $24,009,715   39.69%  $24,119,701   39.58% $26,365,116   40.79%
   Certificate of Deposit:           5.05%     4.94%     4.24%  36,484,845   60.31    36,825,411   60.42   38,277,060   59.21
                                                               -----------  ------   -----------  ------  -----------  ------

                                                               $60,494,560  100.00   $60,945,112  100.00  $64,642,176  100.00
                                                               -----------  ------   -----------  ------  -----------  ------
                                                               -----------  ------   -----------  ------  -----------  ------

Certificate accounts maturing
    Under 12 months                                             29,192,738   80.01    28,164,704   76.48   30,221,752   78.96
    12 months to 24 months                                       4,624,821   12.68     5,994,982   16.28    6,290,857   16.44
    24 months to 36 months                                       2,431,642    6.66     2,272,634    6.17    1,323,374    3.46
    36 months to 48 months                                         235,644     .65       272,486     .74      156,452     .41
    48 months to 60 months                                             -         0       120,605     .33      284,625     .74
                                                               -----------   -----  ------------   -----  -----------   -----


                                                               $36,484,845  100.00%  $36,825,411  100.00% $38,277,060  100.00%
                                                               -----------   -----  ------------   -----  -----------   -----
                                                               -----------   -----  ------------   -----  -----------   -----


                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                  The Years Ended December 31, 1995 and 1994


NOTE I
     DEPOSITS (CONTINUED)

          The aggregate amount of certificates with a minimum balance of $100,000 was approximately $1,362,915, $1,053,966 and $888,565 at September
     30, 1996 and December 31, 1995 and 1994, respectively.

          Interest expense for each of the following periods is as follows:

                              Nine Months Ended               Year Ended
                                 September 30,               December 31,
                              -----------------           -----------------
                                1996        1995          1995         1994
                              ------------------          -----------------
                                  (Unaudited)

          Certificates       $1,378,123   $1,326,345    $1,784,221   $1,509,028
          Passbook Savings      584,384      680,343       879,683      897,980
                             ----------   ----------    ----------   ----------

                             $1,962,507   $2,006,688    $2,663,904   $2,407,008
                             ----------   ----------    ----------   ----------
                             ----------   ----------    ----------   ----------



          The Association held deposits of approximately $948,700, $917,916 and $1,188,882 for officers and directors at September 30, 1996, December 31, 1995 and 1994, respectively.


NOTE J
     FEDERAL INCOME TAXES
          As discussed in Note A, the Association adopted SFAS 109 effective January 1, 1994. Prior year financial statements were restated with no cumulative effect adjustment at adoption required.

          The provision for income taxes for 1995 and 1994 consists of the following:

                                                                 Year Ended
                                                                December 31,
                                           September 30,  ---------------------
                                                1996         1995        1994
                                           -------------  ---------  ----------
                                            (Unaudited)

          Current Federal Tax Expense        $ 184,477      $439,205    $502,545
          Deferred Federal Tax Expense          60,370        40,636      26,859
                                           -------------   ---------  ----------

                                             $ 244,847      $479,841    $529,404
                                           -------------   ---------  ----------
                                           -------------   ---------  ----------

                    GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
               Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                       The Years Ended December 31, 1995 and 1994



NOTE J
     FEDERAL INCOME TAXES (CONTINUED)

          The provision for Federal income taxes differs from that computed by applying Federal statutory rates to income (loss) before Federal income tax expense, as indicated in the following analysis:

                                                          December 31,
                                    September 30,   ---------------------------
                                        1996           1995             1994
                                    -------------   ------------     -----------
                                     (Unaudited)

     Expected Tax Provision
       at a 34% Rate                 $   207,274    $  459,740       $  518,054
     Effect of Tax-Exempt Income          (2,249)       (2,570)          (2,228)
     Effect of Net Loan and R/E/O
       Losses Charged
       Directly to Tax Bad Debt
       Reserve                            35,053        36,303           35,609
     (Decrease) in Deferred Tax
       Asset Valuation Allowance           4,769       (13,632)         (22,031)
                                     -----------     ---------        ----------
                                     $   244,847     $ 479,841        $ 529,404
                                     -----------     ---------        ---------
                                     -----------     ---------        ---------


          Deferred tax liabilities have been provided for taxable or deductible temporary differences related to unrealized gains on available-for-sale securities, deferred loan costs, depreciation and non-cash Federal Home Loan Bank dividends. Deferred tax assets have been provided for taxable or deductible temporary differences related to the reserves for uncollected interest and late charges, deferred loan fees, allowance for loan losses, the allowance for losses on foreclosed real estate and the allowance for losses on real estate held-for-investment. The net deferred tax assets or liabilities in the accompanying statements of financial condition include the following components:

                                                          December 31,
                                    September 30,   ---------------------------
                                        1996           1995             1994
                                    ------------    -----------      ----------
                                     (Unaudited)

     Deferred Tax Liabilities       $    (433,520)  $  (305,310)     $ (166,102)
     Deferred Tax Assets                  123,103       117,675         132,228
     Deferred Tax Asset
       Valuation Allowance               (114,744)     (109,975)       (123,607)
                                    --------------  ------------     -----------

      Net Deferred Tax
        Assets or (Liabilities)     $    (425,161)  $  (297,610)     $ (157,481)
                                    --------------  ------------     -----------
                                    --------------  ------------     -----------


                    GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
               Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                       The Years Ended December 31, 1995 and 1994


NOTE J
     FEDERAL INCOME TAXES (CONTINUED)

          Included in retained earnings at September 30, 1996, December 31, 1995 and 1994 is approximately $4,944,337, $4,940,983 and $4,958,086, respectively in bad debt reserves for which no deferred Federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $1,681,075, $1,679,900 and $1,685,750 for September 30, 1996, December 31,
     1995 and 1994.


NOTE K
     PENSION PLAN
          The Association established a Simplified Employee Pension (SEP) plan in 1993, covering substantially all employees.

          The present plan (SEP) was funded in 1994 at 12% of total compensation
     of plan participants.   The total expense (contributions) amounted to
     $127,566 and $125,361 for the years ended December 31, 1995 and 1994, respectively. There was no pension expense at September 30, 1996.


NOTE L
     FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT OF 1989 (FIRREA)
          FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

          FIRREA was signed into law on August 9, 1989. Regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the Federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestments grade corporate debt and certain other investments. FIRREA also increases the required ration of housing-related assets in order to qualify as a savings institution.

                       GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                            NOTES TO FINANCIAL STATEMENTS
            Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                       The Years Ended December 31, 1995 and 1994


NOTE L

     FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT OF 1989 (FIRREA) (CONTINUED)


          The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum 4% core/leverage capital ratio, a minimum 4% tier 1 risk-based ratio, and a minimum 8% total risk-bases capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. The ability to include qualifying supervisory goodwill for purposes of the core/leverage capital and tangible capital was phased out by July 1, 1995.

          The following table sets out the Association's various regulatory capital categories at September 30, 1996, December 31, 1995 and 1994.


                                      1996                        1995                         1994
                              -----------------------      ----------------------       ----------------------
                              Dollars      Percentage      Dollars     Percentage       Dollars     Percentage
                              -------      ----------      -------     ----------       -------     ----------
                            (Thousands)                  (Thousands)                  (Thousands)

Tangible Capital              $23,822         27.79        $23,457       27.26%          $22,839       25.9%
Tangible Equity               $23,822         27.79        $23,457       27.26%          $22,839       25.9%
Core/Leverage Capital         $23,822         27.79        $23,457       27.26%          $22,839       25.9%
Tier 1 Risk-Based Capital     $23,822         78.38        $23,680       92.80%          $22,585       90.3%
Total Risk-Bases Capital      $24,038         80.10        $23,680       91.75%          $22,499       90.0%


NOTE M

     REGULATORY CAPITAL

          The following is a reconciliation of generally accepted accounting principles (GAAP) net income and capital to regulatory capital for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association.

                                      Net Income              Capital
                                  Nine Months Ended            as of
                                  September 30, 1996     September 30, 1996
                                  ------------------     ------------------
                                                (In Thousands)


     Per GAAP                       $365                       $24,500
                                    ----                       -------
                                    ----                       -------

     Total Assets                                              $86,521
                                                               -------
                                                               -------
     Capital Ratio                                               28.32%
                                                                 -----
                                                                 -----

                       GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                            NOTES TO FINANCIAL STATEMENTS
            Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                       The Years Ended December 31, 1995 and 1994

NOTE M

     REGULATORY CAPITAL (CONTINUED)

                                                            Core/       Tier 1         Total
                                    Tangible     Tangible  Leverage    Risk-Based    Risk-Based
                                    Capital       Equity    Equity      Capital       Capital
                                    --------     --------  --------    ----------    -----------

     Per GAAP                        $24,500      $24,500   $24,500      $24,500       $24,500
     Assets Required
      to be Deducted
       Unrealized Gain
        on Securities
        Available-for-Sale              (678)        (678)     (678)        (678)         (678)
     General Valuation
      Allowance                                                                            216
                                     -------      -------   -------      -------       -------
     Regulatory Capital
      Measure                        $23,822      $23,822   $23,822      $23,822       $24,038
                                     -------      -------   -------      -------       -------
                                     -------      -------   -------      -------       -------

     Adjusted Total
          Assets                     $86,521      $86,521   $86,521
                                     -------      -------   -------
                                     -------      -------   -------

     Risk-Weighted
          Assets                                                         $30,010       $30,010
                                                                         -------       -------
                                                                        -------       -------
     Capital Ratio                     27.79%       27.79%    27.79%       79.38%        80.10%

     Required Ratio                     1.50%        2.00%     3.00%        4.00%         8.00%
                                        ----         ----      ----         ----          ----
                                        ----         ----      ----         ----          ----

     Required Capital                $ 1,298                $ 2,596                    $ 2,408
                                     -------                -------                    -------
                                     -------                -------                    -------

     Excess Capital                  $22,524                $21,226                    $21,630
                                     -------                -------                    -------
                                     -------                -------                    -------


                                      Net Income             Capital
                                      Year Ended              as of
                                    December 31, 1995    December 31, 1995
                                    -----------------    -----------------
                                                (In Thousands)

     Per GAAP                             $872                $23,946
                                           ---                -------
                                           ---                -------

     Total Assets                                             $86,040
                                                              -------
                                                              -------

     Capital Ratio                                              27.83%
                                                              -------
                                                              -------

                       GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                            NOTES TO FINANCIAL STATEMENTS
            Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                       The Years Ended December 31, 1995 and 1994

NOTE M
     REGULATORY CAPITAL (CONTINUED)

                                                            Core/       Tier 1         Total
                                    Tangible     Tangible  Leverage    Risk-Based    Risk-Based
                                    Capital       Equity    Equity      Capital       Capital
                                    --------     --------  --------    ----------    -----------


     Per GAAP                        $23,946      $23,946   $23,946      $23,946       $23,946
     Assets Required
      to be Deducted
       Unrealized Loss
        on Securities
        Available-for-Sale              (489)        (489)     (489)        (489)         (489)
        Other                                                                             (467)
     General Valuation
      Allowance                                                                            200
                                     -------      -------   -------      -------       -------

     Regulatory Capital
      Measure                        $23,457      $23,457   $23,457      $23,457       $23,190
                                     -------      -------   -------      -------       -------
                                     -------      -------   -------      -------       -------

     Adjusted Total
      Assets                         $86,040      $86,040   $86,040
                                     -------      -------   -------
                                     -------      -------   -------
     Risk-Weighted
      Assets                                                             $25,275       $25,275
                                                                         -------       -------
                                                                         -------       -------

     Capital Ratio                     27.35%       27.35%    27.35%       92.81%        93.60%

     Required Ratio                     1.50%        2.00%     3.00%        4.00%         8.00%
                                        ----         ----      ----         ----          ----
                                        ----         ----      ----         ----          ----
     Required Capital                $ 1,291                $ 2,581                    $ 2,022
                                     -------                -------                    -------
                                     -------                -------                    -------
     Excess Capital                  $22,166                $20,876                    $21,635
                                     -------                -------                    -------
                                     -------                -------                    -------


NOTE N

     COMMITMENTS AND CONTINGENCIES

          In the normal course of business, the Association has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The principal commitments of the Association are as follows:

     LOAN COMMITMENTS:

          Outstanding mortgage loan commitments as of September 30, 1996, December 31, 1995 and 1994 were approximately $967,055, $318,460 and $756,500, respectively. These commitments are for first mortgage loans at a fixed rate.

                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                  The Years Ended December 31, 1995 and 1994


NOTE N
     COMMITMENTS AND CONTINGENCIES (CONTINUED)

     INVESTMENT COMMITMENTS:
          Outstanding commitments to purchase investment securities as of December 31, 1995 were approximately $300,000.

     SAIF COMMITMENT
          During 1995 legislation was proposed by Congress to recapitalize the Savings Association Insurance Fund (SAIF). The Association has accrued $413,324 toward this commitment at September 30, 1996. The charge is to be paid in December, 1996.


NOTE O
     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
          The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

          The Association's exposure to credit loss in the event of nonperformance by the other party to these financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (see Note N). The Association uses the same credit policies making commitments as it does for on-balance sheet instruments.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained varies and is based on management's credit evaluation of the counterparty.


NOTE P
     CONCENTRATION OF CREDIT RISK
          The Association has deposits in another financial institution for more than the insured limit. The Association is required to keep a minimum compensating balance of approximately $250,000.

                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                  The Years Ended December 31, 1995 and 1994


NOTE Q
     DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
          On January 1, 1995, the Association adopted SFAS 107, "Disclosures about Fair Value of Financial Instruments", which requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. These derived fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rates.
     Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent market quotes and, in many cases, the estimated fair values would not necessarily be realized in an immediate sale or settlement of the instrument. The disclosure requirements of SFAS 107 exclude certain financial instruments and all nonfinancial instruments. Accordingly, the aggregate fair value amounts presented do not represent management's estimation of the underlying value of the Association.

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

          The carrying amount of cash and short term investments approximate the fair value.

            For investment securities and mortgage-backed securities fair value is based on quoted market prices.

          For mortgage loan receivables the fair values is based on discounted cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk.

          The fair value of savings deposits is equal to the amount payable at the date of the financial statements.

          For certificates of deposit, fair value is estimated based on current rates for deposits of similar remaining maturities.

          The fair value of loan commitments is estimated using fees that would be charged to enter similar agreements, taking into account (1) the remaining terms of the agreement, (2) the creditworthiness of the borrowers, and (3) for fixed rate commitments, the difference between current interest rates and committed rates.

                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                  The Years Ended December 31, 1995 and 1994


NOTE Q
     DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          Estimated fair values of the financial instruments are as follows:

                                                                   1995
                                           ------------------------------------------------------
                                                  September 30,              December 31,
                                           -------------------------- ---------------------------
                                              Carrying       Fair        Carrying       Fair
                                               Amount        Value        Amount        Value
                                           ------------   -----------   -----------   -----------
                                                                               (Unaudited)



     Financial Assets

       Cash and Short-Term Investment       $ 8,698,000   $ 8,698,000   $ 2,355,000   $ 2,355,000
       Investment Securities                 23,068,000    23,068,000    33,360,000    33,700,000
       Mortgage-Backed Securities             7,299,000     7,009,000     6,367,000     6,305,000
       Loans (Net of Loan Allowance)         43,058,000    45,040,000    39,888,000    42,907,000


     Financial Liabilities

          Deposits                          $60,495,000   $63,889,000   $60,873,000   $60,913,000


     Unrecognized Financial
       Instruments

       Commitments to Extend Credit         $   967,000   $   971,000   $   318,000   $   332,000

NOTE R
     ADOPTION OF  PLAN OF CONVERSION
          On October 10, 1996, the Board of Directors of GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION adopted a Plan of Conversion ("the Plan"), which proposes the conversion of the Association from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association to be known as "Guaranty Savings and Homestead Association" (the "Association", in its mutual or stock form, as the sense of the reference requires) and the concurrent issuance of its capital stock to G S Financial Corporation. ("the newly formed Holding Company").

                   GUARANTY SAVINGS AND HOMESTEAD ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
          Nine Months Ended September 30, 1996 and 1995 (Unaudited) and
                  The Years Ended December 31, 1995 and 1994

NOTE R
     ADOPTION OF  PLAN OF CONVERSION (CONTINUED)

          The Plan provides that non-transferable subscription rights to purchase Common Stock will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to Tax-Qualified Employee Stock Benefit Plans, then to Supplemental Eligible Account Holders, if applicable, then to Other Members, and then to Directors, Officers and Employees. Shares of Common Stock remaining unsold after the Subscription Offering, if any, will be offered for sale to the public through a Community Offering and/or Syndicated Community Offering, as determined by the Boards of Directors of the Holding Company and the Association in their sole discretion.. The common stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the price at which the shares will be sold. The costs of issuing the common stock will be deferred and deducted from the sale proceeds. The Association had incurred no stock issuance costs as of September 30, 1996. If the conversion is not completed, deferred costs will be charged to operations.

          In accordance with OTS Regulations, at the time that the Association converts from a mutual savings and loan association to a stock savings and loan association, the Association will establish a liquidation account with an initial balance equal to the Association's retained earnings as of the date of the latest balance sheet appearing in the prospectus. The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts at the Association after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Association, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Association may not pay dividends if those dividends would reduce retained earnings below the required liquidation account amount.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE ASSOCIATION OR WEBB. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER FOR OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE ASSOCIATION SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                            _____________________

                              TABLE OF CONTENTS
                            _____________________

                                                                       PAGE
                                                                       ----
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Selected Financial and Other Data. . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Proposed Management Purchases. . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . .
Market for Common Stock. . . . . . . . . . . . . . . . . . . . . . .
Regulatory Capital . . . . . . . . . . . . . . . . . . . . . . . . .
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .
Pro Forma Data . . . . . . . . . . . . . . . . . . . . . . . . . . .
Statements of Income . . . . . . . . . . . . . . . . . . . . . . . .
Management's Discussion and Analysis of Financial Condition
  and Results of Operations. . . . . . . . . . . . . . . . . . . . .
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Taxation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Management of the Company. . . . . . . . . . . . . . . . . . . . . .
Management of the Association. . . . . . . . . . . . . . . . . . . .
The Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . .
Restrictions on Acquisition of the Company and the
  Association. . . . . . . . . . . . . . . . . . . . . . . . . . . .
Description of Capital Stock of the Company. . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Change in Auditors . . . . . . . . . . . . . . . . . . . . . . . . .
Legal and Tax Opinions . . . . . . . . . . . . . . . . . . . . . . .
Additional Information . . . . . . . . . . . . . . . . . . . . . . .
Index to Financial Statements. . . . . . . . . . . . . . . . . . . .

UNTIL _________ __, 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               2,990,000 Shares
                             (Anticipated Maximum)


                               GS FINANCIAL CORP.


                          (PROPOSED HOLDING COMPANY
                        GUARANTY SAVINGS AND HOMESTEAD
                                  ASSOCIATION)


                                  COMMON STOCK


                             _____________________

                                  PROSPECTUS
                             _____________________


                                 ____ __, 1997


                           CHARLES WEBB & COMPANY
                            A Division of Keefe,
                            Bruyette & Woods, Inc.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    In accordance with the Louisiana Business Corporation Law, Article 8 of the Registrant's Articles of Incorporation provides as follows:

    A. PERSONAL LIABILITY OF DIRECTORS AND OFFICERS. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited.

    B. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

    C. ADVANCEMENT OF EXPENSES. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

    D. OTHER RIGHTS. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

    E. INSURANCE. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

    F. SECURITY FUND; INDEMNITY AGREEMENTS. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this
Article 8.

    G. MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

    H. PROCEEDINGS INITIATED BY INDEMNIFIED PERSONS. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    SEC filing fees..................................................  $ 10,420
    OTS filing fees..................................................     8,400
    OFI filing fees..................................................     1,750
    Printing, postage and mailing....................................   115,000
    Legal fees.......................................................    90,000
    Blue Sky legal fees and expenses.................................    18,000
    Agent's management fee...........................................    30,000
    Accounting fees..................................................    50,000
    Agent's out-of-pocket expenses, including legal fees.............    40,000
    Appraiser's fees and expenses....................................    15,250
    Conversion agent fees and expenses...............................    13,500
    Transfer agent and stock certificates............................    12,000
    Miscellaneous....................................................    45,680
                                                                        --------
    TOTAL............................................................  $450,000
                                                                        --------
                                                                        --------

    In addition to the foregoing expenses, Charles Webb & Company will receive fees based on the number of shares of Common Stock sold in the Conversion, plus expenses.

Based upon the assumptions and the information set forth under "Pro Forma Data" and "The Conversion - Marketing and Underwriting Arrangements" in the Prospectus, it is estimated that such fees will amount to $277,815, $331,635, $375,000 and $375,000 in the event that 2,210,000, 2,600,000, 2,990,000 and
3,428,500 shares of Common Stock are sold by the Association in the Conversion, respectively.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Not Applicable.

ITEM 27.  EXHIBITS

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     LIST OF EXHIBITS (filed herewith unless otherwise noted)

 1.1*     Form of Agency Agreement with Trident Securities, Inc.
 2.1      Plan of Conversion
 3.1      Articles of Incorporation of GS Financial Corp.
 3.2      Bylaws of GS Financial Corp.
 4.1      Form of stock certificate of GS Financial Corp.
 5.1*     Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
 8.1*     Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences
 8.2*     Opinion of LaPorte, Sehrt, Romig & Hand regarding Louisiana income tax consequences
 8.3      Opinion of RP Financial, LC regarding subscription rights
10.1      Form of Employment Agreement to be entered into among GS Financial
            Corp., Guaranty Savings and Homestead Association and Donald C.
            Scott
10.2      Form of Employment Agreement to be entered into among GS Financial
            Corp., Guaranty Savings and Homestead Association and Bruce A.
            Scott
10.3      Form of 1997 Stock Option Plan
10.4      Form of 1997 Recognition and Retention Plan and Trust Agreement
16.1*     Letter from former auditors regarding change in auditors
23.1      Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
            Exhibits 5.1 and 8.1, respectively)
23.2      Consent of LaPorte, Sehrt, Romig & Hand
23.3      Consent of RP Financial, LC
24.1      Power of Attorney (included in Signature Page of this Registration
            Statement)
27.1      Financial Data Schedule
99.1      Stock Order Form
99.2      Transmittal letters
99.3      Question and Answer Brochure
99.4*     Form of Proxy
99.5*     Proxy Statement
99.6*     Appraisal Report of RP Financial, LC dated December 20, 1996

_______________
*To be filed by amendment.

ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Metairie, State of Louisiana, on December 26, 1996.

                               GS FINANCIAL CORP.

                               By:   /s/ Donald C. Scott
                                   ____________________________________________
                                   Donald C. Scott, President and
                                     Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Donald C. Scott his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Name                            Title                                     Date
----                            -----                                     ----

/s/ Donald C. Scott
___________________________     President and Chief Executive Officer     December 26, 1996
Donald C. Scott

/s/ Kenneth B. Caldcleugh
___________________________     Director                                  December 26, 1996
Kenneth B. Caldcleugh

/s/ Stephen L. Cory
___________________________     Director                                  December 26, 1996
Stephen L. Cory



             *
___________________________     Director                                  December __, 1996
Bradford A. Glazer

/s/ J. Scott Key
___________________________     Director                                  December 26, 1996
J. Scott Key

             *
___________________________     Director                                  December __, 1996
Victor Kirschman

/s/ Mannie D. Paine, Jr.
___________________________     Director                                  December 26, 1996
Mannie D. Paine, Jr.

/s/ Bruce A. Scott
___________________________     Director and Executive Vice President     December 26, 1996
Bruce A. Scott

/s/ Albert J. Zahn
___________________________     Director                                  December 26, 1996
Albert J. Zahn

/s/ Glenn R. Bartels
___________________________     Controller (also principal financial      December 26, 1996
Glenn R. Bartels                  and accounting officer)

                                    EXHIBIT INDEX

 2.1          Plan of Conversion
 3.1          Articles of Incorporation of GS Financial Corp.
 3.2          Bylaws of GS Financial Corp.
 4.1          Form of stock certificate of GS Financial Corp.
 8.3          Opinion of RP Financial, LC regarding subscription rights
10.1          Form of Employment Agreement to be entered into among GS Financial
              Corp., Guaranty Savings and Homestead Association and Donald C. Scott
10.2          Form of Employment Agreement to be entered into among GS Financial
              Corp., Guaranty Savings and Homestead Association and Bruce A. Scott
10.3          Form of 1997 Stock Option Plan
10.4          Form of 1997 Recognition and Retention Plan and Trust Agreement
23.2          Consent of LaPorte, Sehrt, Romig & Hand
23.3          Consent of RP Financial, LC
24.1          Power of Attorney (included in Signature Page of this Registration
                Statement)
27.1          Financial Data Schedule
99.1          Stock Order Form
99.2          Transmittal Letters
99.3          Question and Answer Brochure
